UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed By a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

JAMES RIVER GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

common stock, par value $0.01 per share, of James River Group, Inc.

(2) Aggregate number of securities to which transaction applies:

(a) 15,138,708 shares of common stock, (b) options to purchase 2,133,787 shares of common stock and (c) warrants to purchase 149,625 shares of common stock.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (a) 15,138,708 shares of common stock multiplied by the merger consideration of $34.50 per share, (b) options to purchase 2,133,787 shares of common stock multiplied by $22.12 (which is the difference between the merger consideration of $34.50 per share and the weighted average exercise price of $12.38 per share), and (c) warrants to purchase 149,625 shares of common stock multiplied by $24.50 (which is the difference between the merger consideration of $34.50 per share and the exercise price of $10.00 per share). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying 0.00003070 by the sum of the preceding sentence.

(4) Proposed maximum aggregate value of transaction:

$573,150,606.94

(5) Total fee paid:

$18,000.00

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

James River Group, Inc.
300 Meadowmont Village Circle, Suite 333
Chapel Hill, North Carolina 27517

October 2, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of James River Group, Inc., which we refer to as James River, to be held at the Courtyard by Marriott Chapel Hill Hotel, 100 Marriott Way, Chapel Hill, North Carolina 27517, on November 6, 2007 at 10:00 a.m. local time.

At the special meeting, we will ask you to (a) approve the adoption of the Agreement and Plan of Merger, dated as of June 11, 2007, which we refer to as the merger agreement, among Franklin Holdings (Bermuda), Ltd., a Bermuda company, which we refer to as Buyer, Franklin Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Buyer, and James River, and (b) approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the adoption of the merger agreement. Buyer is a Bermuda-based holding company and member of the D. E. Shaw group, a global investment management firm.

If the merger is completed, each share of common stock of James River, other than treasury shares and shares as to which appraisal rights have been perfected under Delaware law, will be converted into the right to receive $34.50 in cash, without interest and less any applicable withholding tax, as more fully described in the accompanying proxy statement.

A committee of our board of directors formed to evaluate, among other things, the merger, and consisting entirely of non-management directors, developed the material terms of the merger agreement with the assistance of the board committee’s financial and legal advisors for consideration by our board of directors. Our board of directors has unanimously determined that it is in the best interests of James River and our stockholders to enter into, and approved and declared the advisability of, the merger agreement. Our board of directors unanimously recommends that you vote ‘‘FOR’’ the proposal to approve the adoption of the merger agreement and ‘‘FOR’’ the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting.

The merger may not be completed unless the merger agreement is approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock, voting together as a single class. Stockholders holding approximately 45% of the outstanding shares of our common stock have agreed to vote in favor of the adoption of the merger agreement. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement and the transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement, including the annexes.

Your vote is very important. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or via the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares are held in an account at a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the separate voting instruction form furnished by your broker, bank or other nominee. The enclosed proxy card contains instructions regarding voting.

Thank you for your cooperation and support.

Sincerely,
Richard W. Wright Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated October 2, 2007, and is first being mailed to stockholders on or about October 3, 2007.

James River Group, Inc.
300 Meadowmont Village Circle, Suite 333
Chapel Hill, North Carolina 27517

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 6, 2007

Dear Stockholder:

Notice is hereby given that a special meeting of stockholders of James River Group, Inc., a Delaware corporation, which we refer to as James River or the Company, will be held at the Courtyard by Marriott Chapel Hill Hotel, 100 Marriott Way, Chapel Hill, North Carolina 27517, on November 6, 2007 at 10:00 a.m. local time. The purposes of the special meeting will be:

1.	To consider and vote upon a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of June 11, 2007, which we refer to as the merger agreement, among Franklin Holdings (Bermuda), Ltd., a Bermuda company, which we refer to as Buyer, Franklin Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Buyer, and the Company. Buyer is a Bermuda-based holding company and member of the D. E. Shaw group, a global investment management firm. Upon completion of the merger, each share of common stock of the Company, other than treasury shares and shares as to which appraisal rights have been perfected under Delaware law, will be converted into the right to receive $34.50 in cash, without interest and less any applicable withholding tax.

2.	To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the adoption of the merger agreement.

3.	To transact any other business that may properly come before the special meeting or any adjournment thereof.

A committee of our board of directors formed to evaluate, among other things, the merger, and consisting entirely of non-management directors, developed the material terms of the merger agreement with the assistance of the board committee’s financial and legal advisors for consideration by our board of directors. Our board of directors has unanimously determined that it is in the best interests of the Company and its stockholders to enter into, and approved and declared the advisability of, the merger agreement. Our board of directors unanimously recommends that you vote ‘‘FOR’’ the proposal to approve the adoption of the merger agreement and ‘‘FOR’’ the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting.

The merger may not be completed unless the merger agreement is approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock of the Company, voting together as a single class. Stockholders holding approximately 45% of the outstanding shares of our common stock have agreed to vote in favor of the adoption of the merger agreement. Only stockholders of record on September 26, 2007 are entitled to notice of and to vote at the special meeting or at any adjournment thereof. A list of James River stockholders eligible to vote at the special meeting will be available at our principal offices at 300 Meadowmont Village Circle, Suite 333,

Chapel Hill, North Carolina during normal business hours from October 26 through November 5, 2007, and will also be available at the special meeting and at any adjournment thereof.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or via the Internet. Stockholders who attend the special meeting may revoke their proxies and vote in person.

Please do not send your stock certificates with your proxy. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if their appraisal rights are perfected under Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Annex D to the accompanying proxy statement, and a summary of these provisions can be found under ‘‘Appraisal Rights of Dissenting Stockholders’’ in the accompanying proxy statement.

If you need assistance in submitting your proxy or voting your shares of our common stock, or if you have additional questions about the merger, please call Michael T. Oakes, our Chief Financial Officer, at (919) 883-4171.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement and the annexes thereto carefully.

By Order of the Board of Directors,
Judy D. Young Secretary

Chapel Hill, North Carolina
October 2, 2007

ANNEXES
Annex A — Agreement and Plan of Merger
Annex B — Form of Voting Agreement
Annex C — Opinion of J.P. Morgan Securities Inc.
Annex D — Section 262 of the Delaware General Corporation Law

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. In order to fully understand the merger, the merger agreement and all the transactions contemplated thereby, you should carefully read this entire proxy statement, its annexes and the documents referred to in this proxy statement. We have included page references to direct you to a more complete description of the items in this summary.

References to James River, the Company, we, our or us in this proxy statement refer to James River Group, Inc. and its subsidiaries, unless otherwise indicated by the context. References to the merger agreement in this proxy statement refer to the Agreement and Plan of Merger, dated as of June 11, 2007, among Franklin Holdings (Bermuda), Ltd., Franklin Acquisition Corp. and the Company.

The Parties to the Merger (page 12)

James River Group, Inc.

James River Group, Inc. is a Delaware corporation headquartered in Chapel Hill, North Carolina. We are an insurance holding company that primarily owns and manages specialty property/casualty insurance company subsidiaries with the objective of consistently earning underwriting profits. Each of our two insurance company subsidiaries is rated ‘‘A−’’ (Excellent) by A.M. Best Company. Founded in September 2002, James River wrote its first policy in July 2003 and currently underwrites in two specialty areas: excess and surplus lines in 48 states and the District of Columbia; and workers’ compensation, primarily for the residential construction industry in North Carolina and Virginia.

Franklin Holdings (Bermuda), Ltd.

Franklin Holdings (Bermuda), Ltd., which we refer to in this proxy statement as Buyer, is a newly formed Bermuda-based holding company and member of the D. E. Shaw group. The D. E. Shaw group is a global investment and technology development firm with more than 1,200 employees, approximately $35 billion in aggregate investment capital and offices in North America, Europe and Asia. Buyer has not engaged in any business activities except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

Franklin Acquisition Corp.

Franklin Acquisition Corp., which we refer to in this proxy statement as Merger Sub, is a newly formed Delaware corporation and a direct, wholly owned subsidiary of Buyer. Merger Sub was organized solely for the purpose of completing the merger. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

The Special Meeting (page 13)

Time, Place and Purpose of the Special Meeting

The special meeting will be held on November 6, at 10:00 a.m. local time, at the Courtyard by Marriott Chapel Hill Hotel, 100 Marriott Way, Chapel Hill, North Carolina 27517. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to approve the adoption of the merger agreement and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on September 26, 2007, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date.

Vote Required for Approval of the Merger Agreement and Adjournment

The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock, voting together as a single class, is required to approve the adoption of the merger agreement. The affirmative vote of a majority of the holders of our common stock present or represented by proxy at the special meeting and entitled to vote on the proposal, voting together as a single class, is required to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. As of September 26, 2007, the record date for the special meeting, 15,138,708 shares of our common stock were outstanding. This means that to approve the adoption of the merger agreement, 7,569,355 shares or more must vote in the affirmative at the special meeting.

Concurrently with the execution of the merger agreement, Buyer and Merger Sub entered into separate voting agreements with each of Trident II, L.P., HRWCP 1, L.P. and JRG Seven, LLC, and in each case certain related parties (but none of the individual board members), who we refer to in this proxy statement as the Significant Stockholders. The Significant Stockholders collectively own approximately 45% of the outstanding shares of our common stock. Under the terms of the voting agreements, each of the Significant Stockholders has agreed to vote all of its shares of our common stock in favor of the adoption of the merger agreement. Further, all of our directors and executive officers, who collectively with their respective affiliates, excluding the Significant Stockholders, own an additional approximately 7.8% of the outstanding shares of our common stock, have indicated to us that they intend to vote their shares in favor of the adoption of the merger agreement.

The Merger (page 16)

Background of the Merger

A detailed description of the events which led to the proposed merger, including our discussions with Buyer and other parties, is included in this proxy statement beginning on page 16.

Reasons for the Merger; Recommendation of our Board of Directors

A committee of our board of directors formed to evaluate, among other things, the merger, and consisting entirely of non-management directors, developed the material terms of the merger agreement with the assistance of the board committee’s financial and legal advisors for consideration by our board of directors. Our board of directors has unanimously determined that it is in the best interests of James River and our stockholders to enter into, and approved and declared the advisability of, the merger agreement. A discussion of the factors considered by our board of directors in making such determination is included in this proxy statement beginning on page 37.

Our board of directors unanimously recommends that you vote ‘‘FOR’’ the proposal to approve the adoption of the merger agreement and ‘‘FOR’’ the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting.

Opinion of JPMorgan

Our board of directors and the board committee have received an opinion from J.P. Morgan Securities Inc., which we refer to in this proxy statement as JPMorgan, to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of our common stock is fair, from a financial point of view, to such holders. JPMorgan provided the opinion for the information and assistance of our board of directors and the board committee in connection with their consideration of the transaction, and the opinion is not a recommendation as to how any of our stockholders should vote or act with respect to the merger. The full text of the opinion of JPMorgan which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. We encourage you to carefully read the full text of the opinion.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders. These interests may present actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

The Merger Agreement (page 56)

The Merger

If the merger is completed, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and a wholly owned subsidiary of Buyer. We encourage you to carefully read the merger agreement attached to this proxy statement as Annex A.

Merger Consideration

Subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of our common stock, other than treasury shares and shares as to which appraisal rights may have been perfected under Delaware law, will be canceled and converted into the right to receive $34.50 in cash per share, without interest and less any required withholding taxes, which we refer to in this proxy statement as the merger consideration.

Treatment of Options, Warrants and Notes

Stock Options.    Under the terms of the merger agreement, upon the completion of the merger, each outstanding vested or unvested option to purchase our common stock will be canceled and the holder will be entitled to receive in cash an amount equal to the difference between the merger consideration and the exercise price of each applicable stock option, without interest and less any required withholding taxes.

Warrants.    Under the terms of the merger agreement, upon the completion of the merger, each outstanding warrant to purchase shares of our common stock will be converted into the right to receive, upon exercise of such warrant the merger consideration the holder of such warrant would have been entitled to receive upon completion of the merger if such holder had been, immediately prior to the merger, the holder of the number of shares of our common stock then issuable upon exercise in full of such warrant or, if the holder and the Company agree, canceled and extinguished, and the holder thereof will be entitled to receive, following cancellation an amount in cash equal to the excess of (a) the product of (1) the number of shares of our common stock subject to the warrant and (2) the merger consideration, minus (b) the aggregate exercise price of the warrant, without interest and less any required withholding taxes.

Notes.    If you borrowed funds from the Company to purchase shares of our common stock and any such loan is outstanding, under the terms of the notes evidencing such loans, the outstanding principal amount and accrued and unpaid interest is required to be prepaid in full by wire transfer or certified bank check upon the completion of the merger. However, if the borrower and the Company agree, the borrower may pay such loan by agreeing to reduce the merger consideration otherwise payable to the borrower by the outstanding amount of principal and interest with respect to any such loan.

Conditions to the Merger; Regulatory Approvals

In addition to approval of our stockholders as described in this proxy statement, the merger is subject to regulatory approvals and satisfaction or waiver of other customary closing conditions.

U.S. state insurance laws and regulations generally require that, prior to the direct or indirect acquisition of an insurance company domiciled in that particular jurisdiction, the acquiring company must obtain the approval of the insurance regulatory authority of that jurisdiction. In connection with the merger, filings for regulatory approval are required with the insurance regulatory authorities of North Carolina and Ohio, the states in which the Company’s insurance subsidiaries are domiciled. These filings were made with the insurance regulatory authorities of each of North Carolina and Ohio on July 11, 2007 and September 25, 2007.

Although the Company and Buyer do not expect these regulatory authorities to object to the transaction or otherwise withhold their approval, there is no assurance that the Company and Buyer will obtain all necessary regulatory approvals.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to in this proxy statement as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to in this proxy statement as the DOJ, and the applicable waiting period has expired or been terminated. The Company and Buyer filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on July 11, 2007. On July 20, 2007, the FTC granted early termination of the waiting period under the HSR Act with respect to the merger.

No Financing Condition; Equity Commitment Letter

The merger is not subject to a financing condition. Equity commitments for the full amount of the merger consideration plus funds sufficient to pay all related fees and expenses required to be paid or funded as of or prior to the completion of the merger have been received by Buyer from D. E. Shaw Composite Fund, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C., which we refer to in this proxy statement as the Investors, each an investment fund and member of the D. E. Shaw group, pursuant to a letter agreement entered into concurrently with the execution of the merger agreement, which we refer to in this proxy statement as the equity commitment letter. Under the terms of the equity commitment letter, the Investors have committed to Buyer, severally and not jointly, each in the amount set forth therein, to fund, or to cause to be funded, the aggregate funds necessary to complete the transactions contemplated by the merger agreement. The obligations of each Investor to Buyer to fund, or to cause to be funded, its equity commitment are subject to the prior satisfaction or waiver of the conditions to Buyer’s and Merger Sub’s obligations to effect the merger, as set forth solely in Sections 7.1 and 7.2 of the merger agreement, and the contemporaneous completion of the merger.

Solicitation of Other Offers during the ‘‘Go-Shop’’ Period

Under the terms of the merger agreement, the Company had the right to actively solicit and engage in discussions and negotiations with respect to competing proposals from, and provide non-public information to, third parties through 11:59 p.m., New York time, on August 5, 2007, which we refer to in this proxy statement as the go-shop period. At any time during the go-shop period, subject to the payment of a termination fee (as described in ‘‘The Merger Agreement — Termination of the Merger Agreement’’ and ‘‘The Merger Agreement — Termination Fees and Expenses’’ beginning on page 68 and 69, respectively), our board of directors was permitted to terminate the merger agreement to accept a ‘‘superior proposal’’ (as defined in ‘‘The Merger Agreement — Solicitation of Other Offers’’ beginning on page 66 of this proxy statement), without any obligation to provide notice to or offer Buyer a right to match the proposal. The Company did not receive any competing proposals during the go-shop period.

No Solicitation of Other Offers during the ‘‘No-Shop’’ Period

Under the terms of the merger agreement, after 11:59 p.m., New York time, on August 5, 2007, the Company has agreed not to, and to cause our representatives not to:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers, provide any non-public information or data to any third party that may initiate a takeover proposal, or knowingly make any other efforts or attempts that constitute or would reasonably be expected to lead to, any takeover proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, any takeover proposal;

•	enter into any merger agreement, letter of intent or other agreement providing for or relating to a takeover proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to complete the transactions contemplated by the merger agreement; or

•	agree or publicly propose to do any of the foregoing.

However, if at any time after 11:59 p.m., New York time, on August 5, 2007 and prior to the approval of the merger agreement by our stockholders, which we refer to in this proxy statement as the no-shop period, we receive a bona fide written takeover proposal from any party with whom we were in contact during the go-shop period or an unsolicited takeover proposal from any third party, we are permitted to engage in discussions or negotiations with, or provide any non-public information to, any such party if our board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that such takeover proposal constitutes, or could reasonably be expected to lead to, a superior proposal and the failure to provide non-public information to or engage in discussions or negotiations with, such third party would be inconsistent with our directors’ fiduciary duties under applicable law.

At any time during the no-shop period, subject to the payment of a termination fee and expense reimbursement in certain circumstances (as described in ‘‘The Merger Agreement — Termination of the Merger Agreement’’ and ‘‘The Merger Agreement — Termination Fees and Expenses’’ beginning on page 68 and 69, respectively), our board of directors may (a) effect a recommendation withdrawal (as defined in ‘‘The Merger Agreement — Recommendation Withdrawal; Special Company Termination Rights’’ beginning on page 67) and/or (b) terminate the merger agreement, in either case, if our board of directors determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, except that our board of directors may not take any such action (1) not in connection with a takeover proposal, unless the taking of such action is based on one or more events, changes, circumstances or effects relating to the Company or any of its subsidiaries that occurs on or after June 11, 2007, the date of the merger agreement, and (2) in connection with a takeover proposal, unless our board of directors prior to taking such action provides Buyer copies of the relevant proposed transaction agreements with the party making the takeover proposal, offers Buyer matching rights and determines in good faith, after consultation with its financial advisor and outside counsel, that such takeover proposal constitutes a superior proposal.

Termination of the Merger Agreement

The Company and Buyer each have certain termination rights under the terms of the merger agreement, including the right of either party to terminate the merger agreement if the merger has not been completed on or before December 15, 2007.

In the event that the merger agreement is terminated under certain circumstances, including by the Company in order to enter into a transaction that is a superior proposal or by Buyer or the Company following the Company effecting a recommendation withdrawal not related to the receipt of a superior proposal, we will be required to pay a fee of $11,463,424 to Buyer, and we could have been obligated to pay Buyer a termination fee of $7,164,640, if a termination had occurred during the go-shop period. In addition, if the termination occurs after the expiration of the go-shop period, the Company will under certain circumstances be required to reimburse Buyer for an amount not to exceed $3,582,320 for transaction fees and expenses incurred by Buyer and its affiliates. In the event that the merger agreement is terminated because Buyer and Merger Sub fail to fund the merger consideration following satisfaction or waiver of the conditions to Buyer’s and Merger Sub’s obligations to effect the merger as set forth in the merger agreement or fail to receive the necessary regulatory approvals for the merger, Buyer will be required to pay to the Company a fee of $11,463,424 and to reimburse the Company for an amount not to exceed $3,582,320 for transaction fees and expenses incurred by the Company and its affiliates.

The respective payment obligations of the parties for breaches under the merger agreement and related agreements are capped at $15,045,744, plus interest and collection costs if applicable, which we refer to in this proxy statement as the liability cap.

Under the terms of the equity commitment letter, each of the Investors has agreed, severally and not jointly, to pay its proportionate share, based on its respective portion of the equity commitment, of the termination fee and expense reimbursement owed to the Company if Buyer and Merger Sub fail to do so, subject to its respective share of the liability cap.

Appraisal Rights

Under Delaware law, holders of our common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow the procedures specified under Delaware law will result in the loss of your appraisal rights. For further information, please see ‘‘Appraisal Rights of Dissenting Stockholders’’ beginning on page 77 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement.

Effects on the Company if the Merger is not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, the Company will remain a public company and our common stock will continue to be listed and traded on the NASDAQ Global Market, which we refer to in this proxy statement as NASDAQ. Under specified circumstances described in this proxy statement, we may be required to pay Buyer a termination fee and/or to reimburse Buyer for its out-of-pocket expenses up to an agreed-upon cap. Under other specified circumstances, we may be entitled to receive a termination fee and to reimbursement of our transaction fees and expenses up to the same agreed-upon cap.

Market Price of our Common Stock (page 73)

Our common stock is listed on NASDAQ under the trading symbol ‘‘JRVR’’. On June 8, 2007, which was the last trading day before the Company announced the execution of the merger agreement, our common stock closed at $35.18 per share. On October 1, 2007, which was the most recent practicable trading day prior to the date of this proxy statement, our common stock closed at $32.93 per share. On May 9, 2007 and March 9, 2007, which were the last trading days one month and three months prior to the announcement of the execution of the merger agreement, respectively, our common stock closed at $33.60 and $29.02, respectively.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which we encourage you to read carefully.

Q.	When and where is the special meeting?

A.	The special meeting will be held on November 6, 2007, at 10:00 a.m. local time, at the Courtyard by Marriott Chapel Hill Hotel, 100 Marriott Way, Chapel Hill, North Carolina 27517.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to vote on the adoption of the merger agreement that we have entered into with Buyer and Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company and we will become a wholly owned subsidiary of Buyer. You are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there not sufficient votes at the time of the special meeting to approve the adoption of the merger agreement.

Q.	If the merger is completed, what will I receive for each share of my common stock?

A.	If the merger is completed, you will be entitled to receive $34.50 in cash, without interest and less any applicable withholding tax for each share of our common stock that you own, if you do not perfect appraisal rights under Delaware law.

Q.	If the merger is completed and I am an option holder, what will I receive for my options?

A.	If the merger is completed and you hold vested or unvested options to purchase our common stock, your options will be canceled and you will be entitled to receive in cash an amount equal to the difference between $34.50 and the exercise price of each applicable stock option, without interest and less any required withholding taxes.

Q.	How does James River’s board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that you vote ‘‘FOR’’ the proposal to approve the adoption of the merger agreement and ‘‘FOR’’ the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the adoption of the merger agreement. See ‘‘The Merger — Reasons for the Merger; Recommendation of Our Board of Directors’’ beginning on page 37 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement by our stockholders.

Q.	How many votes do I have?

A.	You have one vote for each share of our common stock you own as of September 26, 2007, the record date for the special meeting.

Q.	May I attend the special meeting in person?

A.	Yes. All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, as of the close of business on September 26, 2007, the record date for the special meeting, may attend the special meeting in person.

Q.	How do I cast my vote?

A.	You may cast your vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepared envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	if you hold your shares in ‘‘street name,’’ following the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted ‘‘FOR’’ the proposal to approve the adoption of the merger agreement and ‘‘FOR’’ the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Can I change or revoke my vote?

A.	You may change or revoke your proxy at any time before the vote is taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying in writing our Secretary, Judy D. Young, at 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or via the Internet, by voting again at a later date by telephone or via the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in ‘‘street name’’ by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will vote your shares only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and will have the same effect as a vote ‘‘AGAINST’’ the adoption of the merger agreement, but will not have an effect on any vote regarding the adjournment of the special meeting.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered differently or are in more than one account, you may receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted. These proxy cards should each be voted and returned separately in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date for the special meeting is earlier than the date the special meeting is being held and earlier than the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $34.50 per share in cash to be paid to our stockholders in the merger. In order to receive the $34.50 per share, you must hold your shares through completion of the merger.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted ‘‘FOR’’ the proposal to adopt the merger agreement and ‘‘FOR’’ the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Should I send in my stock certificates with my proxy?

A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common stock certificates for the merger consideration. If your shares are held in ‘‘street name’’ by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your ‘‘street name’’ shares in exchange for the merger consideration. Please DO NOT send your certificates in now.

Q.	When is the merger expected to be completed?

A.	We are working toward completing the merger and currently expect that the merger will be completed in the fourth quarter of 2007. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, stockholder approval and approvals from the insurance regulatory authorities of North Carolina and Ohio, the domiciliary states of our insurance subsidiaries, must be obtained and other closing conditions must be satisfied or waived.

Q.	Will I owe taxes as a result of the merger?

A.	Yes, if you recognize taxable gain. The merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of our common stock, including holders of options or warrants to purchase our common stock. As a result, to the extent you recognize income or taxable gain, the cash you receive in the merger in exchange for your shares of our common stock, or in exchange for options or warrants to purchase shares of our common stock, will be subject to U.S. federal income tax and also may be taxed under applicable state, local and foreign income and other tax laws. See ‘‘The Merger — Material U.S. Federal Income Tax Consequences’’ beginning on page 51.

We strongly encourage you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock, including in exchange for options or warrants to purchase shares of our common stock, pursuant to the merger.

Q.	Who can help answer my other questions?

A.	If you need assistance in submitting your proxy or voting your shares of common stock, or if you have additional questions about the merger, please call Michael T. Oakes, our Chief Financial Officer, at (919) 883-4171.

Q.	Where can I find more information about James River?

A.	We file reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to in this proxy statement as the SEC. You may obtain a free copy of this proxy statement, as well as all other documents filed by James River with the SEC, at the SEC’s website, http://www.sec.gov or on our website, http://www.james-river-group.com. You may also obtain such documents on request to Michael T. Oakes, Chief Financial Officer, James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina, telephone: (919) 883-4171.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain matters discussed in this proxy statement and the documents we incorporate by reference into this proxy statement are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. These forward-looking statements are based on expectations, estimates, forecasts and projections of future company or industry performance, based on management’s judgment, beliefs, current trends and market conditions, at the time the statement was made. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement as a result of, among other things, risks and uncertainties or if underlying assumptions prove incorrect. Forward-looking statements may be identified by the use of words such as ‘‘will,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ and similar expressions. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this proxy statement. These include, but are not limited to:

•	regulatory approvals necessary for the merger may not be obtained, or necessary regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the Company or cause the parties not to complete the transaction;

•	conditions to the closing of the merger may not be satisfied or waived;

•	the outcome of any legal proceedings initiated against the Company and others following the announcement of the merger cannot be predicted and could delay or prevent the merger;

•	the business of the Company may suffer as a result of uncertainty surrounding the merger;

•	the amount of the costs, fees, expenses and charges related to the merger, including if we are required to pay Buyer a termination fee or reimburse Buyer’s transaction expenses under the terms of the merger agreement or relating to any legal proceedings initiated against the Company and others with respect to the proposed merger; and

•	we may be adversely affected by other economic, business, and/or competitive factors.

Other factors that could cause our actual results to differ materially from those expressed or implied above are discussed under ‘‘Risk Factors’’ in our most recent annual report on Form 10-K and our other filings with the SEC. We undertake no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Stockholders are cautioned not to place undue reliance on these forward-looking statements.

THE PARTIES TO THE MERGER

James River Group, Inc.

James River Group, Inc.
300 Meadowmont Village Circle, Suite 333
Chapel Hill, North Carolina 27517
(919) 883-4171

James River is a Delaware corporation headquartered in Chapel Hill, North Carolina. We are an insurance holding company that primarily owns and manages specialty property/casualty insurance company subsidiaries with the objective of consistently earning underwriting profits. Each of our two insurance company subsidiaries is rated ‘‘A−’’ (Excellent) by A.M. Best Company. Founded in September 2002, James River wrote its first policy in July 2003 and currently underwrites in two specialty areas: excess and surplus lines in 48 states and the District of Columbia; and workers’ compensation, primarily for the residential construction industry in North Carolina and Virginia.

For more information about us, please visit our website at http://www.james-river-group.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also ‘‘Where You Can Find More Information’’ beginning on page 80. Our common stock is publicly traded on NASDAQ under the symbol ‘‘JRVR’’.

Buyer

Franklin Holdings (Bermuda), Ltd.
Clarendon House
2 Church Street
Hamilton HM 11 Bermuda
(441) 295-1422

Buyer is a newly formed Bermuda-based holding company and member of the D. E. Shaw group. The D. E. Shaw group is a global investment and technology development firm with more than 1,200 employees, approximately $35 billion in aggregate investment capital and offices in North America, Europe and Asia. Buyer has not engaged in any business activities except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

Merger Sub

Franklin Acquisition Corp.
c/o D. E. Shaw & Co., L.P.
Tower 45, 39th Floor
120 West 45th Street,
New York, NY 10036
(212) 478-0000

Merger Sub is a newly formed Delaware corporation and a direct, wholly owned subsidiary of Buyer. Merger Sub was organized solely for the purpose of completing the merger. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on November 6, 2007, at 10:00 a.m. local time, at the Courtyard by Marriott Chapel Hill Hotel, 100 Marriott Way, Chapel Hill, North Carolina 27517, or at any adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to approve the adoption of the merger agreement and to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there not sufficient votes at the time of the special meeting to approve the adoption of the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about October 3, 2007.

Record Date and Quorum

The holders of record of our common stock as of the close of business on September 26, 2007, the record date set by our board of directors for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of September 26, 2007, the record date for the special meeting, 15,138,708 shares of our common stock were outstanding.

The holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum. If a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspectors of election appointed for the special meeting. The inspectors of election will determine whether a quorum is present at the special meeting. In the event that a quorum is not present, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval of the Merger Agreement

Each outstanding share of our common stock on the record date entitles the holder to one vote at the special meeting. The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock, voting together as a single class, is required to approve the adoption of the merger agreement. This means that to approve the adoption of the merger agreement, 7,569,355 shares or more must vote in the affirmative at the special meeting. If the required vote is not obtained, the merger will not occur. With respect to the proposal to approve the adoption of the merger agreement, you may vote ‘‘FOR’’, ‘‘AGAINST’’ or ‘‘ABSTAIN’’. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote ‘‘AGAINST’’ the adoption of the merger agreement.

Concurrently with the execution of the merger agreement, Buyer and Merger Sub entered into separate voting agreements with each of the Significant Stockholders, who collectively own approximately 45% of the outstanding shares of our common stock. Under the terms of the voting agreements, each of the Significant Stockholders has agreed to vote all of its shares of our common stock in favor of the adoption of the merger agreement. Further, all of our directors and executive officers, who collectively with their respective affiliates, excluding the Significant Stockholders, own an additional approximately 7.8% of the outstanding shares of our common stock, have indicated to us that they intend to vote their shares in favor of the adoption of the merger agreement.

Brokers who hold shares in street name for customers have the authority to vote on ‘‘routine’’ proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not able to vote those shares. These ‘‘broker non-votes’’ will be counted for purposes of determining a quorum, but will have the same effect as a vote ‘‘AGAINST’’ the adoption of the merger agreement.

Proxies and Revocation

If you are a stockholder of record and submit a proxy by telephone or via the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or as indicated pursuant to such other method of submission. If you sign your proxy card without indicating your vote, your shares will be voted ‘‘FOR’’ the adoption of the merger agreement and ‘‘FOR’’ the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote, except that, unless otherwise indicated on the proxy card:

•	no proxy voted against adoption of the merger agreement will be voted in favor of any adjournment of the special meeting; and

•	no proxy voted against adjournment of the special meeting to solicit additional proxies will be voted in favor of adoption of the merger agreement.

If your shares are held in ‘‘street name’’ by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares. Brokers who hold shares in ‘‘street name’’ for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement, which we refer to in this proxy statement as broker non-votes. Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we received proxies on which holders have noted an abstention from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote ‘‘AGAINST’’ adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You may change or revoke your proxy at any time before the vote is taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying in writing our Secretary, Judy D. Young, at 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or via the Internet, by voting a second time by telephone or via the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

We do not expect that any matter other than the adoption of the merger agreement (and the approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes to approve the adoption of the merger agreement at the time of the special meeting. In order to approve such proposal to adjourn the special meeting, the affirmative vote of a majority of the voting power present at the special meeting and entitled to vote thereat is required, whether or not a quorum exists at the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the proposal to adopt the merger agreement. Our board of directors retains full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any stockholders.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. Our directors, officers and employees may solicit proxies by personal contact, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Appraisal Rights

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that if you exercise your appraisal rights properly, you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, among other things, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Your failure to follow the procedures specified under Delaware law will result in the loss of your appraisal rights. See ‘‘Appraisal Rights of Dissenting Stockholders’’ beginning on page 77 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Michael T. Oakes, our Chief Financial Officer, at (919) 883-4171.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Introduction

We are seeking approval of the adoption of the merger agreement among Buyer, Merger Sub and the Company. If the merger is completed, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and a wholly owned subsidiary of Buyer. In addition, if the merger is completed, we will cease to be a publicly held company. In connection with the merger, each outstanding share of our common stock, other than treasury shares and shares as to which appraisal rights under Delaware law may have been perfected, will be canceled and converted into the right to receive $34.50 in cash per share, without interest and less any required withholding taxes.

Background of the Merger

The specialty property/casualty insurance business segments in which we compete are subject to increased competition from national and Bermuda-based insurers, Lloyd’s underwriters, specialty insurance companies, underwriting agencies and diversified financial services companies. While we believe we have developed our own competitive advantages, many of our competitors have greater financial resources and market recognition than we do.

Based on our management team’s experience in the industry, their knowledge of our competitors’ businesses and strategies and their evaluation of market conditions, our management team has continually sought to position the Company to compete profitably in the various sub-markets in which we participate. As part of this process, our management has had an ongoing and active dialogue with our board of directors regarding industry developments, the Company’s competitive position in the industry and potential strategic transactions.

Our board of directors, together with management, has from time to time evaluated the Company’s strategic direction and ongoing business plans, with a view towards strengthening the Company’s core businesses and increasing stockholder value. As part of its ongoing evaluation, our board of directors has continually considered the full range of opportunities, including potential acquisitions or business combinations, that might enhance stockholder value. During these discussions and investigations regarding the Company’s strategic alternatives, the policy of the Company has been neither to actively seek nor oppose the sale of the Company, but rather to act at all times in the best interests of the Company and its stockholders.

Beginning in late 2005, our management, with the authorization of our board of directors, engaged in specific discussions with several Bermuda-based reinsurance companies, including the company referenced in the following paragraph, regarding potential business combinations, in each case, structured as a stock-for-stock merger, for the purpose of creating a Bermuda-based specialty insurance and reinsurance company that would have international reach. The Company actively explored three such combinations, none of which led to a transaction, largely, management believes due to the Company’s higher relative value, in terms of stock price to book value or stock price to annualized earnings, as compared to the other company, which would have caused, in each case, the proposed transaction to be dilutive to the tangible book value of the Bermuda companies.

Beginning in early 2007, management initiated conversations with two private equity groups regarding the potential financing of an acquisition of a Bermuda-based reinsurance company, followed by a merger of the acquired company with the Company. One of the private equity groups was the private equity arm of the D. E. Shaw group and the other was a consortium of private equity funds. Each of these two potential financing sources entered into a confidentiality agreement with the Company and conducted due diligence on the Company. In early February 2007, at the urging of the Company, the D. E. Shaw group and the consortium of private equity funds decided to combine their efforts and resources and explore a transaction in which they would be co-investors. The Company and these financing sources identified a Bermuda-based reinsurance company and made a non-binding proposal to acquire the potential target in February 2007. The proposal was subsequently rejected by the potential target, also in February 2007.

Thereafter, management of the Company, with the support and encouragement of the board of directors, approached several potential financial and strategic buyers to explore their possible interest in a business combination transaction with the Company. None of such parties expressed an interest in engaging in discussions.

In March 2007, Bryan Martin, the co-head of private equity of the D. E. Shaw group, contacted J. Adam Abram, our chief executive officer, and informed him that the D. E. Shaw group was interested in continuing discussions with the Company about other potential business relationships. At Mr. Martin’s suggestion, Mr. Abram met with him and other representatives of the D. E. Shaw group in person on March 22, 2007. Based on the discussions at this meeting, Mr. Abram believed that the D. E. Shaw group was actively considering making a proposal to acquire the Company. Mr. Abram promptly informed Richard W. Wright, the chairman of our board of directors, and a number of other directors of the discussions and arranged a special meeting of our board of directors on March 28, 2007 to formally update the entire board of directors on the recent discussions with representatives of the D. E. Shaw group.

On March 28, 2007, our board of directors met by telephone conference to discuss the possible proposal by the D. E. Shaw group and related matters. At the invitation of our board of directors, also present at the meeting were representatives of Bryan Cave LLP, which we refer to in this proxy statement as Bryan Cave, outside legal counsel to the Company. At this meeting, Mr. Abram summarized for our board of directors the Company’s previous discussions with representatives of the D. E. Shaw group. In addition, Mr. Abram reported that although he did not know the terms of the possible proposal from the D. E. Shaw group, it was possible that the proposal would include an element providing for the Company’s management to have an interest in the acquiring entity. A representative of Bryan Cave discussed with our board members their legal duties and responsibilities and other related issues in connection with a possible proposal, including a proposal that might contain an element of management participation. Mr. Abram suggested that in anticipation of the possible proposal from the D. E. Shaw group, and in light of the possibility of such a proposal including an element of management participation, our board of directors consider forming a board committee consisting entirely of non-management directors with respect to matters relating to, or arising from, the Company’s strategic alternatives. At this meeting, our board approved the formation of a board committee consisting of Mr. Wright, Matthew Bronfman, James L. Zech and Nicolas D. Zerbib, with Mr. Zerbib serving as chairman, and delegated to the board committee the full power and authority of our board with respect to matters relating to, or arising from, the Company’s strategic alternatives, including the power and authority to:

•	examine, review and consider any potential transaction that may be proposed to the Company;

•	explore strategic alternatives available to the Company;

•	retain counsel and financial and other advisors at the expense of the Company;

•	solicit proposals for a potential transaction, including competing proposals;

•	negotiate a potential transaction with any party;

•	determine whether a potential transaction is fair to and in the best interests of the Company and its stockholders, and make recommendations to our board of directors with respect to any potential transaction to be voted upon by our board of directors; and

•	take any other actions it may determine to be appropriate in connection with the foregoing.

Also at the March 28 meeting, our board of directors authorized (1) the executive officers of the Company, as they deem appropriate, to engage, on their own behalf, in discussions with representatives of the D. E. Shaw group, regarding a potential transaction and (2) the Company to sign a limited conflict waiver, which was requested by the D. E. Shaw group, to allow Ernst & Young LLP to assist the D. E. Shaw group in performing tax, accounting and actuarial due diligence on the Company at the appropriate time, which waiver was requested because Ernst & Young LLP is the Company’s independent registered public accounting firm and had also in the past completed work for the D. E. Shaw group unrelated to the possible proposal to acquire the Company.

Following this board meeting, on March 28, 2007, the general counsel of Stone Point Capital LLC, a private equity firm and the investment manager of Trident II, L.P., a significant stockholder of the Company with which Mr. Zerbib is affiliated, which we refer to in this proxy statement as Stone Point, contacted a representative of Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to in this proxy statement as Skadden Arps, to determine its ability to serve as outside legal counsel to the board committee. During the next several days, Mr. Zerbib and the representative of Stone Point discussed with representatives of Skadden Arps the possible engagement.

On March 30, 2007, Mr. Abram and Michael T. Oakes, our chief financial officer, met in person with representatives of the D. E. Shaw group, including Mr. Martin and Richard Aube, co-head of private equity of the D. E. Shaw group. At this meeting, the representatives of the D. E. Shaw group expressed a continuing interest in potentially making a proposal to acquire the Company. Messrs. Abram and Oakes informed the representatives of the D. E. Shaw group that our board of directors had formed a board committee in anticipation of the possible proposal and that negotiations with regard to any potential transaction would be conducted by the board committee. In addition, at this meeting the representatives of the D. E. Shaw group expressed a desire that the Company’s management remain in place and to explore in due course the possibility of investments by management in the acquiring entity following the consummation of a transaction, in each case subject to agreement by the parties to mutually acceptable terms and conditions. Messrs. Abram and Oakes expressed a general willingness to continue their employment with the Company following any possible transaction. However, the parties agreed at this meeting that the terms of management’s possible continued employment and any possible investment by management in the acquiring entity would not be a condition to a possible transaction. There were no discussions at this meeting about the terms of employment of or compensation for any individuals or of any such investment, and there was no indication from Buyer whether such employment (including any possible change in compensation) or investment opportunities would definitely occur, which members of management would be given any such employment or investment opportunities, or the terms and conditions of any such employment (including any possible change in compensation) or investment opportunities (including with respect to our management as a group or individually).

Over the several days following the March 30, 2007 meeting, Mr. Abram spoke with representatives of the D. E. Shaw group by telephone regarding whether our board of directors would be willing to consider a proposal to acquire the Company. At the instruction of Mr. Zerbib, Mr. Abram expressed to the representatives of the D. E. Shaw group that our board of directors would consider a proposal to acquire the Company on its merits. In addition, Mr. Abram reminded them that all negotiations with the Company should be conducted through the board committee.

On April 2, 2007, members of the board committee met by telephone conference together with, for a portion of the meeting, representatives of Skadden Arps. The purpose of the meeting was to discuss: (1) the scope of the board committee’s authorization granted by our board at its March 28, 2007 meeting; (2) the selection process for the board committee’s legal and financial advisors; and (3) recent discussions between Messrs. Abram and Oakes and representatives of the D. E. Shaw group. At the invitation of Mr. Zerbib, representatives of Skadden Arps discussed, among other matters, their qualifications to serve as legal counsel to the board committee, as well as the board committee’s fiduciary duties in connection with any proposal that might be received from the D. E. Shaw group and the exploration of strategic alternatives for the Company generally. As part of this discussion, representatives of Skadden Arps also discussed the fact that other representatives of Skadden Arps have performed in the past and may continue to perform work for members of the D. E. Shaw group unrelated to the proposed transaction and provided a general description of the nature and extent of the work involved. Following this discussion, at the request of Mr. Zerbib, representatives of Skadden Arps departed the telephone conference. The board committee members then discussed the qualifications of Skadden Arps, including its ability to act for the board committee in an objective and disinterested manner. The board committee members, after reviewing the qualifications of Skadden Arps, as well as the board committee’s belief that any work performed by other representatives of Skadden Arps for members of the D. E. Shaw group would not interfere with Skadden Arps’ ability to act for the board committee in an objective and disinterested manner, determined to engage Skadden Arps as legal counsel to the board committee. Skadden Arps obtained a conflict waiver from the D. E. Shaw group with respect to Skadden Arps’ representation of the board committee, and an engagement letter was subsequently executed between the board committee and Skadden Arps.

Also, on April 2, 2007, Messrs. Bronfman, Zech and Zerbib met in person with Messrs. Wright and Abram, with representatives of Skadden Arps participating by telephone, regarding the selection of a financial advisor for the board committee. They held discussions with representatives of JPMorgan and another nationally recognized investment banking firm to review their qualifications to serve as financial advisor to the board committee. During the JPMorgan meeting, representatives of JPMorgan disclosed the general nature of JPMorgan’s business dealings with the D. E. Shaw group. See ‘‘The Merger — Opinion of JPMorgan — Other Matters’’ beginning on page 45 for a more detailed description of JPMorgan’s relationship and business dealings with the D. E. Shaw group. During the JPMorgan meeting, the representatives of JPMorgan also confirmed that the work previously performed for the D. E. Shaw group was unrelated to the proposed assignment. Following these separate meetings, discussions were held among the members of the board committee regarding the qualifications of each firm, including their ability to act for the board committee in an objective and disinterested manner. The board committee members, after reviewing the qualifications of each firm, determined to engage JPMorgan as financial advisor to the board committee, subject to negotiating acceptable engagement terms. An engagement letter was subsequently executed between the board committee and JPMorgan.

On April 4, 2007, members of the board committee, with one member absent, met by telephone conference together with representatives of Skadden Arps and, for a portion of the meeting, representatives of JPMorgan. The purpose of the meeting was for Mr. Zerbib to discuss a telephone call he had received from Mr. Martin with respect to an acquisition proposal that the D. E. Shaw group anticipated delivering to the board committee on or about April 9, 2007. Mr. Zerbib indicated that the anticipated proposal, as summarized by Mr. Martin, would be in the range of $30.00 to $32.00 in cash per share of our common stock and was expected to be conditioned on a 30-day exclusivity period and access to management for purposes of discussing actuarial reports, financial projections, proposed transaction structure and matters relating to possible management participation in the proposed transaction. The members of the board committee and its advisors discussed the anticipated proposal, particularly with respect to if, how and when the board committee should respond to the D. E. Shaw group. It was agreed that Mr. Zerbib would request that Mr. Martin provide any such proposal in writing to the board committee. In the interim, the members of the board committee directed JPMorgan to begin its work regarding the Company, so that JPMorgan would be in a position to provide advice to the board committee following receipt of the anticipated proposal from the D. E. Shaw group. Following the meeting, Mr. Zerbib contacted Mr. Martin by telephone to request that Mr. Martin provide any such proposal in writing to the board committee.

On April 9, 2007, the board committee received a non-binding written proposal from the D. E. Shaw group, which we refer to in this proxy statement as the April 9 proposal.

On April 10, 2007, the board committee members met by telephone conference together with representatives of JPMorgan and Skadden Arps. The purpose of the meeting was to: (1) discuss the terms and conditions of the April 9 proposal; (2) receive feedback on the April 9 proposal from representatives of JPMorgan and Skadden Arps; and (3) commence the exploration of strategies for responding to the April 9 proposal. During the discussion of the terms and conditions of the April 9 proposal, it was noted, among other matters, that the proposal:

•	was non-binding in nature and could be withdrawn or modified by the D. E. Shaw group at any time;

•	set forth a proposed price range of $30.00-$32.00 in cash per share of our common stock;

•	was subject to due diligence that the D. E. Shaw group described as largely confirmatory in nature;

•	had been reviewed and was supported, although not formally approved, by members of the D. E. Shaw group’s private equity group’s investment committee;

•	did not contemplate a financing condition;

•	requested a period of exclusivity of three weeks; and

•	contemplated that certain of the Company’s stockholders would enter into voting agreements.

In addition, representatives of JPMorgan noted that they were still working on a preliminary intrinsic valuation analysis of the Company, and, therefore, it was premature to provide feedback, from a financial point of view, on the range of consideration proposed to be paid by the D. E. Shaw group. A representative of JPMorgan went on to discuss and provide feedback on other aspects of the April 9 proposal, including process and timing considerations. A representative of Skadden Arps then discussed the legal duties and responsibilities of the board committee members in considering the April 9 proposal. Following further discussion among the members of the board committee and their advisors, the board committee members agreed that Mr. Zerbib would contact Mr. Martin by telephone to indicate that the board committee was reviewing the proposal and would respond in due course. Following the meeting, Mr. Zerbib so informed Mr. Martin by telephone.

On April 17, 2007, the board committee members met by telephone conference together with representatives of JPMorgan and Skadden Arps and for a portion of the meeting, members of management of the Company. The purpose of the meeting was to: (1) further review the terms and conditions of the April 9 proposal; (2) receive preliminary feedback on the April 9 proposal from the Company’s management; (3) review with management various industry factors potentially affecting the desirability of seeking a sale transaction at this time, including market values, industry consolidation and the insurance cycle, as well as prior discussions with various other third parties from time to time regarding potential strategic transactions; (4) review with JPMorgan and management the financial projections that were being used by JPMorgan for purposes of its preliminary intrinsic valuation analysis; (5) review the preliminary valuation materials disseminated by JPMorgan prior to the meeting; and (6) consider strategies for responding to the April 9 proposal. During management’s review of prior discussions regarding potential strategic transactions, it was noted that, while parties with whom the Company had discussions generally expressed interest in a possible combination with the Company, the other party often indicated that the Company’s stock price was in their view too high in relation to their own market value to move forward with a transaction. Following this discussion, a representative of JPMorgan, with the assistance of Messrs. Abram and Oakes, discussed the financial projections contained in the preliminary valuation materials, including the basis on which they were prepared and the key assumptions utilized. At the end of this discussion, Messrs. Abram and Oakes were excused from the meeting. Representatives of JPMorgan then discussed the remaining portions of the preliminary valuation materials and strategies for responding to the April 9 proposal. At this point, the board committee members agreed to conclude the meeting and schedule the next meeting for April 18, 2007.

On April 18, 2007, the board committee members met by telephone conference together with representatives of JPMorgan and Skadden Arps to resume their discussion of strategies for responding to the April 9 proposal. The board committee members, with the assistance of their advisors, considered and evaluated various potential alternatives, including the desirability of trying to determine whether the D. E. Shaw group would increase its price, as well as the possible advantages and disadvantages of seeking other third party interest at this time. In this regard, the board committee members considered the possible risk of the D. E. Shaw group not participating if the process were to be opened to other parties, as well as the concern that a broad-based solicitation of interest might become public, which could have a destabilizing effect on the Company’s work force. During the course of discussion, it was observed that no decision had been made at this time to seek a sale of the Company and that more information was required, including with respect to the April 9 proposal, before such a decision could be made. Following further discussion, the board committee members agreed to take steps to enable the D. E. Shaw group to explore further its April 9 proposal to acquire the Company, but not actively seek other potential buyers at this time. In that regard, the board committee members agreed to permit the D. E. Shaw group to conduct limited due diligence primarily focusing on financial and operational related matters, as well as engage in limited discussions with management regarding the business and affairs of the Company, with the process overseen and coordinated by representatives of JPMorgan. The board committee members determined that in light of the proposed price range and preliminary and contingent nature of the April 9 proposal, as well as the granting to the D. E. Shaw group of access to limited due diligence materials with a view to the D. E. Shaw group possibly increasing its valuation of the Company, it was not an appropriate time to consider granting the D. E. Shaw group’s request for exclusivity contained in the April 9 proposal. Following the meeting, Mr. Zerbib contacted Mr. Martin by telephone to inform him of the board committee’s decision.

Also, on April 18, 2007, the D. E. Shaw group executed a non-disclosure agreement with the Company. Thereafter, representatives of JPMorgan and Bryan Cave provided the D. E. Shaw group and its financial and legal advisors access to limited due diligence materials.

During the period from April 19-24, 2007, representatives of JPMorgan and the Company participated in preliminary meetings with representatives of the D. E. Shaw group and representatives of its financial advisor, Wachovia Capital Markets, LLC, which we refer to in this proxy statement as Wachovia, and its legal advisor, Debevoise & Plimpton LLP, which we refer to in this proxy statement as Debevoise, to discuss (1) the D. E. Shaw group’s proposed structure for the transaction, which would include a Bermuda holding company to be newly formed in connection with the transaction and a Bermuda-based reinsurance affiliate, (2) the Company’s business operations by segment, (3) the Company’s 2007 performance to date and (4) other due diligence matters. Due diligence discussions were also held among representatives of the Company and the D. E. Shaw group’s outside tax accounting and actuarial firms.

On April 27, 2007, Messrs. Abram and Oakes, with the authorization of Mr. Zerbib, met with representatives of the A.M. Best Company to discuss generally, on a no-names basis, the possibility that the Company would enter into a sale transaction and the anticipated structure following such a transaction, including a Bermuda-based holding company and a Bermuda-based reinsurance affiliate.

On April 30, 2007, members of the board committee, with one member absent, met by telephone conference together with representatives of JPMorgan and Skadden Arps, to discuss a telephone call Mr. Zerbib received from Mr. Martin during which Mr. Martin indicated that the D. E. Shaw group anticipated sending a revised proposal to the board committee that would include a price in the high-end of the $30.00-$32.00 per share range previously indicated in the April 9 proposal. Mr. Zerbib noted that he had indicated to Mr. Martin his belief that the board committee would not recommend a proposal at that price level and that Mr. Martin had, in response, requested guidance from the board committee regarding a price level at which it might consider recommending a proposal to our board of directors. Mr. Zerbib also indicated that Mr. Martin had noted that if the board committee required the purchase price to be in the mid-to-high $30’s per share, the D. E. Shaw group would not be interested in continuing discussions. Mr. Zerbib reported that Mr. Martin had explained that the D. E. Shaw group believed that the market price of our common stock already reflected the Company’s higher relative value as compared to the stock price of the companies in our peer group and already reflected a measurable increase over the past several months. Mr. Zerbib further noted that Mr. Martin had indicated a possible willingness on the part of the D. E. Shaw group for the Company to conduct a process to explore potential third-party interest for the sale of the Company, subject to the parties’ agreement as to the timing and other terms of such a process.

A representative of JPMorgan next provided the preliminary view of JPMorgan that the high-end of the price range for our common stock that the D. E. Shaw group would consider was between $32.00 and $35.00 per share based on the results of their valuation methodologies and the discussions to date with representatives of the D. E. Shaw group and Wachovia. The members of the board committee, with the assistance of their advisors, then discussed the strategy for responding to the D. E. Shaw group’s request for guidance from the board committee regarding a price level at which it would consider recommending a proposal to our board of directors and various merger agreement provisions, such as go-shop and termination provisions, and fiduciary duty issues that should be considered as part of a response to the D. E. Shaw group’s request for guidance, including JPMorgan’s view as to the timing and mechanics of any market check for the Company.

Following this discussion, the members of the board committee determined that, prior to responding, the board committee should receive in writing and review any proposal that the D. E. Shaw group should determine to submit. At the request of the board committee, Mr. Zerbib then contacted Mr. Martin by telephone to request that Mr. Martin provide the revised proposal in writing to the board committee. During that conversation, Mr. Zerbib reiterated the board committee’s concerns regarding the proposed purchase price and asked that the D. E. Shaw group resubmit a proposal at a higher price. Later that evening, the board committee received a revised, non-binding written proposal from the D. E. Shaw group, which we refer to in this proxy statement as the April 30 proposal. Following receipt of the April 30 proposal, representatives of JPMorgan also contacted representatives of Wachovia to obtain any additional guidance that Wachovia representatives might have regarding the April 30 proposal.

On May 1, 2007, the board committee members met by telephone conference together with representatives of JPMorgan and Skadden Arps to discuss the terms and conditions of the April 30 proposal. It was noted, among other matters, that the proposal: (1) was non-binding in nature and could be withdrawn or modified by the D. E. Shaw group at any time; (2) set forth a proposed price of $32.00 in cash per share of our common stock; (3) was subject to due diligence that the D. E. Shaw group described as confirmatory in nature and largely focused on A.M. Best Company rating agency implications; (4) had been reviewed and was supported, although not formally approved, by members of the D. E. Shaw group’s private equity group’s investment committee; (5) did not contemplate a financing condition; (6) requested a period of exclusivity of three weeks; and (7) contemplated that certain of the Company’s stockholders would enter into voting agreements. Representatives of JPMorgan then discussed their views of the April 30 proposal, including that, in JPMorgan’s view, the D. E. Shaw group was serious about its revised proposal and that it would be expected to have available sources of financing to fund and the ability to complete an acquisition of the Company. The board committee members and their advisors next discussed the recent range of trading prices and trading volume of our common stock, including that, as of such date, the 52-week high (intraday trading) was $34.48 per share, and go-shop and termination provisions, as well as fiduciary duty issues that would likely be raised as part of any negotiations with representatives of the D. E. Shaw group with respect to a transaction. The board committee members and their advisors then discussed the D. E. Shaw group’s request for guidance regarding price.

Following this discussion, it was agreed that Mr. Zerbib would contact Mr. Martin by telephone to indicate that the board committee was unwilling to agree to exclusivity, allow further due diligence or otherwise pursue a transaction at a price of $32.00 per share and that, in order for discussions to continue, the D. E. Shaw group would have to resubmit its proposal at a price in the high $34’s per share, and such proposal would have to contain an acceptable go-shop provision. The board committee members noted that this pricing guidance took into account the presentations previously received from JPMorgan regarding valuation and reflected a judgment as to the maximum price that the members of the board committee reasonably believed that the D. E. Shaw group would consider. Following the meeting, Mr. Zerbib contacted Mr. Martin by telephone to inform him of the board committee’s decision.

On May 5, 2007, Mr. Martin contacted Mr. Zerbib by telephone regarding the possibility of the D. E. Shaw group submitting a revised proposal.

On May 8, 2007, the board committee received a further revised, non-binding written proposal from the D. E. Shaw group, which we refer to in this proxy statement as the May 8 proposal, at a price of $34.50 per share in cash. Prior to submitting the revised proposal, Mr. Martin, on May 5, 2007, with the authorization of Mr. Zerbib, had a telephone call with Mr. Abram for the purpose of reviewing certain of the assumptions underlying the Company’s 2007 budget and related matters.

On May 9, 2007, members of the board committee, with one member absent, met by telephone conference together with representatives of JPMorgan and Skadden Arps to: (1) review the terms and conditions of the May 8 proposal; (2) discuss the board committee’s legal duties and responsibilities in responding to the May 8 proposal; (3) receive feedback from JPMorgan on the financial terms of the May 8 proposal, which advice reflected JPMorgan’s view that the $34.50 in cash per share proposal was very attractive from a financial point of view and compared favorably to the results of their valuation methodologies previously reviewed with the board committee; and (4) consider strategies for responding to the May 8 proposal. During the review of the terms and conditions of the May 8 proposal, it was noted, among other matters, that the proposal:

•	was at a price of $34.50 in cash per share;

•	contained a 30-day go-shop period with notice and matching rights;

•	provided for a termination fee equal to 1.5% of the purchase price during the go-shop period and 3% thereafter, as well as expense reimbursement in the event of termination of the merger agreement during the go-shop period or thereafter;

•	contemplated expense reimbursement for the D. E. Shaw group (up to $750,000) for 50% of its expenses if for any reason the parties failed to enter into a merger agreement;

•	would be fully financed from available funds and would not contain a financing condition;

•	was conditioned on voting agreements from certain of the Company’s stockholders;

•	was subject to due diligence that the D. E. Shaw group described as confirmatory in nature;

•	was subject to discussions with A.M. Best Company regarding the validation by the D. E. Shaw group of rating agency implications;

•	requested a three-week exclusivity period;

•	contemplated that the D. E. Shaw group would expect, shortly before execution of the merger agreement, to negotiate with key members of management the terms of their continued employment and possible equity participation in the acquiring entity; and

•	set forth the principal items and activities necessary for the D. E. Shaw group to complete the remainder of its due diligence.

The members of the board committee noted that the May 8 proposal did not state whether the Company’s regular quarterly cash dividend would be permitted to continue to be declared and paid between the execution of a definitive agreement and the closing of a transaction, which the members of the board committee felt was an important point. A representative of JPMorgan then discussed JPMorgan’s view that, given the attractiveness of the price and the D. E. Shaw group’s consistent statements regarding its unwillingness to further increase its proposed price, it would be more productive for the efforts of the board committee to be focused on the negotiation of the non-price terms of the May 8 proposal, rather than on further increasing the price. While it was recognized that the $34.50 price per share might, depending upon the market price of our common stock at the time of the announcement of the transaction, represent little-to-no premium over that market price, the board committee noted that such possibility did not affect the attractiveness of the price based on the results of the valuation methodologies performed by JPMorgan. In addition, given the limited trading volume of our common stock, there would be no assurance that the Company’s stockholders would be able to obtain liquidity at the prevailing market price. It was also noted that representatives of the D. E. Shaw group had confirmed that the anticipated voting agreements would contain customary terms that would expire upon termination of the definitive merger agreement, so that the voting agreements would not interfere with the Company’s ability to accept a superior proposal, should one develop during the go-shop or no-shop period.

The board committee members and their advisors next reviewed the request for a three-week exclusivity period and other aspects of the May 8 proposal, including issues associated with granting notice and matching rights during the go-shop period. Representatives of JPMorgan then discussed how the go-shop process would be undertaken by the board committee and the Company and expressed its views as to the terms of the go-shop proposed by the D. E. Shaw group. Following this discussion, JPMorgan recommended responding to the D. E. Shaw group’s proposal by requesting a 45-day go-shop period with no notice and matching rights and a 1.25% termination fee with no expense reimbursement during the go-shop period. The representatives of JPMorgan expressed their view that these terms would provide sufficient flexibility for the Company to undertake an appropriate post-signing market check. The members of the board committee also discussed that it was important that the response to the May 8 proposal clarify that the Company’s regular quarterly cash dividend would be permitted to continue between the execution of a definitive agreement and the closing of a transaction and that the transaction would not be subject to the receipt of any particular rating from A.M. Best Company. It was also the view of those present to grant exclusivity, subject to the concurrence of our board of directors at a meeting scheduled to be held on May 17, 2007, but not to initially offer to provide the requested pre-signing expense reimbursement, although Mr. Zerbib was authorized, on behalf of the board committee, to enter into an expense reimbursement agreement for pre-signing expenses incurred by the D. E. Shaw group substantially consistent with the terms outlined in the May 8 proposal.

In making the determination to proceed with representatives of the D. E. Shaw group in exploring a transaction on the foregoing terms, the members of the board committee considered and discussed:

•	JPMorgan’s recommendation that the proposed purchase price of $34.50 in cash per share represented an attractive valuation for stockholders based on peer trading, transaction comparables and the intrinsic valuation analysis employed by JPMorgan;

•	the Company’s prior efforts to explore business combination transactions, which had not led to a transaction;

•	current insurance market conditions;

•	the limited opportunity for our stockholders to monetize their shares at the current share price given the limited liquidity of our common stock;

•	their belief that the D. E. Shaw group was at the high end of its price range;

•	their view that the May 8 proposal was a bona fide proposal with few contingencies and no financing condition;

•	the risk that the D. E. Shaw group could withdraw its proposal or reduce its proposed share price;

•	the Company’s ability to conduct a post-announcement market check of the price through the go-shop provision; and

•	the possibility that the D. E. Shaw group would not continue with discussions in light of the significant resources and expenses it was incurring in conducting its due diligence review of the Company, preparing the transaction agreements and in other matters relating to the transaction, unless the Company provided expense reimbursement and a reasonable period of exclusivity.

The members of the board committee determined that Mr. Zerbib should update the board committee member who was absent from the meeting and, assuming his concurrence with the views of the other members of the board committee, respond, as planned, to Mr. Martin regarding the May 8 proposal.

Following the meeting, Mr. Zerbib, after receiving the concurrence of the absent board committee member, contacted Mr. Martin by telephone and conveyed the planned response to the May 8 proposal. During this telephone call, Mr. Zerbib noted that the board committee was inclined to support the D. E. Shaw group’s request for exclusivity to facilitate the D. E. Shaw group’s development of the terms of definitive agreements, but that the granting of such request would need to await approval by our board of directors at a meeting that had been previously scheduled for May 17, 2007. Also following the meeting, representatives of JPMorgan contacted representatives of Wachovia by telephone to seek clarification on certain aspects of the May 8 proposal, including receiving confirmation that the Company’s regular quarterly cash dividend would be permitted to continue between the execution of a definitive agreement and the closing of a transaction.

On May 10, 2007, Mr. Zerbib had several discussions with Mr. Martin regarding the May 8 proposal, including as to whether there would be notice and matching rights during the go-shop period, the amount of the termination fee during the go-shop period and expense reimbursement if for any reason the parties failed to enter into a merger agreement, as well as expense reimbursement in the event the proposed merger agreement was terminated during the go-shop period or thereafter. During these discussions, Mr. Zerbib reiterated that the board committee would not agree to notice and matching rights during the go-shop period and that the termination fee during the go-shop period should be 1.25% with no expense reimbursement. In response to Mr. Martin’s insistence on reimbursement for expenses incurred prior to the execution of a definitive agreement, as well as the D. E. Shaw group’s concern that our board of directors would not be acting on its request for exclusivity for another week, Mr. Zerbib indicated that the Company would agree to be responsible for out-of-pocket expenses incurred by the D. E. Shaw group relating to a transaction (up to a maximum of $300,000) if our board of directors did not concur on May 17, 2007 with entering into an exclusivity agreement. Mr. Zerbib also noted that if our board of directors were to approve the entering into of an exclusivity agreement on May 17, 2007, the Company would agree to be responsible for 50% of the out-of-pocket expenses incurred by the D. E. Shaw group relating to a transaction (up to $750,000 in the aggregate), except in certain events, such as the D. E. Shaw group’s unwillingness to enter into a definitive agreement on or prior to June 4, 2007 on the terms substantially as set forth in the May 14 proposal discussed below. Also, on May 10, 2007, representatives of JPMorgan contacted representatives of Wachovia to discuss various matters relating to the go-shop and expense reimbursement provisions.

On the evening of May 11, 2007, the D. E. Shaw group delivered a further revised, non-binding written proposal, which we refer to in this proxy statement as the May 11 proposal, as well as drafts of an expense reimbursement agreement and exclusivity agreement.

During the period from May 12-14, 2007, representatives of Skadden Arps and Bryan Cave, in consultation with Mr. Zerbib, negotiated with Debevoise, in consultation with Mr. Martin, principally to finalize the expense reimbursement agreement and related exclusivity agreement. During the period of May 12-17, 2007, the D. E. Shaw group and its advisors continued their due diligence of the Company.

On May 14, 2007, the board committee received a further revised, non-binding written proposal from the D. E. Shaw group, which we refer to in this proxy statement as the May 14 proposal, together with final versions of the expense reimbursement agreement and exclusivity agreement. The May 14 proposal:

•	was at a cash price of $34.50 per share;

•	contained a 45-day go-shop period with no notice and matching rights during such period;

•	provided for a termination fee equal to 1.25% of the purchase price during the go-shop period and 3.00% thereafter;

•	provided for reimbursement of out-of-pocket expenses subsequent to termination of the go-shop period under customary circumstances up to a reasonable and customary cap;

•	would be fully financed from available funds and would not contain a financing or rating agency condition;

•	was conditioned on voting agreements from certain of the Company’s significant stockholders;

•	contemplated that the D. E. Shaw group would expect, shortly before execution of the merger agreement, to negotiate with key members of management the terms of their continued employment and possible equity participation in the acquiring entity;

•	permitted the Company to declare and pay its regular quarterly cash dividend in the ordinary course and consistent with past practice between signing and closing of a transaction; and

•	set forth the principal items and activities necessary for the D. E. Shaw group to complete the remainder of its due diligence.

The May 14 proposal was substantially similar to the May 11 proposal except that it recognized that the Company’s obligation to reimburse the D. E. Shaw group for its expenses following the termination of the merger agreement would be limited to ‘‘customary circumstances’’, as would be set forth therein. On May 14, 2007, Mr. Zerbib, on behalf of the Company, entered into the expense reimbursement agreement with members of the D. E. Shaw group.

Also, on May 14, 2007, representatives of JPMorgan participated in a telephone conference with representatives of the D. E. Shaw group to: (1) schedule an on-site management meeting with C. Kenneth Mitchell, the president and chief executive officer of Stonewood Insurance Management Company, Inc. and Michael P. Kehoe, the president and chief executive officer of James River Management Company, Inc.; (2) schedule an in-person meeting with representatives of A.M. Best Company; and (3) follow up on open due diligence matters. From May 14-June 11, 2007, representatives of the D. E. Shaw group and its financial, actuarial, accounting and legal advisors were also granted access to additional due diligence materials and thereafter requested further due diligence materials from time to time, which were subsequently provided by the Company in coordination with its financial and legal advisors.

On May 17, 2007, a regularly scheduled meeting of our board of directors was held. In addition to the directors, representatives of Bryan Cave, JPMorgan and Skadden Arps and, for a portion of the meeting, certain members of management of the Company were present. The purpose of the meeting was to: (1) approve the declaration of a quarterly dividend to our stockholders; (2) provide our board members with management reports for each of our insurance subsidiaries; (3) provide our board members with reports from our audit committee, compensation committee and investment committee; (4) update our board members on developments since the last board meeting, including the terms and conditions of the May 14 proposal and the status of negotiations with representatives of the D. E. Shaw group; (5) discuss with our board members their legal duties and responsibilities; (6) provide our board members with an opportunity to receive a full presentation from JPMorgan, including a review of the preliminary valuation materials disseminated by JPMorgan prior to the meeting; (7) discuss with the directors next steps in connection with the potential transaction and various alternatives; and (8) seek our board’s concurrence with the board committee’s recommendation that the D. E. Shaw group be granted a three-week period of exclusivity with a view to finalizing the terms of its proposal for consideration by the board committee and our board of directors.

The members of management of the Company assisted in the review of the projections contained in the JPMorgan preliminary valuation materials, but were excused from the portion of the meeting at which the results of JPMorgan’s preliminary valuation analysis were discussed. In describing the recommendation of the board committee, the members of the board committee advised our board of directors of their belief that the benefits of continued exploration of a transaction outweighed the potential for additional expense reimbursement to members of the D. E. Shaw group. Moreover, the board committee members expressed their view that the go-shop provisions presently proposed, including the 45-day go-shop period with no notice and matching rights and a 1.25% termination fee with no expense reimbursement during the go-shop period, reflected the good faith negotiations of the parties, and after considering the advice of JPMorgan in respect of the following, that these provisions would provide sufficient flexibility for the Company to undertake an appropriate post-signing market check. After considering the recommendation of the board committee, the input from the various advisors and their own deliberations, our board of directors unanimously authorized the board committee to further explore a transaction with members of the D. E. Shaw group on the terms set forth in the May 14 proposal, including by entering into the exclusivity agreement.

On May 17, 2007, Mr. Zerbib, on behalf of the Company, executed the exclusivity agreement with members of the D. E. Shaw group granting a period of exclusivity until June 4, 2007, subject to earlier termination in certain circumstances.

On May 18, 2007, Debevoise, on behalf of the D. E. Shaw group, delivered an initial draft of the merger agreement. Drafts of the voting agreement and the equity commitment letter were provided at a later date.

On May 21, 2007, Messrs. Abram and Oakes, together with members of the Company’s insurance company subsidiaries’ management, met in person at the offices of Stonewood Insurance Company with representatives of the D. E. Shaw group and representatives of JPMorgan and Wachovia to discuss, among other matters, the insurance company subsidiaries’ businesses and operations and the Company’s reinsurance strategy, as well as to prepare for a meeting with representatives of A.M. Best Company at which possible rating agency implications arising from the transaction would be discussed.

Following the May 21, 2007 meeting at the offices of Stonewood Insurance Management Company, Inc., Messrs. Abram and Oakes, together with a representative of JPMorgan, had a meeting with Messrs. Martin and Aube, at which they discussed, among other things, the D. E. Shaw group’s general philosophy for compensating senior executives, including competitive salaries, performance-based cash bonuses and possibly options or other equity-based incentives for management. However, these discussions were general in nature, and did not address the specific compensation terms of the employees of the Company as a group or individually.

From May 21-31, 2007, representatives of the Company, including Messrs. Abram and Oakes, and representatives of the D. E. Shaw group, including Messrs. Martin and Aube, as well as representatives of their respective advisors, had a number of telephone conferences and in-person meetings regarding due diligence matters, the insurance regulatory filing and approval process and the preparation of presentation materials for the meeting with A.M. Best Company scheduled for May 30, 2007.

During the period from May 23-29, 2007, representatives of Skadden Arps and Bryan Cave, on behalf of the Company, and Debevoise, on behalf of the D. E. Shaw group, exchanged drafts of the various transaction agreements. This was followed by an in-person meeting on May 30, 2007 between representatives of Skadden Arps and Bryan Cave and representatives of Debevoise to discuss and negotiate certain provisions of the latest drafts of the merger agreement, equity commitment letter and the form of voting agreement. The parties discussed, among other provisions in the merger agreement, the following: (1) the ability of our board of directors to effect a recommendation withdrawal not related to the receipt of a superior proposal; (2) triggers for when Buyer and the Company would be permitted to terminate the merger agreement; (3) triggers for when Buyer and the Company would be obligated to pay a termination fee and reimburse expenses and the amounts thereof, including the possibility that Buyer would be required to pay a termination fee and reimburse expenses to the Company in the event that it failed to obtain any of the necessary regulatory approvals; and (4) the specified exceptions to the definition of material adverse effect.

On May 27, 2007, Messrs. Abram and Oakes, representatives of the D. E. Shaw group and representatives of Bryan Cave, Skadden Arps, Debevoise, Wachovia and the Company’s and the D. E. Shaw group’s respective local counsel in the domiciliary states of the insurance company subsidiaries, participated in a telephone conference to discuss the timing and mechanics of, and other issues relating to, the insurance regulatory filing and approval process. On May 29, 2007, Messrs. Abram and Martin and representatives of Bryan Cave and Debevoise participated in a follow-up telephone conference regarding the insurance regulatory filing and approval process.

On May 30, 2007, Messrs. Abram and Oakes and Mr. Martin met in person with representatives of A.M. Best Company to introduce them to representatives of the D. E. Shaw group and inform them on a confidential basis of the potential transaction. The purpose of the meeting was to discuss possible rating agency implications from the announcement of the potential transaction and the implementation of the D. E. Shaw group’s planned Bermuda reinsurance strategy.

On June 1, 2007, the board committee members met by telephone conference together with representatives of JPMorgan and Skadden Arps. The purpose of the meeting was to: (1) receive an update on the status of negotiations with representatives of the D. E. Shaw group; (2) review the principal open issues remaining in the transaction agreements; (3) discuss the triggers for payment and the amount of the reverse termination fee payable by Buyer; and (4) receive feedback on the May 30, 2007 meeting with A.M. Best Company. The principal open issues identified in the transaction agreements were:

•	the ability of our board of directors to withdraw its recommendation and terminate the merger agreement absent a superior proposal;

•	the possible requirement that the Company may need to facilitate the financing of a transaction through an inter-company dividend prior to the completion of a transaction;

•	the size of the reverse termination fee and expense reimbursement payable by Buyer and the events that would cause it to be triggered, including the possibility that Buyer would be required to pay a termination fee and reimburse expenses to the Company in the event that it failed to obtain any of the necessary regulatory approvals;

•	the events that would give rise to a Company obligation to pay a termination fee;

•	the date after which the parties could unilaterally terminate the merger agreement;

•	the cap, if any, that would be placed on the Company’s potential liability for monetary damages under the merger agreement for any breach by the Company; and

•	whether the voting agreements would apply if a majority of the shares not subject to a voting agreement vote against the transaction.

On June 2, 2007, Mr. Martin contacted Mr. Zerbib by telephone to inform him that, particularly in light of our insistence that the Buyer pay a reverse termination fee in the event it failed to obtain any of the necessary regulatory approvals, the D. E. Shaw group required an opportunity to discuss the transaction and its proposed regulatory filings with the insurance regulator in the domiciliary state of Stonewood Insurance Company prior to concluding negotiations of the open issues in the transaction agreements.

On June 2-3, 2007, Messrs. Abram and Martin and a representative from Hunton & Williams LLP, the Company’s local counsel in the domiciliary state of Stonewood Insurance Company, which we refer to in this proxy statement as Hunton & Williams, and representatives of Debevoise and Bryan Cave, participated in numerous telephone conversations regarding the D. E. Shaw group’s request that it be afforded an opportunity to discuss the transaction and related regulatory filings with insurance regulators. It was agreed that a representative of Hunton & Williams would contact a representative of the insurance department of the domiciliary state of Stonewood Insurance Company to arrange the meeting requested by the D. E. Shaw group.

On June 3, 2007, the members of our board of directors met by telephone conference together with representatives of Bryan Cave, JPMorgan and Skadden Arps. The purpose of the meeting was to update our board members on the status of the transaction, including the request by the D. E. Shaw group to discuss the transaction and the related regulatory filings with insurance regulators. During this meeting, Mr. Zerbib expressed his view, which was informed by discussions with Mr. Abram, that the potential opportunity for a representative of the D. E. Shaw group to meet with a representative of the insurance department of the domiciliary state of Stonewood Insurance Company was a positive factor that weighed in favor of continuing to work with representatives of the D. E. Shaw group and its advisors over the next several days. Our board members next affirmed the importance of there being parity in the maximum amount of the termination fees payable by Buyer and the Company and having the reverse termination fee payable if the members of the D. E. Shaw group were not able to obtain, for any reason, any of the necessary regulatory approvals. Following this discussion, our board of directors determined that the Company should continue to work with representatives of the D. E. Shaw group and its advisors over the next several days to facilitate a meeting with the insurance department of the domiciliary state of Stonewood Insurance Company, but that the exclusivity arrangement should be terminated as of the close of business on June 4, 2007, as permitted by the terms of the exclusivity agreement. The board also discussed the possibility of making initial contact with certain select potential buyers once the exclusivity period expired.

On June 4, 2007, Mr. Zerbib confirmed with Mr. Martin by e-mail that the exclusivity period had terminated as of the close of business on that day.

During the period from June 4-6, 2007, Messrs. Abram and Oakes and a representative from Hunton & Williams participated in numerous telephone conferences with various representatives of the D. E. Shaw group and representatives of Debevoise and Bryan Cave to review and finalize the presentation materials for a meeting with a representative of the insurance department of the domiciliary state of Stonewood Insurance Company scheduled for June 7, 2007.

Following the expiration of the exclusivity period, Mr. Abram, as part of an effort developed with Mr. Zerbib, as chairman of the board committee, and JPMorgan, contacted and then met in person on June 5, 2007 with representatives of a private equity firm, which we refer to in this proxy statement as Party A, to introduce the Company and its management to such firm and to inquire as to such firm’s interest in possibly pursuing an acquisition of the Company. The Company had on prior occasions, following its entry into the exclusivity agreement with the D. E. Shaw group, been contacted by an investment bank representing such firm to indicate that such firm had high regard for the management of the Company. During such meeting, representatives of Party A confirmed their interest in the Company, including their high regard for the Company’s management. Representatives of Party A also indicated their desire to engage in due diligence. To facilitate an open discussion at the meeting, representatives of Party A executed a non-disclosure and standstill agreement with the Company.

In addition, during the period from June 5-7, 2007, as part of an effort to solicit interest in the Company, Mr. Abram and/or other representatives of the Company and JPMorgan initiated preliminary discussions with representatives of several potential strategic acquirors and another private equity firm regarding their interest in possibly pursuing an acquisition of the Company. These discussions took place in person and on the telephone, and Mr. Abram traveled to a meeting outside the United States during this period to engage in discussions with a potential strategic buyer. Although as described below some of these parties entered into non-disclosure and standstill agreements during the go-shop period, none of them submitted any indications of interest or proposals.

On June 7, 2007, Messrs. Abram and Martin and a representative from Hunton & Williams met with a representative of the insurance department of the domiciliary state of Stonewood Insurance Company to discuss the transaction and insurance regulatory filings in that state in respect of an acquisition by the D. E. Shaw group of the Company and indirectly Stonewood Insurance Company. Following the meeting, Mr. Martin informed Mr. Zerbib by telephone that the D. E. Shaw group was ready to proceed to finalize negotiations and, if the open issues in the transaction agreements were resolved, to execute such agreements. During this telephone call, Mr. Zerbib and Mr. Martin agreed to discuss several unresolved issues in the merger agreement that evening, including the amount of the reverse termination and Company termination fees and expense reimbursement provisions. Representatives of Bryan Cave, Skadden Arps and Debevoise discussed unresolved issues over the course of the day in preparation for the discussion between Messrs. Zerbib and Martin.

Also, on June 7, 2007, representatives of Party A’s financial advisor contacted Mr. Zerbib to express its client’s interest in pursuing an acquisition of the Company.

During the period from June 7-10, 2007, the board committee, representatives of the Company and the D. E. Shaw group and their respective advisors worked together to finalize the terms and conditions of the transaction documents, including with respect to the form of voting agreement, having it reviewed by, and receiving the input of, counsel to certain of the Significant Stockholders.

On June 8, 2007, Mr. Abram, in consultation with Mr. Zerbib, had a telephone discussion with representatives of Party A regarding its potential interest in the Company. Also, on June 8, 2007, representatives of JPMorgan had similar discussions with representatives of Party A’s financial advisor. Later in the same day, Party A submitted a non-binding preliminary indication of interest, which we refer to in this proxy statement as the Party A proposal. The Party A proposal did not specify a purchase price or range of prices, and stated that it did not constitute a formal offer but was intended to form the basis of discussions regarding a possible offer for the Company and that any formal offer would be subject to the satisfaction or waiver of the conditions discussed below. Following receipt of the Party A proposal, JPMorgan contacted Party A’s financial advisor in an effort to clarify the terms of such proposal, but Party A’s financial advisor indicated that it was not in a position to provide clarity as to the price that Party A might be willing to consider without further guidance from Party A.

During the day on June 8, 2007, Messrs. Zerbib and Martin and their respective advisors continued their discussion of several unresolved issues in the merger agreement.

Later in the day on June 8, 2007, the board committee members met by telephone conference together with representatives of JPMorgan, Skadden Arps and Bryan Cave. The purpose of the meeting was to: (1) discuss the terms and conditions of the Party A proposal; (2) receive feedback on the Party A proposal from representatives of Skadden Arps and JPMorgan; (3) consider appropriate next steps with regard to the Party A proposal; and (4) receive an update on recent developments in negotiating the remaining issues in the transaction agreements with representatives of the D. E. Shaw group. During the discussion of the terms and conditions of the Party A proposal, it was noted, among other matters, that the proposal:

•	was not a formal offer, was non-binding in nature and could be withdrawn by Party A at any time for any reason;

•	contemplated a price payable in cash at ‘‘a value meaningfully in excess of $34.39 per share’’ (which was the Company’s closing price on NASDAQ on June 7, 2007, the day preceding the proposal), but did not specify a price or range of prices or further clarify the meaning of ‘‘a value meaningfully in excess of $34.39 per share’’;

•	was subject to completion of satisfactory due diligence and negotiation of satisfactory definitive documentation;

•	was subject, among other conditions, to:

–	confirmation from relevant insurance regulatory authorities that there were no regulatory obstacles to the acquisition;

–	agreement on satisfactory transaction documentation;

–	no material adverse change in the Company’s business, trading or financial position or prospects; and

–	no unusual dividends being declared;

•	was based on publicly available information and therefore was subject to due diligence; Party A indicated it expected to be able to complete its business due diligence within 30 days;

•	briefly outlined Party A’s strategy for the Company;

•	was not conditioned on a grant of exclusivity or expense reimbursement; and

•	did not give any indication that Party A would not proceed in pursuing an acquisition of the Company if the Company entered into an alternative transaction.

The board committee members next received an update from Mr. Zerbib on his discussions with Mr. Martin and the negotiation of the merger agreement and the voting agreements on June 7-8, 2007. Mr. Zerbib informed the board committee members that during these discussions the amount of the reverse termination and Company termination fees and expense reimbursement provisions in the merger agreement were finalized in parity at 2.00% and up to 0.625%, respectively. Mr. Zerbib also updated the board committee members on the in-person meeting with a representative of the insurance department of the domiciliary state of Stonewood Insurance Company.

The board committee members then carefully discussed and weighed, with the assistance of their advisors, the benefits and risks associated with proceeding to finalize the transaction with members of the D. E. Shaw group, with or without modification of the go-shop and other similar provisions in light of the Party A proposal, and relying on the go-shop provisions to pursue discussions with Party A and determine whether its proposal would materialize into a definitive transaction, versus delaying entering into transaction agreements with members of the D. E. Shaw group so as to explore further potential interest from other parties, including Party A. The board committee members also discussed the fact that the $34.50 per share proposed price in the May 14 proposal was below the $35.18 per share closing price of our common stock on NASDAQ on June 8, 2007.

Following this discussion, the board committee determined that before a decision was made with respect to the various alternatives outlined above, Mr. Zerbib should contact Mr. Martin to discuss the fact that the proposed price in the May 14 proposal was below the current market price of our common stock, and the representatives of JPMorgan should follow up with representatives of Party A’s financial advisor to seek clarification of the price being proposed in the Party A proposal. The meeting was then adjourned to allow Mr. Zerbib and the JPMorgan representatives to make the above contacts. The meeting reconvened a short time later.

At the reconvened meeting, Mr. Zerbib updated the board committee on his discussions with Mr. Martin. Mr. Zerbib had indicated to Mr. Martin his concern as to whether the board committee and our board would find merger consideration of $34.50 per share acceptable in light of the fact that the closing price of our common stock on NASDAQ on June 8, 2007 was $35.18 per share, and had requested that Mr. Martin consider improving the proposed per share price. Mr. Zerbib indicated that Mr. Martin would get back to Mr. Zerbib after discussing Mr. Zerbib’s request internally and with the D. E. Shaw group’s advisors. Mr. Zerbib then updated the board committee on the conversation that representatives of JPMorgan had with representatives of Party A’s financial advisor. During this conversation, the JPMorgan representatives were informed that ‘‘a value meaningfully in excess of $34.39 per share’’ meant in the range of $38.00 to $40.00 per share of our common stock, subject to the satisfaction of all of the conditions set forth in the Party A proposal as discussed above. In light of this new information regarding the potential per share value of the Party A proposal, the board committee members, with the assistance of their advisors, discussed and compared in detail the Party A proposal and the May 14 proposal, including the consideration of the following factors:

•	that the Party A proposal was not a formal offer, was non-binding in nature and could be withdrawn by Party A at any time for any reason;

•	that the Party A proposal was conditioned on a number of factors as discussed above, many of which were not within the control of the Company, which created significant uncertainty as to whether a definitive transaction would ultimately be proposed and if so what the price and other terms might be;

•	the fact that the transaction agreements evidencing the May 14 proposal, including equity funding commitments to Buyer from entities that are members of the D. E. Shaw group for all funding necessary to complete the merger, were substantially finalized and ready to be executed and, based on the results of the preliminary valuation analysis previously discussed by JPMorgan, that the $34.50 price per share in the May 14 proposal represented an attractive price;

•	the advice of JPMorgan that the 45-day go-shop period, 1.25% termination fee with no expense reimbursement and the absence of notice and matching rights for the D. E. Shaw group during the go-shop period would provide sufficient flexibility for the Company to undertake an appropriate post-signing market check, including exploring the Party A proposal;

•	the fact that the execution of the transaction agreements with Buyer would, upon closing, entitle stockholders to receive a price of $34.50 per share and would not preclude the Company from accepting a superior proposal, subject to the terms of the merger agreement; and

•	the fact that the Company had no reason to believe that the Party A proposal would be withdrawn or that Party A would not remain interested in pursuing an acquisition of the Company as a result of the Company having entered into an agreement for an alternative transaction.

After considering these factors with the assistance of their advisors, the board committee members determined that it was in the best interests of the Company and its stockholders to pursue finalizing the transaction with members of the D. E. Shaw group. In making that determination, the board committee noted that if the Company entered into a merger agreement with members of the D. E. Shaw group, the Company would have in place a definitive agreement providing for (subject to the satisfaction or waiver of closing conditions) a sale at an attractive price, while the go-shop provision would still allow the Company to explore the Party A proposal and solicit interest from other potential parties.

On June 9, 2007, Mr. Martin contacted Mr. Zerbib by telephone in response to Mr. Zerbib’s request that he consider improving the proposed per share price in light of the previous day’s closing price of our common stock on NASDAQ. Mr. Martin indicated that, in the view of representatives of the D. E. Shaw group, the negotiated $34.50 per share merger consideration represented a full and fair price for our common stock, and that the fundamentals of the transaction had not changed as a result of the previous day’s increase in the market price of our common stock on a limited trading volume. He further indicated that the D. E. Shaw group would nevertheless be willing to consider making a proposal to acquire our common stock on the basis of a bifurcated purchase price, with the Significant Stockholders receiving a price of $34.50 per share in cash and the remainder of our stockholders receiving a price of $35.25 per share in cash, assuming that each of the Significant Stockholders would continue to agree to enter into voting agreements supporting the transaction on the terms previously negotiated. We refer to this possible proposal in this proxy statement as the bifurcated approach. Mr. Martin informed Mr. Zerbib that the rationale for the bifurcated approach would be to pay the ‘‘public’’ stockholders more in light of the recent increase in our stock price, but not increase the price payable to the Significant Stockholders, who had previously indicated a willingness to support a transaction, if approved by our board of directors, that provided $34.50 per share to all stockholders. Mr. Martin requested that Mr. Zerbib discuss the bifurcated approach with the Significant Stockholders with a view to determining whether they would support a transaction on such basis. Mr. Zerbib informed Mr. Martin that he would discuss the matter with the other members of the board committee and the Significant Stockholders and expected to be in a position to respond to Mr. Martin later that day.

Also, on June 9, 2007, the board committee members, with one member absent, met by telephone conference together with representatives of JPMorgan, Skadden Arps and Bryan Cave. The purpose of the meeting was to receive an update from Mr. Zerbib on his discussion with Mr. Martin, including the D. E. Shaw group’s rationale for the bifurcated approach and the contemplated terms thereof. The board committee members then discussed that the bifurcated approach, if accepted, would result in the investment funds affiliated with Messrs. Bronfman, Zech and Zerbib receiving a lower price per share than all of the other stockholders. The board committee members, with the advice and assistance of their advisors, entered into an extensive discussion regarding the potential implications of the bifurcated approach, including possible complications for the functioning of an effective sale process during the go-shop period and whether such an approach would be acceptable to some or all of the Significant Stockholders. A representative of Skadden Arps then discussed the legal duties and responsibilities of the board committee members in considering the bifurcated approach. At this time, the board committee members determined that Messrs. Zech and Zerbib would discuss the bifurcated approach with the persons responsible for making investment decisions on behalf of their respective affiliated investment funds and that Mr. Bronfman would do the same when he became available that evening. It was discussed that Messrs. Zech and Zerbib would report to each other on their respective internal investment decisions and, depending on the outcome of those decisions, consult with Mr. Bronfman prior to responding to Mr. Martin. The board committee members agreed to schedule a meeting for that evening to discuss developments occurring during the day regarding the bifurcated approach and related matters.

Following the meeting, Messrs. Zech and Zerbib proceeded to discuss the bifurcated approach with the persons responsible for making investment decisions on behalf of their respective affiliated investment funds. Both of Messrs. Zech and Zerbib were informed that their affiliated investment funds would not agree to enter into voting agreements in support of the bifurcated approach. Mr. Zerbib then had several telephone discussions, one of which was attended by the general counsel of Stone Point, during the day with representatives of Skadden Arps regarding the potential implications from a legal point of view regarding the bifurcated approach at that time not being accepted by two of the three Significant Stockholders given the fact that in their individual capacities, Messrs. Zech and Zerbib served as members of the board committee. Later in the day, Mr. Bronfman reported that his affiliated investment funds also would not agree to accept the bifurcated approach and would not agree to enter into a voting agreement in support of the bifurcated approach.

Also on June 9, 2007, Mr. Martin contacted Mr. Abram and expressed his view with regard to the status and course of the negotiation and the D. E. Shaw group’s continuing interest in a transaction with the Company. Messrs. Abram and Martin did not engage in substantive discussions regarding the proposed terms of the transaction, and Mr. Abram promptly reported this conversation to Mr. Zerbib.

Based on his discussions with other board committee members and representatives of his affiliated investment fund regarding the bifurcated approach, Mr. Zerbib, together with Mr. Wright, contacted Messrs. Aube and Martin by telephone to inform them that the bifurcated approach was not acceptable to the Significant Stockholders with whom the board committee was able to consult prior to such call. During the discussion that followed, various alternatives were suggested by Messrs. Wright and Zerbib and discussed in attempting to reach consensus on final terms, including making the higher per share price available to all stockholders or possibly offering a uniform price between $34.50 and the higher per share price to all stockholders. In addition, the parties alternatively considered and discussed possibly increasing the length of the go-shop period. As part of this discussion, Messrs. Wright and Zerbib understood that an extension of the go-shop period from its current 45 days would help to ensure that there was sufficient time during the go-shop period for any interested parties to explore their interest in the Company and possibly reach a definitive agreement with the Company. Following this discussion, Mr. Martin informed Messrs. Wright and Zerbib that he would have to discuss these possible alternatives and possibly others internally to see if any of them were acceptable. Shortly thereafter, Mr. Martin contacted Mr. Zerbib by telephone to inform him that the D. E. Shaw group would not agree to pay a price higher than $34.50 per share to all stockholders, but that it would agree to lengthen the go-shop period from its current agreed upon period of 45 days to 55 days with no notice and matching rights during the additional 10 days of the go-shop period. Based on these discussions, Messrs. Wright and Zerbib believed it was not likely that the D. E. Shaw group would agree to pay a price higher than $34.50 per share to all stockholders. Representatives of JPMorgan also had several discussions during the day with representatives of Wachovia in which the Wachovia representatives reiterated their client’s positions.

Later in the evening on June 9, 2007, the board committee members met again by telephone conference together with representatives of JPMorgan, Skadden Arps and, for a portion of the meeting, Bryan Cave. The purpose of the meeting was to receive an update from Messrs. Wright and Zerbib on their discussions during the day with Messrs. Aube and Martin and on the discussions between representatives of JPMorgan and Wachovia and to report on the latest proposal from the D. E. Shaw group. A representative of JPMorgan then discussed that while, in the view of JPMorgan, the initial 45-day go-shop period would have provided sufficient flexibility for the Company to undertake an appropriate post-signing market check, the lengthening of this period by an additional 10 days clearly was beneficial in helping to ensure that if there was a party willing to pay more than $34.50 per share, such party would have an appropriate opportunity to do so during the go-shop period, a time during which there is a reduced termination fee and no expense reimbursement would be payable. In this regard, it was noted that the addition of an extra 10 days would help ensure that there is sufficient time during the go-shop period for all interested parties to conduct due diligence, participate in management meetings, assess the potential prospects of the Company, submit a bid reflective of that understanding and possibly reach a definitive agreement with the Company, irrespective of the number of third parties that may express an interest in exploring the possibility of a transaction with the Company and the ongoing work required in connection with implementation of the transaction with the D. E. Shaw group. The board committee members also received feedback from representatives of JPMorgan that the $34.50 in cash per share offer in the May 14 proposal remained very attractive and continued to compare favorably to the valuation methodologies previously reviewed with the board committee and that this feedback was not affected by the fact that our common stock closed at $35.18 per share on NASDAQ on June 8, 2007. The board committee members then received an update from representatives of Skadden Arps on recent developments in negotiating the remaining issues in the transaction agreements with members of the D. E. Shaw group.

Representatives of Skadden Arps then discussed that in light of each of the Significant Stockholders’ decision not to accept the bifurcated approach, and given the fact that in their individual capacities three of the four members of the board committee were associated with the three Significant Stockholders, it would be advisable for the full board to consider the May 14 proposal, without first receiving a recommendation from the board committee. During the discussion that followed, the board committee members determined, with the assistance of representatives of Skadden Arps, that recent developments should be discussed and reviewed by our board of directors and that a decision on whether to accept the May 14 proposal with a 55-day go-shop period, which we refer to in this proxy statement as the definitive proposal, should be made by the full board after receiving input from each of the board committee members, but without receiving a recommendation from the board committee. It was also agreed during this discussion that Mr. Wright would communicate to Mr. Martin that the definitive proposal would be considered by the full board at a meeting scheduled for June 10, 2007. Following the meeting, Mr. Wright contacted Mr. Martin by telephone to inform him of these developments and timing.

On June 10, 2007, a representative of the D. E. Shaw group and representatives of Debevoise participated in a telephone conference with representatives of Skadden Arps, Bryan Cave and JPMorgan to discuss the financial capability of the relevant D. E. Shaw group entities to perform their obligations under the equity commitment letter. Also on June 10, 2007, prior to the meetings discussed below, representatives of Skadden Arps, Bryan Cave and Debevoise finalized the remaining issues in connection with the transaction agreements.

Thereafter on June 10, 2007, the board committee members met by telephone conference together with representatives of JPMorgan, Skadden Arps and Bryan Cave. The purpose of the meeting was to discuss and evaluate the definitive proposal and receive a briefing from representatives of Skadden Arps on recent developments in negotiating the final remaining issues in the transaction agreements with members of the D. E. Shaw group. Representatives of Skadden Arps began by once again discussing the legal duties and responsibilities of the board committee members. During a portion of the meeting, Mr. Abram was invited to discuss his view of the status of discussions with various parties contacted after the exclusivity period had terminated. Following the departure of Mr. Abram, a representative of Skadden Arps reviewed, and answered questions regarding, the terms and conditions of the proposed definitive transaction agreements with members of the D. E. Shaw group. Following this discussion, representatives of JPMorgan reviewed presentation materials that they had prepared in connection with the preparation of its fairness opinion. After addressing questions from the board committee members, a representative of JPMorgan orally delivered its opinion that, as of June 11, 2007, the date of the merger agreement, and based upon and subject to the factors and assumptions set forth in its written opinion, the price of $34.50 per share to be paid to the holders of shares of our common stock was fair, from a financial point of view, to such holders. See ‘‘The Merger — Opinion of JPMorgan’’ beginning on page 40 and Annex C to this proxy statement.

Later, on June 10, 2007, the members of the compensation committee of our board of directors also met by telephone conference together with representatives of Bryan Cave. The purpose of the meeting was to discuss and consider a modification of the Company’s general policy regarding the payment terms of cash bonuses to employees, including executive officers. The existing policy was that in order to be eligible for a cash bonus payment in any fiscal year, an employee must have been employed on December 31 of the fiscal year immediately preceding the fiscal year in which the applicable cash bonus payment (or portion thereof, as applicable) was actually made. The purpose of the proposed modification was, in anticipation of the execution of the merger agreement, to provide the Company’s employees with some financial protection and to encourage them to remain with the Company through the transition period. After consideration and deliberation, the compensation committee modified the policy as applied to cash bonus payments (or portion thereof, as applicable) to be made in the first quarter of 2008, to provide that if an employee is terminated, other than for cause, following the closing of the transaction with members of the D. E. Shaw group or a similar transaction, such employee will nonetheless be entitled to receive any cash bonus payment (or portion thereof, as applicable) that he or she would have been entitled to receive in the first quarter of 2008 had such employee been employed by the Company on December 31, 2007.

Following the compensation committee meeting on June 10, 2007, our board members met by telephone conference together with representatives of Bryan Cave, JPMorgan and Skadden Arps. The purpose of the meeting was to discuss and consider the definitive proposal. Mr. Zerbib began the meeting by summarizing material developments since the last board meeting, including receipt of the Party A proposal and the board committee’s reasons for not pursuing that proposal at this time. A representative of Skadden Arps then discussed the reasons that the board committee felt it was appropriate for the May 14 proposal to be brought before the full board for consideration without the board committee making a recommendation in respect of such proposal. Representatives of Bryan Cave and Skadden Arps then discussed with our board its legal duties and responsibilities in considering these matters.

Representatives of JPMorgan then reviewed the financial terms of the definitive proposal and the status of the Company’s discussions with Party A. Following additional discussion, it was the consensus of our board of directors that:

•	$34.50 per share was a fair price, a view that, in our board’s judgment was not affected by the fact that our common stock, on limited trading volume, closed at $35.18 on NASDAQ on June 8, 2007, as confirmed by the fairness opinion from JPMorgan delivered to our board of directors as discussed below;

•	the Party A proposal was not a formal offer, was non-binding in nature and was conditioned on a number of factors as discussed above, many of which were not within the control of the Company;

•	Party A would not be able to enter into a definitive agreement within the near future, as Party A indicated it expected to need 30 days within which to complete its business due diligence and it had not yet begun to negotiate the transaction documents;

•	there was a significant risk of losing the fully negotiated definitive proposal with the
D. E. Shaw group if the process were to be delayed in order to engage in negotiations with Party A, without Party A providing any commitment that it would be in a position to make an offer for the Company at the end of such due diligence period;

•	the Company’s termination fees during both the go-shop period and the no-shop period (and in the case of the no-shop period, reimbursement of Buyer’s and Merger Sub’s transaction expenses up to the agreed upon cap) should not preclude another bidder from making a superior proposal in the manner to be permitted by the merger agreement; and

•	there was no reason to believe that the Party A proposal would be withdrawn or that Party A would not remain interested in pursuing an acquisition as a result of the Company having entered into a definitive agreement with Buyer.

Following this discussion, representatives of JPMorgan then reviewed with our board members presentation materials that they had prepared in connection with the preparation of its fairness opinion. After addressing questions from our board members, a representative of JPMorgan orally delivered its opinion that, as of June 11, 2007, the date of the merger agreement, and based upon and subject to the factors and assumptions set forth in its written opinion, a price of $34.50 per share in cash to be paid to the holders of shares of our common stock was fair, from a financial point of view, to such holders. See ‘‘The Merger — Opinion of JPMorgan’’ beginning on page 40 and Annex C to this proxy statement. Representatives of Skadden Arps and Bryan Cave then reviewed, and answered questions regarding, the terms and conditions of the proposed definitive merger agreement, equity commitment letter and form of voting agreement. As part of this discussion, the resolution of the remaining issues in the merger agreement were reviewed, in particular:

•	the agreement that there be parity in the maximum amount of the termination fees and expense reimbursement payable by Buyer and the Company;

•	the requirement that the termination fee be payable by Buyer in the event:

–	of the failure of Buyer to obtain necessary regulatory approvals; and

–	all of the conditions to Buyer and Merger Sub closing, other than necessary regulatory approvals, are satisfied or waived and Buyer fails to fund the merger consideration; and

•	the ability of the Company to effect a recommendation withdrawal not related to the receipt of a superior proposal, and the survival of the voting agreements for three months following termination of the merger agreement in such event.

The board committee members then discussed the process that the board committee and its advisors had undertaken to evaluate, among other things, the proposed transaction with members of the D. E. Shaw group, and to develop the material terms of the transaction agreements. In addition, the board committee members each expressed his individual support for the transaction based on the reasons previously discussed with our board of directors and set forth under ‘‘The Merger — Reasons for the Merger; Recommendation of Our Board of Directors’’ beginning on page 37. Following additional discussion and deliberation, including consideration of the reasons enumerated in ‘‘The Merger — Reasons for the Merger; Recommendation of Our Board of Directors’’ beginning on page 37, our board of directors approved, by unanimous vote, the merger agreement and the equity commitment letter and the transactions contemplated thereby and resolved to recommend that the Company’s stockholders vote to adopt the merger agreement.

Prior to the opening of trading on June 11, 2007, the Company, Buyer and Merger Sub executed and delivered the merger agreement; the appropriate parties executed and delivered the equity commitment letter, the voting agreements and the ancillary documents; JPMorgan delivered its written fairness opinion as described above; and the Company issued a press release announcing the transaction with members of the D. E. Shaw group.

Under the terms of the merger agreement, the Company had the right during the go-shop period to, directly or indirectly, (i) actively solicit and encourage the submission of competing proposals from third parties, (ii) provide non-public information to third parties subject to entering into qualifying confidentiality agreements and (iii) participate in discussions or negotiations with third parties regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a competing proposal. At its meeting held on June 10, 2007, our board of directors authorized and empowered the board committee to supervise, with the assistance of its financial and legal advisors, management of the Company and the Company’s legal advisors, the solicitation, during the go-shop period, of potential competing proposals from third parties.

At the direction and under the supervision of the board committee, representatives of JPMorgan and certain members of the board committee and management, as appropriate, contacted 43 parties that were viewed as being capable of, and possibly interested in, consummating an acquisition of the Company. The list of parties contacted included 29 domestic and foreign strategic buyers and 14 financial buyers, including Party A and the other parties referenced earlier who had been contacted by the Company shortly prior to the execution of the merger agreement. During the solicitation process, representatives of JPMorgan and certain members of the board committee and management invited such parties to engage in discussions and negotiations with a view to making a competing proposal and indicated a desire to provide non-public information to assist in this process. Of the 43 parties contacted, three parties, including Party A, entered into non-disclosure and standstill agreements with the Company and received non-public information. After engaging in varying degrees of due diligence, two of the three parties informed representatives of JPMorgan that they were not prepared to make a competing proposal. The third party, Party A, continued to receive extensive non-public information, including information in the data room prepared for the D. E. Shaw group, as well as other information requested by Party A, and indicated that it might make a competing proposal once it completed its evaluation of the due diligence information.

Certain members of the board committee and management, representatives of JPMorgan and representatives of Bryan Cave and Skadden Arps had a number of telephone conferences and, in some cases, in-person meetings, regarding due diligence matters, with Party A and its financial, legal and other advisors. Party A engaged outside actuaries and financial, legal, accounting and tax advisors to assist in its diligence process, and its diligence teams included these outside professionals as well as various of Party A’s own operating officers. In its diligence process, representatives of Party A visited the Company’s facilities, met with operating management and reviewed, among other things, the Company’s underwriting and claims processes. In discussions, representatives of Party A indicated a desire for management to remain with the Company and suggested that investment opportunities might be available for management. No terms of employment or for potential investment were proposed or discussed.

Representatives of Bryan Cave and Skadden Arps also engaged in discussions and negotiations with members of Party A and its legal advisors with regard to the possible transaction terms and documents. During these discussions and negotiations, at the direction of the board committee, certain members of the board committee and management and representatives of Bryan Cave and Skadden Arps, in order to induce Party A to make a competing proposal, indicated to Party A and its advisors a willingness to consider modifying certain terms in the forms of transaction agreements previously entered into with Buyer and Merger Sub, which terms principally related to fiduciary duty and termination provisions. The possible purchase price, however, was not discussed because Party A informed the Company it was not prepared to disclose or discuss possible merger consideration unless and until Party A formally made a competing proposal.

At the end of this process, Party A acknowledged that it had completed its due diligence and had received all the information that it had required. It further stated that it was prepared to present a competing proposal and complete final negotiations, with the expectation of entering into definitive documentation and announcing a transaction prior to the expiration of the go-shop period. A meeting time was scheduled for this purpose on August 1, 2007. However, shortly before the agreed meeting time, Party A contacted Mr. Abram by telephone to inform him that Party A had determined, following additional internal discussions within Party A, not to make a competing proposal in light of recent adverse changes in the debt and equity markets.

The Company announced on August 6, 2007 that the go-shop period had expired and that the Company had not received any competing proposals during the go-shop period.

Reasons for the Merger; Recommendation of Our Board of Directors

At a meeting held on June 10, 2007, our board of directors, after careful review of the facts and circumstances relating to the merger, unanimously (a) determined that the merger is in the best interests of the Company and its stockholders and declared it advisable to enter into the merger agreement, (b) approved the execution, delivery and performance of the merger agreement and the equity commitment letter, and the consummation of the transactions contemplated thereby, including the merger, (c) resolved, subject to the right of our board of directors to effect a recommendation withdrawal and/or terminate the merger agreement in certain circumstances, to recommend that the stockholders approve the adoption of the merger agreement and directed that such matter be submitted for consideration of the stockholders at the special meeting and (d) took all necessary steps so that the provisions of Section 203 of the Delaware General Corporation Law, which we refer to in this proxy statement as the DGCL, and any ‘‘moratorium’’, ‘‘control share acquisition’’, ‘‘business combination’’, ‘‘fair price’’ or other form of anti-takeover laws or regulations of any jurisdiction that may purport to be applicable to the merger agreement do not apply to the execution and delivery of the merger agreement and the transactions contemplated thereby, including, without limitation, as a result of the entering into of the voting agreements by the parties thereto. Our board of directors unanimously recommends that you vote ‘‘FOR’’ the adoption of the merger agreement and ‘‘FOR’’ the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of the proposal to approve the adoption of the merger agreement at the time of the special meeting.

In reaching its determination, our board of directors considered a number of factors that favored our board of directors’ conclusion that the merger and related transactions were in the best interests of the Company and our stockholders, including:

•	The opinion received by our board of directors and the board committee from JPMorgan to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of our common stock is fair, from a financial point of view, to such holders. A summary of JPMorgan’s presentation and analysis is described under ‘‘The Merger — Opinion of JPMorgan’’ beginning on page 40 and the written opinion of JPMorgan is included as Annex C to this proxy statement.

•	The fact that the merger consideration of $34.50 in cash per share to be paid to our stockholders was higher than the price at which shares of our common stock ever closed prior to June 8, 2007, and represented an approximately 92% premium to the price at which shares of our common stock were first offered to the public in August 2005.

•	The fact that the merger consideration of $34.50 in cash per share to be paid to our stockholders in the merger:

–	exceeded or was within the range of the results of the valuation analyses performed by JPMorgan;

–	represented a price equal to 14.6 times trailing diluted earnings per share for the twelve months ended March 31, 2007; and

–	represented an 11% premium over the 90-day volume-weighted average price per share at the date of the merger agreement.

•	The fact that the purchase price to be paid to our stockholders:

–	represented a price equal to approximately 2.6 times March 31, 2007 GAAP stockholders’ equity; and

–	represented a price equal to 2.6 times March 31, 2007 GAAP tangible stockholders’ equity.

•	The presentations made by JPMorgan, including the fact that the merger consideration to be paid to our stockholders was above five of seven ranges of value derived by JPMorgan.

•	The fact that the material terms of the merger agreement were developed for consideration by our board of directors, by the board committee with the assistance of its and the Company’s advisors, and, as appropriate, senior management of the Company, as well as the belief of the members of our board of directors, after reviewing the matter with the members of the board committee and the board committee’s financial advisor, that the Company would likely not be able to obtain more favorable terms from Buyer.

•	The view of our board of directors that, at the time the D. E. Shaw group proposal was being voted on by the board, the trading price of our common stock was fully valued in the marketplace, and that there was a risk that our stock price could decrease over time as compared to such value given the uncertainties and cyclicality of the property/casualty insurance marketplace.

•	The fact that the transaction is not subject to a financing condition and equity commitments for the full amount of the merger consideration were to be received from affiliates of Buyer.

•	The liquidity that the merger consideration will offer to our stockholders, especially given the limited trading volume of our common stock, and, in particular, the fact that between March 8, 2007 and June 8, 2007, the average trading volume of shares of our common stock on NASDAQ was only approximately 26,000 shares per day.

•	The view of our board of directors that continuing to operate as a stand alone company was not likely to produce greater value in the near term, if our common stock were to trade consistent with its peers.

•	The terms of the merger agreement permitting the Company and our board of directors to actively solicit third party interest in the Company during the go-shop period (which period was increased from 45 days to 55 days in response to the board committee’s request for an increase in the proposed purchase price), and thereafter, but prior to the adoption of the merger agreement by our stockholders, to explore, under certain circumstances, unsolicited expressions of interest should they arise.

•	The fact that, subject to compliance with the terms and conditions of the merger agreement, our board of directors is permitted to change its recommendation to vote in favor of the proposal to approve the adoption of the merger agreement and, prior to the adoption of the merger agreement by stockholders, to terminate the merger agreement in order to enter into a definitive alternative acquisition agreement with respect to a superior proposal, upon the payment to Buyer of the specified termination fee and expense reimbursement.

•	The view of our board of directors, after consultation with financial and legal advisors, that as a percentage of the merger consideration to be paid in the merger, the termination fee and expense reimbursement provisions were within the range of fees and expenses provided for in similar size transactions.

•	The fact that the Significant Stockholders subject to the voting agreements are not bound by the voting agreements if the Company terminates the merger agreement with respect to a superior proposal, allowing such stockholders to vote in favor of an alternative transaction, if any, that may be entered into by the Company. See ‘‘The Voting Agreements’’ beginning on page 72.

•	The fact that Buyer will be required to pay a reverse termination fee of $11,463,424, representing approximately 2% of the total anticipated merger consideration, plus up to $3,582,320 expense reimbursement, representing approximately 0.625% of the total anticipated merger consideration, if the merger agreement is terminated as a result of Buyer’s failure to fund the merger consideration or obtain regulatory approvals.

•	The fact that the merger agreement permits the Company to continue to declare regular quarterly cash dividends at its current levels before the merger.

•	The availability of appraisal rights to holders of our common stock, other than the Significant Stockholders subject to the voting agreements, who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

Our board of directors also considered a number of material risks or potentially adverse factors in making its determination and recommendation, including:

•	The fact that, following the merger and related transactions, the Company will cease to be a public company and its current stockholders will no longer participate in any of its potential future growth or benefit from any future increase in the Company’s value.

•	The fact that under two of seven valuation methodologies employed by JPMorgan in preparing its valuation analysis, the comparable publicly traded companies analysis based on 2008 analyst estimates and the dividend discount model based on the ‘‘insurance cycle’’ case, the high ends of the ranges of imputed values were greater than the per share merger consideration, and the per share merger consideration was approximately 109% and 105% of the mid-points of the ranges for the comparable publicly traded companies analysis based on 2008 analyst estimates and the dividend discount model analysis based on the ‘‘insurance cycle’’ case, respectively.

•	The fact that completion of the merger is subject to regulatory approvals and there can be no assurance that these approvals will be received prior to the outside date under the merger agreement, or at all, or that the regulatory approvals will not contain conditions that may cause the parties not to complete the merger.

•	The fact that several parties who had been contacted by the Company shortly prior to the execution of the merger agreement had expressed an interest in conducting due diligence and, subject to the results of due diligence, possibly pursuing a transaction with the Company.

•	The fact that the Company may be required to pay Buyer certain fees and, in certain circumstances, reimburse expenses in the event that the Company terminates the merger agreement to accept another proposal.

•	The terms of the merger agreement placing certain limitations on the Company’s ability to consider after the go-shop period alternative proposals and to terminate the merger agreement and accept a superior proposal.

•	The interests of our directors and executive officers that may be different from, or in addition to, the interests of our stockholders generally. See ‘‘The Merger — Interests of our Directors and Executive Officers in the Merger’’ beginning on page 47 for a discussion of such interests.

•	The fact that merger consideration of $34.50 per share was below the closing price of $35.18 per share on NASDAQ on the last trading day prior to announcement of the merger and that a limited number of shares of our common stock have been publicly reported as having been traded above the merger consideration of $34.50 per share at various times since our initial public offering and prior to the date of the merger agreement.

•	The fact that near the end of the transaction negotiations, the D. E. Shaw group informed the board committee chairman that, in light of the concern expressed by the board committee chairman as to whether the board committee and our board of directors would find the merger consideration of $34.50 per share acceptable given the closing price of our common stock on NASDAQ on the last trading day prior to announcement of the merger was $35.18 per share, it would be willing to consider making a proposal to acquire our common stock on the basis of a bifurcated purchase price of $35.25 per share payable to all stockholders other than the Significant Stockholders and $34.50 per share payable to the Significant Stockholders, assuming that each of the Significant Stockholders would continue to agree to enter into voting agreements supporting the transaction on the terms previously negotiated, which each of the Significant Stockholders had separately determined to be unacceptable.

•	The fact that, if the merger agreement is terminated as a result of the Company effecting a recommendation withdrawal not related to the receipt of a superior proposal, the Significant Stockholders remain bound by the voting provisions under the voting agreements for 90 days after termination of the merger agreement.

•	The fact that, for U.S. federal income tax purposes, the cash merger consideration will generally be taxable to the stockholders of the Company being paid the consideration.

•	The possibility of disruption to our operations following the announcement of the merger, and the resulting effect on the Company if the merger is not completed.

This discussion of the information and factors considered by our board of directors in reaching its conclusions and recommendation includes all of the material factors considered by our board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by our board of directors in evaluating the merger and related transactions and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, individual members of our board of directors may have accorded greater or lesser relative importance to specific factors considered than did other members of our board of directors. Our board of directors unanimously approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors unanimously recommends that you vote ‘‘FOR’’ the adoption of the merger agreement and ‘‘FOR’’ the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of JPMorgan

Pursuant to an engagement letter effective as of April 6, 2007, the board committee retained JPMorgan as its financial advisor in connection with the proposed merger. See ‘‘— Engagement Letter’’ beginning on page 45.

At the meetings of our board of directors and the board committee on June 10, 2007, JPMorgan rendered its oral opinion to our board of directors and the board committee, which opinion was confirmed in writing on June 11, 2007, that, as of the date of such written opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of our common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of JPMorgan dated June 11, 2007, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. You are urged to read the opinion in its entirety.

JPMorgan’s written opinion is addressed to our board of directors and the board committee, addresses only the consideration to be paid in the merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed the June 10, 2007 draft of the merger agreement, which was substantially the form executed by the parties on June 11, 2007;

•	reviewed certain publicly available business and financial information concerning the Company and the industry in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan deemed relevant, and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•	reviewed (a) management reports, (b) Company financial data and (c) financial analyses and forecasts relating to the Company’s business that were approved for use in connection with JPMorgan’s opinion by management of the Company; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with the board committee, certain members of the Company’s management and representatives of the D. E. Shaw group with respect to certain aspects of the merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by the Company and the D. E. Shaw group or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In giving its opinion, JPMorgan relied on financial analyses and forecasts which were approved for use in connection with JPMorgan’s opinion by management of the Company. JPMorgan also assumed, with the consent of the Company, that such financial analyses and forecasts have been reasonably prepared based on assumptions that best reflect management’s judgment as to the appropriate ranges of performance metrics for the applicable periods. JPMorgan expresses no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ from the draft reviewed by JPMorgan in any respects material to its analysis. It also assumed that the representations and warranties made by the Company, Buyer and Merger Sub in the merger agreement are and will be true and correct in all respects that would be material to its analysis. JPMorgan is not a legal, regulatory, actuarial or tax expert and has relied on the assessments made by advisors of the Company with respect to such matters. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company that would be material to its analysis.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of the Company’s common stock in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, the holders of any other class of securities, creditors or other constituencies of the Company, or the underlying decision by the Company to engage in the merger.

JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction, except in contemplation of and in connection with the go-shop process. See ‘‘The Merger Agreement — Solicitation of Other Offers’’ beginning on page 66.

Summary of Certain Financial Analyses

In connection with rendering its opinion to our board of directors and the board committee, JPMorgan performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions of such analyses, without considering all of the analyses and their narrative descriptions, could create an incomplete view of the processes underlying JPMorgan’s analyses and opinion. In arriving at its fairness determination, JPMorgan did not attribute any particular weight to any factor or analysis considered by it; rather, JPMorgan arrived at its opinion based on the results of all the analyses undertaken by it and assessed as a whole. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

JPMorgan’s opinion and financial analyses were only some of the many factors considered by our board of directors and the board committee in their evaluation of the merger and should not be viewed as determinative of the views of our board of directors, the board committee or the Company with respect to the merger or the merger consideration.

Summary of Imputed Share Values

JPMorgan assessed the fairness of the merger consideration to the holders of the Company’s common stock in connection with the merger by assessing the value of the Company using several methodologies, including a comparable publicly traded companies analysis using valuation multiples from selected publicly traded companies, a regression analysis, a comparable acquisitions analysis and a dividend discount model analysis, each of which is described in more detail below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the $34.50 per share merger consideration.

The following table shows the ranges of imputed valuation per share of the Company’s common stock derived using each of these methodologies. The table should be read together with the more detailed summary of each of the valuation analyses discussed below.

	Imputed Valuation Per Share of Common Stock
Valuation Methodology	Minimum	Maximum
Comparable Publicly Traded Companies Analysis (2007 analyst estimates)	$25.86	$33.02
Comparable Publicly Traded Companies Analysis (2008 analyst estimates)	27.17	35.94
Regression Analysis	28.05	29.52
Comparable Acquisitions Analysis (actual book value multiples)	24.80	25.24
Comparable Acquisitions Analysis (estimated earnings multiples)	25.86	26.37
Dividend Discount Model Analysis (base case)	25.19	33.03
Dividend Discount Model Analysis (insurance cycle case)	28.07	37.50

Comparable Publicly Traded Companies Analysis

JPMorgan compared the financial and operating performance of the Company with publicly available information of selected property and casualty insurance companies. The companies selected were:

•	Argonaut Group Inc.;

•	United America Indemnity, Ltd.;

•	The Midland Company;

•	The Navigators Group, Inc.; and

•	ProCentury Corporation.

These companies were selected, among other reasons, for their size, target market, specialty focus and performance. None of the companies utilized in the analysis, however, is identical to the Company. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect their public trading value. First Mercury Financial Corporation also met the criteria for being included in the comparable publicly traded companies analysis but was excluded from the analysis because of its short trading history and reliance on fee income that is not dependent upon underwriting results.

For each selected company, JPMorgan calculated the ratio of its estimated earnings per share for 2007 and 2008, based on First Call consensus estimates, to its stock price as of June 8, 2007. For 2007, JPMorgan calculated earnings multiples of the selected companies as ranging from a low of 10.1x to a high of 12.9x with a median of 10.6x and a mean of 11.0x. For 2008, JPMorgan calculated earnings multiples of the selected companies as ranging from a low of 9.6x to a high of 12.7x with a median of 9.8x and a mean of 10.6x. By applying the derived range of multiples for 2007 of 10.1x to 12.9x to the Company’s 2007 estimated earnings per share of $2.56, based on First Call consensus estimates, JPMorgan derived a range of implied equity values for the Company of between $25.86 and $33.02 per share. By applying the derived range of multiples for 2008 of 9.6x to 12.7x to the Company’s 2008 estimated earnings per share of $2.83, based on First Call consensus estimates, JPMorgan derived a range of implied equity values for the Company of between $27.17 and $35.94 per share.

Regression Analysis

JPMorgan performed a regression analysis, which assesses the relationship between price-to-book ratios and return on average book equity, to review, for comparable companies, the relationship between (a) the ratio of closing stock price as of June 8, 2007 to book value per share at March 31, 2007 and (b) the 2008 estimated return on average book equity, based on First Call consensus estimates.

Based on this analysis, JPMorgan derived a reference range for the implied equity value per share of the Company’s common stock of $28.05 to $29.52.

Precedent Transactions Analysis

Using publicly available information, JPMorgan examined the following selected transactions within the specialty and commercial lines insurance industry since 1997, each of which had a transaction equity value over $50 million and which together were considered the most relevant transactions for purposes of JPMorgan’s analysis because they involved companies with a similar business focus relative to the Company:

Announcement Date	Target	Acquirer
12/13/2006	Praetorian Financial Group, Inc.	QBE Holdings Inc.
08/04/2006	Republic Companies Group, Inc.	Delek Capital Ltd.
10/15/2004	Penn-America Group Inc.	United National Group Ltd.
05/07/2001	Front Royal, Inc.	Argonaut Group Inc.

JPMorgan then calculated each transaction’s equity value (a) as a multiple of the earnings of the target company for the last twelve months, or LTM, prior to the transaction, (b) as a multiple of the estimated earnings of the target company for the next twelve months, or NTM, after the transaction and (c) as a multiple of the book value of the target company. No transaction reviewed was directly comparable to the proposed merger. Accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of the Company relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions.

JPMorgan calculated the multiples of transaction equity value to the LTM earnings for the target companies as ranging from a low of 14.1x to a high of 14.4x, with a median of 14.3x, the multiples of transaction equity value to the NTM earnings for the target companies as ranging from a low of 10.1x to a high of 10.3x, with a median of 10.2x, and the multiples of transaction equity value to book value for the target companies as ranging from a low of 1.68x to a high of 1.71x, with a median of 1.70x. Based upon the multiples derived from this analysis, JPMorgan derived a range of implied equity values for the Company’s common stock of between $24.80 and $25.24 per share when applying these multiples to the Company’s book value of $14.76 per share at March 31, 2007, and between $25.86 and $26.37 per share when these multiples were applied to the Company’s estimated 2007 earnings per share of $2.56, based on First Call consensus estimates.

Dividend Discount Model Analysis

JPMorgan performed a discounted dividend analysis to estimate a range of present values for the Company’s common stock as of March 31, 2007. The analysis used projected ranges of the Company’s performance metrics for the years 2007 through 2016 that management approved for use in connection with JPMorgan’s analyses. JPMorgan performed two dividend discount model analyses using alternative cases representing two different loss ratio and premium growth scenarios. One analysis used ‘‘base case’’ projections that were based on the current estimate of the Company’s growth and loss ratio performance through the insurance underwriting cycle and excluded development of prior years’ reserves. The other analysis used ‘‘insurance cycle case’’ projections that assumed that (a) the currently anticipated softening of the market for the years 2008 and 2009 would be more modest than current forecasts, (b) the Company’s premium growth and loss ratios would be higher than current forecasts and (c) there would be a strong market in the years 2010 through 2012. The cash flows in each case were modeled assuming that the Company would continue to operate as an independent entity.

The valuation range was determined by adding the present value of (a) cash available for stockholder dividends during the time period March 31, 2007 to December 31, 2016 and (b) the ‘‘terminal value’’ of the Company’s common stock. In calculating the terminal value of the Company’s common stock, JPMorgan applied a range of perpetual dividend growth rates in the terminal year of 2.5% to 3.5% and discounted the future dividends to the terminal date using discount rates ranging from 10% to 12%. The dividend stream and the terminal value were discounted to present value using discount rates ranging from 10% to 12%.

Based on the assumptions set forth above and assuming a 3.0% perpetual dividend growth rate, JPMorgan determined that the present value of the Company’s common stock ranged from $25.19 to $33.03 per share when the calculations were performed using the ‘‘base case’’ projections and $28.07 to $37.50 per share when the calculations were performed using the ‘‘insurance cycle case’’ projections.

Engagement Letter

Pursuant to the terms of the engagement letter with JPMorgan, we agreed to pay JPMorgan a fee equal to 0.60% of the equity value of the merger (defined therein as the total amount of cash and the fair market value of any property paid to us or our stockholders in connection with the merger), which is currently estimated to be $3.45 million, $750,000 of which was payable upon delivery by JPMorgan of its fairness opinion and the balance of which is payable upon the closing of the merger or another business combination transaction pursuant to an agreement entered into within 12 months of the termination of our engagement of JPMorgan. The fee paid to JPMorgan upon delivery of its opinion is creditable against the fee payable to it upon the closing of the merger. JPMorgan may also receive an additional fee of $1 million payable upon the closing of the merger in the sole discretion of the board committee based on its assessment of the performance of JPMorgan in its role as financial advisor to the board committee. In addition, we have agreed to reimburse JPMorgan for expenses incurred in connection with its services, including the fees and disbursements of counsel, and to indemnify JPMorgan and related persons against certain liabilities, including liabilities arising under the federal securities laws.

Other Matters

As a part of its investment banking business, JPMorgan and its affiliates are engaged continually in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The board committee selected JPMorgan as financial advisor with respect to the merger on the basis of such experience.

Other than its engagement as financial advisor to the board committee in connection with the proposed merger, neither JPMorgan nor any of its affiliates has any financial advisory or other commercial or investment banking relationship with us. JPMorgan and its affiliates have longstanding business relationships with, and have performed in the past and may continue to perform, financial advisory and commercial and investment banking services for the D. E. Shaw group, Buyer, Merger Sub and their respective affiliates, all for customary compensation. The revenues JPMorgan and its affiliates received from affiliates of the D. E. Shaw group since January 1, 2005 have been principally derived from trading and brokerage services. Also, in the ordinary course of JPMorgan’s businesses, it and its affiliates may actively trade the debt and equity securities of the Company or affiliates of the D. E. Shaw group for JPMorgan’s own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities. JPMorgan and certain of its affiliates and certain of its and their respective employees and certain private investment funds affiliated or associated with it may from time to time invest in private investment funds managed or advised by the D. E. Shaw group.

Financial Projections

We do not make public forecasts or projections as to our future performance, earnings or other operating metrics beyond the current fiscal year, and we do not place much emphasis on projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, financial analyses and forecasts as to the future results of operations and financial condition of the Company have been approved for use in connection with JPMorgan’s opinion by management of the Company and were relied upon by JPMorgan in connection with the rendering of its opinion. Buyer and the D. E. Shaw group relied on their own internal forecasts and projections in their analysis of the merger and did not receive, and have no responsibility for, the financial projections presented below. The inclusion of these financial projections in this proxy statement should not be regarded as an indication that the Company, the board of directors, the board committee, JPMorgan or any other recipient of this information considered, or now considers, such financial projections to be a reliable prediction of future results, and they should not be relied on as such.

The financial projections should be read together with the financial statements of the Company that can be obtained from the SEC’s website at http://www.sec.gov. The financial projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections do not reflect any of the effects of the merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization or management in light of the circumstances then existing. Neither our independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability, and accordingly assume no responsibility for them. Our independent registered public accounting firm’s report on our historical consolidated financial statements incorporated by reference in this proxy statement does not extend to the financial projections and should not be read to do so.

The financial projections, although presented with numerical specificity, necessarily reflect numerous assumptions and estimates, many of which are subjective, difficult to predict and beyond the Company’s control, and which may prove to have been, or may no longer be, accurate. The financial projections were not when made, and are not, historical statements, but are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 and are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, and changes to the business, financial condition or results of operations of the Company, including the factors described under ‘‘Cautionary Statement Concerning Forward-Looking Information’’ beginning on page 11 of this proxy statement, which factors may cause the financial projections or the underlying forecasts and assumptions to differ materially from the Company’s actual experience. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year, because the forecasts and assumptions for early periods have a compounding effect on the forecasts and assumptions for later periods. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. You are cautioned not to place undue reliance on this information in making a decision whether to vote for the proposal to adopt the merger agreement.

Set forth below is a summary of the financial projections, including (a) ‘‘base case’’ projections that were based on estimates of the Company’s growth and loss ratio performance through the insurance underwriting cycle and excluded development of prior years’ reserves and (b) ‘‘insurance cycle case’’ projections that assumed that (i) the anticipated softening of the market for the years 2008 and 2009 would be more modest than assumed in the ‘‘base case’’ projections, (ii) the Company’s premium growth would be higher and loss ratios would be more favorable than assumed in the ‘‘base case’’ projections and the Company’s expense ratios would be relatively comparable and (iii) there would be a strong market in the years 2010 through 2012.

‘‘Base Case’’ Projections

	2007E	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	Compound Average Growth Rate 2007E-2016E
	(Dollars in millions)
Net Premiums Written	$270	$277	$283	$293	$305	$318	$331	$345	$361	$371	3.6%
Net Premiums Earned	255	275	281	288	299	311	325	338	353	366	4.1%
Net Underwriting Income	38	33	29	30	31	33	34	36	37	39	0.2%
Net Investment Income	25	31	36	40	43	46	49	50	52	53	8.6%
Pre-Tax Income	58	59	60	65	69	74	78	81	84	87	4.5%
Net Income	40	40	41	44	47	50	53	55	57	59	4.4%
Dividends Available to Stockholders (1)	7	29	35	36	39	39	39	41	48	55

(1)	Includes dividends from insurance subsidiaries less debt service and holding company expenses.

The material assumptions that were used in developing the ‘‘base case’’ projections are as follows:

	2007E	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	Average
Combined Ratio	85.1%	87.9%	89.7%	89.6%	89.6%	89.5%	89.5%	89.4%	89.4%	89.4%	88.9%
Net Premiums Written Growth Rate		2.6%	2.0%	3.4%	4.2%	4.2%	4.2%	4.3%	4.5%	2.8%
Return on Average Equity	17.4%	16.0%	15.6%	16.5%	17.1%	17.5%	17.7%	17.6%	17.7%	17.8%	17.1%

‘‘Insurance Cycle Case’’ Projections

	2007E	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	Compound Average Growth Rate 2007E-2016E
	(Dollars in millions)
Net Premiums Written	$270	$284	$295	$318	$348	$375	$391	$407	$425	$437	5.5%
Net Premiums Earned	255	278	290	308	335	363	383	399	417	432	6.0%
Net Underwriting Income	38	31	31	42	49	51	46	48	50	52	3.5%
Net Investment Income	25	32	37	41	46	50	53	56	58	60	10.1%
Pre-Tax Income	58	58	63	78	90	95	94	99	103	107	7.0%
Net Income	40	39	43	53	61	65	64	67	70	73	6.9%
Dividends Available to Stockholders (1)	7	22	27	33	32	46	46	48	57	67

(1)	Includes dividends from insurance subsidiaries less debt service and holding company expenses.

The material assumptions that were used in developing the ‘‘insurance cycle case’’ projections are as follows:

	2007E	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	Average
Combined Ratio	85.1%	88.7%	89.2%	86.4%	85.3%	86.1%	88.1%	88.0%	88.0%	87.9%	87.3%
Net Premiums Written Growth Rate		5.2%	3.8%	7.6%	9.6%	7.6%	4.2%	4.3%	4.5%	2.8%
Return on Average Equity	17.4%	15.4%	15.7%	18.3%	19.4%	19.2%	17.9%	18.0%	18.1%	18.3%	17.8%

Interests of our Directors and Executive Officers in the Merger

Our directors and executive officers may be deemed to have interests in the merger that are in addition to, or different from, the interests of our stockholders. These interests may present actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and recommend that our stockholders vote in favor of the adoption of the merger agreement.

Treatment of Stock Options

As of September 15, 2007, there were approximately 2,133,787 shares of our common stock issuable pursuant to stock options granted under our equity incentive plans to our directors, officers and employees, including executive officers. Pursuant to the terms of the merger agreement, except as otherwise agreed to by Buyer, each outstanding vested or unvested option to purchase shares of our common stock will be canceled and the holder will be entitled to receive in cash an amount equal to the difference between the merger consideration and the exercise price of each applicable stock option, without interest and less any required withholding taxes.

The following table identifies, for our current directors and executive officers, the aggregate number of shares of our common stock subject to outstanding vested and unvested stock options held as of September 15, 2007, the number of shares of our common stock subject to unvested stock options that will be canceled in exchange for a cash payment in connection with the merger, the cash-out value of such unvested stock options and the cash-out value of vested and unvested stock options.

Name	Aggregate Shares Subject to Options	Number of Shares Underlying Unvested Options	Aggregate Cash-Out Value of Unvested Options (1)	Aggregate Cash-Out Value of Vested and Unvested Options (2)
Richard W. Wright	12,120	1,000	$24,500	$296,940
J. Adam Abram	750,279	158,828	2,813,853	16,226,977
Matthew Bronfman	12,120	1,000	24,500	296,940
Alan N. Colner	12,120	1,000	24,500	296,940
Joel L. Fleishman	12,120	1,000	24,500	296,940
Dallas W. Luby	12,120	1,000	24,500	296,940
John T. Sinnott	12,120	1,000	24,500	296,940
A. Wellford Tabor	—	—	—	—
James L. Zech	12,120	1,000	24,500	296,940
Nicolas D. Zerbib	—	—	—	—
Michael T. Oakes	138,500	47,125	954,563	2,993,250
Gregg T. Davis	45,000	33,750	311,250	415,000
Michael P. Kehoe	263,630	10,000	165,000	6,298,935
C. Kenneth Mitchell	102,583	34,438	633,092	2,205,783

(1)	This column represents the cash-out value of all unvested options that will be canceled in connection with the merger, which is calculated in each case by multiplying the number of shares of our common stock underlying unvested stock options held by each individual by the positive difference between the merger consideration and the exercise price of the unvested stock option.
(2)	This column represents the cash-out value of all options, vested and unvested, to be canceled in connection with the merger, which is calculated in each case by multiplying the aggregate number of shares of our common stock underlying stock options held by each individual by the positive difference between the merger consideration and the exercise price of the stock options.

Termination Payments

The Company previously entered into employment agreements with each of our named executive officers pursuant to which, among other things, the Company agrees to provide post-termination salary, bonus and benefits to the named executive officer for periods ranging from 12 to 36 months depending on the level of the executive and the nature of the termination. In the event that a named executive officer is terminated for cause or disability or the executive elects to terminate his employment without good reason (as defined), then the Company generally offers no post-termination benefits. In the event an executive is terminated without cause or for performance, the executive terminates with good reason (as defined), or the Company permits the agreement to expire at the end of the applicable term, then the Company offers the continuation of certain salary, bonus and benefits. The termination payments do not contemplate any tax gross-ups. The merger will not, by itself, trigger such payments unless the executive is also terminated under such circumstances.

The following table shows (a) the end of the term for each employment agreement and (b) the total potential amount of all termination payments that each named executive officer is entitled to receive under their existing employment agreements with us (including salary, bonus and benefits) as of September 15, 2007. The amounts listed in the table do not include the acceleration of stock options, which is described on page 47. In addition, the amounts listed in the table exclude bonus, if any, related to fiscal 2007, which is described on page 50 and includes any unused vacation paid in the normal course.

Name	End of Term	Total Potential Termination Payments
J. Adam Abram	November 2008	$1,733,650
Michael T. Oakes	April 2008	1,060,345
Gregg T. Davis	May 2009	875,864
Michael P. Kehoe	November 2008	772,927	(1)
C. Kenneth Mitchell	October 2009	570,166	(2)
Total		$5,012,952

(1)	Includes $257,357 related to fiscal 2006 bonus award.
(2)	Includes $33,333 related to fiscal 2006 bonus award.

In addition, under the terms of Mr. Abram’s existing employment agreement, the Company is obligated in certain circumstances to grant Mr. Abram, in connection with equity financing transactions, options to purchase our common stock equal to 5% of the total number of shares of common stock or securities convertible into common stock offered by us, until invested equity capital equals or exceeds $250 million. At the request of Buyer, Mr. Abram executed a letter agreement with the Company concurrently with the execution of the merger agreement, acknowledging that neither the merger nor any financing transactions, agreements or arrangements related thereto will trigger any obligation to grant options to Mr. Abram under the terms of his existing employment agreement.

Arrangements with Executive Officers

Buyer has informed us that, although it is not a condition to closing, it desires that our existing management team remain in place following completion of the merger, subject to agreement to mutually acceptable terms and conditions. Buyer has had preliminary discussions with certain of our executive officers, including our chief executive officer and chief financial officer, regarding a general desire to retain the Company’s management team following completion of the proposed merger, and to explore the possibility of investments by management in Buyer following the completion of the merger. Representatives of Buyer did not indicate during these discussions whether such employment (including any possible change in compensation) or investment opportunities would definitely occur, which members of management would be given any such employment or investment opportunities, or the terms and conditions of any such employment (including any possible change in compensation) or investment opportunities (including with respect to the management as a group or individually). There have been no discussions between members of our management and representatives of Buyer regarding the percentage of shares that might be available for management investment, if any, and there have been no discussions regarding how many members of management, if any, will be given the opportunity to invest in the Company following completion of the proposed merger.

Buyer did inquire of Mr. Abram, solely for informational purposes and not in connection with any specific offer or proposal for a possible investment, whether Mr. Abram would be willing to consider a possible investment if given the opportunity and whether he had considered the amount, if any, he would be willing to consider investing. Mr. Abram informed representatives of Buyer that he would be willing to consider a possible investment opportunity in a particular range of amounts (the high-end of which would in any event be less than 1% of the equity of Buyer immediately following the proposed merger). Mr. Abram has not made a commitment to invest any particular amount, or to invest at all, and any such possible investment is subject to and conditioned upon the structure and terms thereof being satisfactory to him. No structure or terms or suggested investment amount have, as of the date of this proxy statement, been proposed to Mr. Abram by Buyer or any other member of the D. E. Shaw group.

None of our executive officers has had specific discussions with Buyer regarding the terms of employment of or compensation for such individual or any possible investment by such individual in Buyer, or has entered into any agreement, arrangement or understanding with respect thereto, other than their existing employment agreements. No such post-closing agreement, arrangement or understanding currently exists, and any such agreement, arrangement or understanding is subject to negotiations and discussions between Buyer and such executive officers. Buyer has informed us that it expects to have further discussions with our executive officers regarding their continued employment and possible investments in Buyer, in which event, unlike our stockholders, our executive officers may have an opportunity to participate in the Company’s potential future growth and benefit from any potential future increase in the Company’s value following the completion of the merger. We cannot presently determine whether such negotiations and discussions will result in agreements between the executive officers and Buyer or its affiliates. While, at some point in the future, there may be additional conversations between Buyer and members of our management regarding employment agreements and opportunities for management to invest in Buyer, there were no promises made by Buyer or members of management, nor were there any agreements, understandings or arrangements between Buyer and members of management regarding such matters, either at the time that the transaction was considered by the board of directors or during the go-shop period, when the board of directors actively solicited interest from other parties.

As a result of discussions with insurance regulatory authorities in connection with obtaining the approvals required to complete the merger, members of the D. E. Shaw group that will be shareholders of Buyer expect to grant to one or more senior executives of Buyer, which may after the closing of the merger include members of our management, proxies to vote approximately 7.6 percent of the outstanding voting power of Buyer, after the closing.

Continued Benefits

Under the terms of the merger agreement, to the extent that any of our employees, including our executive officers, remain employed by the surviving corporation, they will receive compensation, including base salary and incentive compensation opportunities and excluding equity-based incentive arrangements, and employee benefits that are substantially comparable in the aggregate to those received by such employee immediately prior to the merger. Employees are not third party beneficiaries under the merger agreement and may not rely on the agreements therein or any descriptions thereof. See ‘‘The Merger Agreement — Employee Benefits’’ beginning on page 70.

In addition, we believe, based on preliminary discussions with Buyer, that Buyer will authorize a new equity-based incentive plan after the completion of the merger for the benefit of employees of the Company and its subsidiaries. However, the terms of the merger agreement do not require Buyer to do so. In addition, we do not know and have not had specific discussions with Buyer regarding the anticipated size of the plan or individual awards to our executive officers and other participants under the plan. We expect that the size of such awards will generally be customary and will vary depending on the participant’s responsibilities with and potential contributions to the surviving corporation.

Cash Bonus Compensation

As a matter of practice, the Company awards cash bonuses to certain employees on an annual basis, in the discretion of our board of directors and the compensation committee, generally based upon our business objectives of generating returns on average equity of 15% or greater and generating underwriting profits. On June 10, 2007, the compensation committee of our board of directors modified the Company’s general practice regarding the payment terms of such cash bonuses to employees, including executive officers. The general practice had been that in order to be eligible for a cash bonus payment (or portion thereof, as applicable) in any fiscal year, an employee must have been employed on December 31 of the fiscal year immediately preceding the fiscal year in which the applicable cash bonus payment (or portion thereof, as applicable) is actually made. In anticipation of the Company entering into the merger agreement, the compensation committee modified the general practice as applied to cash bonus payments (or portions thereof, as applicable) to be made in the first quarter of 2008, to provide that if an employee is terminated, other than for cause, following the closing of the merger or a similar transaction, the employee will nonetheless be entitled to receive any cash bonus payment (or portion thereof, as applicable) that he or she would have been entitled to receive in the first quarter of 2008 had such employee been employed by the Company on December 31, 2007.

Indemnification and Insurance

The merger agreement provides for director, officer and employee indemnification arrangements and director and officer insurance arrangements for specified time periods. See ‘‘The Merger Agreement — Indemnification and Insurance’’ beginning on page 70.

In addition, the Company previously entered into indemnification agreements with each of our executive officers and directors, including members of the board committee, pursuant to which the Company indemnifies the executive officers and directors to the maximum extent allowed by Section 145 of the DGCL.

Compensation of the Board Committee

To compensate the members of the board committee for the significant time commitment required of them in connection with fulfilling their duties and responsibilities, the members of the board committee will each receive a cash fee of $500 for each board committee meeting pursuant to the Company’s existing policy regarding the compensation of committee members. As of September 15, 2007, there had been a total of 17 meetings of the board committee. The members of the board committee will also be reimbursed for their reasonable out-of-pocket travel and other expenses incurred in connection with their services on the board committee.

Relationship with Wachovia

A. Wellford Tabor, a director of the Company, is a partner of Wachovia Capital Partners, the merchant banking arm of Wachovia Corporation. Wachovia Capital Markets, LLC, the D. E. Shaw group’s financial advisor, which will be entitled to a fee or commission in connection with the merger, is an affiliate of Wachovia Corporation. Wachovia Investors, Inc., which is an affiliate of Wachovia Capital Markets, LLC and Wachovia Corporation, owns 99.6% of the membership interests in Wachovia Capital Partners 2003, LLC, which in turn is the sole limited partner of HRWCP 1, L.P. HRWCP 1, L.P. is a Significant Stockholder. WCP Management Company 2003, LLC, an entity which is owned by the individual partners and professionals of Wachovia Capital Partners, including Mr. Tabor, is the managing member of Wachovia Capital Partners 2003, LLC. Mr. Tabor, while a director of the Company, was not a member of the board committee which, in consultation with its legal and financial advisors, developed the material terms of the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. persons (as defined below) whose shares of our common stock, or warrants or options to purchase our common stock, are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term ‘‘U.S. person’’ to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation created or organized under the laws of the U.S. or any of its political subdivisions;

•	a trust that (a) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership, including an entity treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding shares of our common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of our common stock as capital assets, and may not apply to (1) stockholders who hold an equity interest, directly or indirectly, in Buyer or the surviving corporation after the merger, (2) stockholders who validly exercise their rights under Delaware law to object to the merger or (3) to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold our common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of stock options to purchase shares of our common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.    The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cancellation of Stock Options and Warrants for Cash Pursuant to the Merger Agreement.    The cancellation of our stock options and warrants for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. A holder of stock options received in connection with the performance of services, which we refer to in this proxy statement as compensatory options, will generally recognize ordinary income (subject to employment and income tax withholding) upon the receipt of the cash received in cancellation of such options in an amount equal to the excess of the cash received over the amount, if any, that the holder paid for the compensatory options. Holders of stock options that are not compensatory options and holders of warrants will generally recognize gain upon the receipt of the cash received in cancellation of such options or warrants in an amount equal to the excess of the cash received over the holder’s adjusted tax basis in the options or warrants. Any gain recognized will be capital gain provided the holder of the stock option or warrants held such options or warrants as a capital asset at the time of completion of the merger.

Backup Withholding and Information Reporting.    Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the merger agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult his/her/its tax advisor regarding the applicability of the rules discussed above to him/her/it and the particular tax effects to him/her/it of the merger in light of his/her/its particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of stock options or warrants, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

U.S. state insurance laws and regulations generally require that, prior to the direct or indirect acquisition of an insurance company domiciled in that particular jurisdiction, the acquiring company must obtain the approval of the insurance regulatory authority of that jurisdiction. In connection with the merger, filings for regulatory approval are required with the insurance regulatory authorities of North Carolina and Ohio, the states in which the Company’s insurance subsidiaries are domiciled. These filings were made with the insurance regulatory authorities of each of North Carolina and Ohio on July 11, 2007 and September 25, 2007.

Although the Company and Buyer do not expect these regulatory authorities to object to the transaction or otherwise withhold their approval, there is no assurance that the Company and Buyer will obtain all necessary regulatory approvals.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ and the applicable waiting period has expired or been terminated. The Company and Buyer filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on July 11, 2007. On July 20, 2007, the FTC granted early termination of the waiting period under the HSR Act with respect to the merger. At any time before or after completion of the merger, notwithstanding the early termination or expiration of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Buyer. At any time before or after the completion of the merger, and notwithstanding the early termination or expiration of the waiting period under the HSR Act, any U.S. state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Buyer. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

We are aware of two lawsuits filed in connection with the proposed merger.

On June 13, 2007, Levy Investments filed a purported class action complaint, referred to in this proxy statement as the Levy complaint, in the Superior Court for Orange County, North Carolina against the Company, all of the directors of the Company and the D. E. Shaw group. The Levy complaint alleges, among other things, that our directors breached their fiduciary duties to our stockholders in approving the merger agreement and that the negotiation and structure of the proposed merger are the result of an unfair process. The Levy complaint seeks, among other things, class certification and an injunction preventing the completion of the merger, and a declaration that the directors breached their fiduciary duties in approving the merger agreement. We believe the Levy complaint is without merit and plan to defend against it vigorously. On September 10, 2007, the Levy plaintiff filed an amended complaint that contains substantially similar allegations as the original Levy complaint, except that it adds allegations that the directors have breached their fiduciary duties to our stockholders by filing a preliminary proxy statement on August 3, 2007 that omitted material information about the proposed merger. The Levy plaintiff also filed a motion on September 10, 2007 for expedited discovery and a motion for a preliminary injunction seeking to prohibit the proposed merger. Thereafter, the Company filed a motion to stay the North Carolina litigation pending the resolution by the Delaware Chancery Court of a proposed settlement of the Cardwell complaint discussed below. Following a hearing on September 18, 2007, the Levy plaintiff informed the Superior Court for Orange County that it would not object to the entry of a stay, which the court entered in an order, dated September 19, 2007.

On August 17, 2007, Judy Quinn Cardwell Roth IRA filed a purported class action complaint, referred to in this proxy statement as the Cardwell complaint, in the Court of Chancery for the State of Delaware in and for New Castle County against the Company, all of the directors of the Company and the D. E. Shaw group. The Cardwell complaint alleges, among other things, that our directors breached their fiduciary duties to our stockholders in approving the merger agreement, that certain of the defendants, in particular Mr. Abram, acted to better their own interests at the expense of our stockholders, that our management engineered and timed the proposed merger to freeze-out our public stockholders in order to capture the benefits of our future potential without paying adequate or fair consideration to our public stockholders while enabling our largest stockholders to liquidate their holdings and realize significant gain, that the consideration to be paid in the proposed merger is unfair and inadequate and that our directors breached their fiduciary duties to our stockholders in not pursuing negotiations or proposals from other interested parties. In support of its allegation that the transaction is unfair, the Cardwell complaint notes or alleges, among other things, that:

•	the $34.50 per share price is less than the $35.18 per share price at which the shares closed on the last trading day before the announcement of the transaction;

•	the transaction price is significantly below the premiums paid in acquisitions of comparable companies;

•	the second quarter 2007 results announced by the Company, the day following the expiration of the go-shop period, were generally more favorable than the results in the comparable period in the prior year; and

•	the transaction is not subject to the approval of the holders of a majority of the shares held by persons other than the Significant Stockholders and officers and directors of the Company.

The Cardwell complaint also alleges that our preliminary proxy statement, filed on August 3, 2007, omitted information that is material to our stockholders’ decisions whether to approve the proposed merger or seek appraisal, including, but not limited to: adequate reasons supporting our board of directors’ determination not to negotiate with Party A prior to entering into the merger agreement; revenue, expense, income projections or other forecasts or financial analyses from our management; the full nature and details of JPMorgan’s relationships with the D. E. Shaw group, including how much compensation JPMorgan has generated or expects to generate from those relationships; the full nature and details of work performed by Skadden Arps for the D. E. Shaw group, including how much compensation Skadden Arps has generated or expects to generate from such work; and the full nature and details of discussions with other potential buyers during the period from June 5-7, 2007, and whether or not those discussions led to bids being submitted or standstill agreements being entered into. The Cardwell complaint seeks, among other things, class certification, an injunction preventing the completion of the merger, damages for all profits and special benefits obtained by the defendants in connection with the merger and the award of plaintiff’s costs and expenses, including attorney and expert fees. On August 21, 2007, the Cardwell plaintiff filed a motion for expedited discovery and a motion for a preliminary injunction seeking to prohibit the proposed merger.

On September 17, 2007, the parties entered into a memorandum of understanding, which we refer to as the MOU, with the Cardwell plaintiff, providing for the settlement of the Delaware action subject to approval by the Chancery Court. In connection with the terms of the MOU and the contemplated settlement, the Company agreed to make additional disclosures to stockholders in connection with the special meeting, which disclosures are contained in this proxy statement. The settlement, which is subject to confirmatory discovery and court approval, will release all claims by the class of Company stockholders that were raised or could have been raised in the Delaware action against the defendants, including the Company, the directors of the Company and the D. E. Shaw group. The Company also believes that the approval of the settlement in the Delaware action would have the effect of barring the claims in the North Carolina action.

Additional lawsuits pertaining to the merger could be filed in the future.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We encourage you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled ‘‘Where You Can Find More Information’’ beginning on page 80.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, the Company will continue to exist following the merger. Upon completion of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and our officers will be the initial officers of the surviving corporation, other than those officers who Merger Sub determines shall not remain as officers of the surviving corporation. All officers of the surviving corporation will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

The Company and Buyer each have certain termination rights under the terms of the merger agreement, including the right of either party to terminate the merger agreement if the merger has not been completed on or before December 15, 2007. See ‘‘— Termination of the Merger Agreement’’ beginning on page 68.

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger in the fourth quarter of 2007 and as promptly as practicable following the adoption of the merger agreement by our stockholders at the special meeting and following all necessary regulatory approvals being obtained. Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the third business day after the satisfaction or waiver of the conditions described under ‘‘— Conditions to the Merger’’ beginning on page 64.

Following completion of the merger, our common stock will be delisted from NASDAQ, deregistered under the Exchange Act and no longer publicly traded. We will be a privately-held corporation and our current stockholders, other than any employee who may agree to terms with Buyer permitting such employee to invest in the surviving corporation or an affiliate of the surviving corporation and who chooses to invest, although no such arrangement, agreement or understanding regarding any such investment currently exists between any of our employees and Buyer or any of its affiliates, will cease to have any ownership interest in us or rights as a stockholder in us. Therefore, such current stockholders will not participate in any of our potential future growth or benefit from any potential future increase in the Company’s value following the completion of the merger.

If the merger is not completed, you will not receive any payment for your shares of our common stock in connection with the merger. Instead, we will remain an independent public company and our shares will continue to be listed and traded on NASDAQ and registered under the Exchange Act. In addition, we may be obligated to pay Buyer a termination fee of $11,463,424, and we could have been obligated to pay Buyer a termination fee of $7,164,640, if a termination had occurred during the go-shop period. In addition, we may be required to reimburse Buyer for an amount not to exceed $3,582,320 for transaction fees and expenses incurred by Buyer and its affiliates.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock outstanding immediately prior to the effective time of the merger, other than shares as to which appraisal rights may have been perfected under Delaware law, will be canceled and converted into the right to receive $34.50 in cash per share, without interest and less any required withholding taxes, and each holder of our common stock, other than shares as to which appraisal rights may have been perfected under Delaware law, shall cease to have any rights with respect to such shares, except for the right to receive the merger consideration. See ‘‘Appraisal Rights of Dissenting Stockholders’’ beginning on page 77 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement. All shares held by the Company will be retired and canceled and no payment will made in respect of those shares.

Treatment of Options, Warrants and Notes

Stock Options.    Under the terms of the merger agreement, upon the completion of the merger, each outstanding vested or unvested option to purchase our common stock will be canceled and the holder will be entitled to receive in cash an amount equal to the difference between the merger consideration and the exercise price of each applicable stock option, without interest and less any required withholding taxes. Payments with respect to such options will be made by the paying agent. See ‘‘— Exchange and Payment Procedures’’ beginning on page 57.

Warrants.    Under the terms of the merger agreement, upon the completion of the merger, each outstanding warrant to purchase shares of our common stock will be converted into the right to receive, upon exercise of such warrant the merger consideration the holder of such warrant would have been entitled to receive upon completion of the merger if such holder had been, immediately prior to the merger, the holder of the number of shares of our common stock then issuable upon exercise in full of such warrant or, if the holder and the Company agree, canceled and extinguished, and the holder thereof will be entitled to receive, following cancellation an amount in cash equal to the excess of (a) the product of (1) the number of shares of our common stock subject to the warrant and (2) the merger consideration, minus (b) the aggregate exercise price of the warrant, without interest and less any required withholding taxes. Payments with respect to such warrants will be made by the paying agent. See ‘‘— Exchange and Payment Procedures’’ beginning on page 57.

Notes.    If you borrowed funds from the Company to purchase shares of our common stock and any such loan is outstanding, under the terms of the notes evidencing such loans, the outstanding principal amount and accrued and unpaid interest is required to be prepaid in full by wire transfer or certified bank check upon the completion of the merger. However, if the borrower and the Company agree, the borrower may pay such loan by agreeing to reduce the merger consideration otherwise payable to the borrower by the outstanding amount of principal and interest with respect to any such loan.

Exchange and Payment Procedures

Promptly after the effective time of the merger, Buyer will deposit, or will cause to be deposited, with a bank or trust company, which we refer to in this proxy statement as the paying agent, reasonably acceptable to us, cash in amounts and at the times necessary to pay the applicable merger consideration to each holder of shares of our common stock, holders of our options and holders of our warrants.

As promptly as practicable after the effective time of the merger (but in any event within three business days), the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the applicable merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. Each of Buyer or the paying agent will be entitled to deduct and, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, the surviving corporation will not record on the stock transfer books of the Company or the surviving corporation any transfers of shares of our common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or book-entry shares are presented for transfer, such shares will be canceled and treated as having been surrendered for the applicable merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to former holders of our common stock for more than one year following the completion of the merger will be delivered, upon demand, to the surviving corporation. Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the applicable merger consideration. None of Buyer, Merger Sub, the Company, the surviving corporation, the paying agent or any other person will be liable to any former holders of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been lost stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the paying agent post a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should carefully read in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Buyer and Merger Sub, and representations and warranties made by Buyer and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations and warranties that we made are qualified by certain information that we disclosed in documents we filed with or furnished to the SEC and that are publicly available on EDGAR on or after March 9, 2007 and prior to the date of the merger agreement, as well as by confidential disclosure schedules that we delivered to Buyer and Merger Sub concurrently with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. Stockholders are not third party beneficiaries under the merger agreement, except for the right to receive the merger consideration from and after the completion of the merger, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Buyer or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Our representations and warranties to Buyer and Merger Sub relate to, among other things:

•	corporate organization and existence;

•	corporate authorization to enter into and perform our obligations under the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities required to complete the merger;

•	absence of conflicts with or defaults under our organizational documents, other contracts and applicable laws;

•	our capital structure, including in particular the number of shares of our common stock, stock options and warrants outstanding;

•	our subsidiaries, including our equity interests in them and the conduct of our insurance operations through them;

•	certain documents we have filed with the SEC;

•	our financial statements;

•	statutory statements and other documents we file with applicable insurance regulatory authorities;

•	absence of certain changes or events since December 31, 2006;

•	no undisclosed liabilities;

•	compliance with applicable laws and court orders;

•	litigation matters;

•	reinsurance treaties or agreements;

•	actuarial matters;

•	title to our properties and absence of liens;

•	taxes;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	material contracts;

•	brokers’ and finders’ fees; and

•	affiliate transactions.

Many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, ‘‘material adverse effect’’ is defined to mean any event, change, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, financial condition or results of operation of the Company and its subsidiaries, taken as a whole, provided that none of the following shall be considered in determining whether a material adverse effect on the Company has occurred or would reasonably be expected to occur:

•	changes or fluctuations in the economy or financial markets generally in the U.S. or Bermuda or changes or fluctuations that are the result of acts of war, armed hostilities or terrorism, provided that any such change or fluctuation does not disproportionately adversely affect us and our subsidiaries compared to other companies of similar size operating in the same industries and in similar geographic areas and product markets in which we and our subsidiaries operate;

•	changes that are the result of factors generally affecting the property/casualty insurance and/or workers compensation industry and the geographic areas in which we and our subsidiaries operate, provided that any such change does not disproportionately adversely affect us and our subsidiaries compared to other companies of similar size operating in the same industries and in similar geographic areas and product markets in which we and our subsidiaries operate;

•	any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with its customers, employees, agents, suppliers or regulators caused by the pendency or the announcement of the merger;

•	changes in generally accepted accounting principles, the rules or policies of the Public Company Oversight Board or the statutory accounting principals prescribed or permitted by the applicable state insurance regulators as in effect as of the date of the merger agreement in any state in which our subsidiaries operate, or any applicable law or interpretation or application of any of the foregoing after the date of the merger agreement;

•	the suspension of trading in securities on the New York Stock Exchange or NASDAQ or a decline in the price, or a decline or increase in the trading volume, of our common stock, provided that this exception does not preclude a determination that any event, change, circumstance or effect underlying such decline or increase, as the case may be, has resulted in, or contributed to, a material adverse effect;

•	the entry into or announcement of the execution of the merger agreement or our compliance with the terms of the merger agreement;

•	any failure by the Company to meet any estimates or projections of revenues or earnings for any period ending on or after the date of the merger agreement and prior to completion of the merger, provided that this exception does not preclude a determination that any event, change, circumstance or effect underlying such failure, has resulted in, or contributed to, a material adverse effect;

•	any (a) change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of our subsidiaries or any of their businesses or securities if the transactions contemplated by the merger agreement or any other event, change, circumstance or effect otherwise set forth in the first bullet above, subclause (b) of this bullet and the last bullet below has contributed to, or underlies, such change or announcement, in each case in any material respect, or (b) failure of any affiliate of Buyer or Merger Sub to obtain a specified credit rating or A.M. Best rating in connection with the transactions contemplated by the merger agreement; or

•	any actions taken, or the failure to take any action, which Buyer has requested in writing or to which Buyer has consented in writing.

In the merger agreement, Buyer and Merger Sub each made representations and warranties relating to:

•	corporate organization and existence;

•	corporate authorization to enter into and perform their obligations under the merger agreement;

•	necessary regulatory filings and consents and approvals of governmental entities required to complete the merger;

•	absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	capital structure of Buyer and Merger Sub;

•	litigation;

•	brokers and finders’ fees;

•	Buyer having funds available prior to and as of the completion of the merger to pay the merger consideration and all related fees and expenses to be paid as of or prior to the completion of the merger;

•	that neither Buyer or Merger Sub is, with respect to the Company, an ‘‘interested stockholder’’ as such term is defined in Section 203(c)(5) of the DGCL; and

•	ownership of shares of our common stock.

Several of these representations made by Buyer and Merger Sub to us were qualified by certain information that Buyer and Merger Sub disclosed in confidential disclosure schedules that they delivered to us concurrently with the execution of the merger agreement.

Conduct of Business Prior to Closing

Under the terms of the merger agreement, we have agreed that, subject to certain exceptions, between the date of the merger agreement and the completion of the merger, we will conduct, and cause our subsidiaries to conduct, our operations in the ordinary course consistent with past practice, including using our commercially reasonable efforts to preserve intact our business organization, and goodwill and relationships with customers, third party vendors, including government entities, insurance carriers and other intermediaries, company producers and others having material business dealings with us and to keep available the services of our current officers and key employees.

In addition, we have agreed that, subject to certain exceptions, between the date of the merger agreement and the completion of the merger, we and our subsidiaries will not:

•	adopt or propose any change in its organizational documents;

•	declare, set aside, make or pay any dividend or other distribution in respect of our securities, securities of our subsidiaries or rights to acquire such securities, except for (a) dividends or distributions from one wholly owned subsidiary to another and (b) regular quarterly cash dividends paid on our common stock not in excess of $0.15 per share per quarter;

•	adjust, split, combine or reclassify any of our common stock or issue or authorize the issuance of any other securities;

•	repurchase, redeem or otherwise acquire any shares of our common stock or the capital stock of our subsidiaries or any other equity interests or rights to acquire any such shares or interests;

•	issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber shares of our common stock or other securities or make any change to our capital structure other than upon exercise of our previously issued and outstanding options or warrants or certain issuances by and among our wholly owned subsidiaries;

•	merge or consolidate with any person or acquire any material assets or make a material investment in any other person other than acquisitions of inventory, equipment or software in the ordinary course of business consistent with past practice or ordinary course investment portfolio transactions;

•	sell, lease, license, subject to a lien, other than a permitted lien, encumber or otherwise surrender, relinquish or dispose of any assets, property, product lines or businesses, except pursuant to existing contracts or commitments, in an amount not in excess of $250,000 individually or $1,000,000 in the aggregate or ordinary course investment portfolio transactions;

•	make any loans, advances or capital contributions to or investments in any person, in excess of $2,500,000 in the aggregate during any 12-month period, other than by the Company or any of its subsidiaries or ordinary course investment portfolio transactions;

•	create, incur, guarantee or assume certain indebtedness;

•	make or commit to make any capital expenditure other than capital expenditures approved by our board of directors prior to the date of the merger agreement or within the Company’s capital budget for the 2007 fiscal year;

•	cancel any debts or waive any claims or rights of substantial value, except in the ordinary course of business consistent with past practice with respect to claims that are not material;

•	take certain actions with respect to compensation and employee benefits, including:

–	amending or otherwise modifying benefits under any of our benefit plans other than immaterial amendments or modifications;

–	accelerating the payment or vesting of benefits or amounts payable or to become payable under any of our benefit plans as in effect on the date of the merger agreement;

–	failing to make any required contribution to any of our benefit plans;

–	merging or transferring any of our benefit plans or the assets or liabilities of any of our benefit plans;

–	changing the sponsor of any of our benefit plans; or

–	terminating or establishing any of our company benefit plans, except to the limited extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, without any material increase in liability or cost to the Company or to the extent required by an existing agreement, benefit plan or law;

•	grant any increase in the compensation, bonus or benefits of our directors, officers, employees, consultants, representatives or agents, other than immaterial increases in the compensation and benefits of persons who are not directors, executive officers or employees who earn more than $150,000 in base salary in the ordinary course of business consistent with past practice;

•	enter into or materially amend or modify any severance, consulting, retention, collective bargaining, change of control or employment agreement, plan, program or arrangement;

•	settle or compromise any material claims or audits in an amount in excess of $750,000 individually or $2,000,000 in the aggregate, except that if a reserve has been established on our balance sheet as of December 31, 2006 for an amount less than the settlement or comprise amount, we may settle such claims or audits in an amount up to $750,000 individually or $2,000,000 in the aggregate in excess of such claim or reserve amount, other than with respect to insurance claims in the ordinary course of business;

•	enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would restrict in any material respect the operations of the business after completion of the merger, other than with respect to insurance claims in the ordinary course of business;

•	make or rescind any material election relating to taxes, settle or compromise any claim relating to taxes, enter into a written and legally binding agreement with a tax authority relating to taxes or, except as required by law, change any of our methods of reporting income or deductions for federal income tax purposes from those employed for our tax returns for the taxable year ended December 31, 2006;

•	other than in the ordinary course of business:

–	modify or amend in any material respect or terminate any material contract;

–	enter into any successor agreement relating to an expiring material contract that changes the terms of the expiring material contract in a way that is materially adverse to us or any of our subsidiaries; or

–	modify, amend or enter into any new agreement that would have been considered a material contract if it were entered into at or prior to the date of the merger agreement;

•	enter into or renew or extend any agreements or arrangements that limit or otherwise restrict us or any of our subsidiaries or any affiliate that could, after the completion of the merger, limit or restrict Buyer or any of its affiliates, including the surviving corporation, from engaging or competing in any line of business or in any geographic area;

•	terminate, cancel, amend or modify any insurance policies covering us or any of our subsidiaries as insureds or their respective properties which is not replaced by comparable insurance coverage;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries;

•	other than a renewal transaction with any reinsurer upon expiration of any current reinsurance agreement, enter into any new reinsurance transaction as assuming or ceding insurer which does not contain arms’ length cancellation, termination and commutation provisions;

•	alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, methods, guidelines or policies, except as may be required by generally accepted accounting principles, the statutory accounting principals prescribed or permitted by the applicable state insurance regulators in any state in which we operate or any governmental entity or applicable law; or

•	agree or commit to do any of the foregoing.

Agreement to Use Commercially Reasonable Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable under applicable law to complete the merger as promptly as practicable, including preparing and filing any required submissions under applicable law. Under the terms of the merger agreement, the parties have also agreed, to the extent permissible, to use their commercially reasonable efforts to obtain all requisite material approvals, clearances and authorizations for the merger. In addition, each of the parties agreed to use its commercially reasonably efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or inquiry, including any proceeding initiated by a non-governmental entity.

Agreement to Cooperate with Financing

We have agreed, and have agreed to cause our subsidiaries (and to use our commercially reasonable efforts to cause our and their respective representatives) to provide to Buyer all cooperation reasonably requested by Buyer in connection with the placement of trust preferred securities or debt financing in the U.S. and/or in Bermuda, including:

•	furnishing Buyer, Merger Sub and their financing sources with financial and other pertinent information regarding us and our subsidiaries as may be reasonably requested by Buyer;

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with any such financing;

•	reasonably cooperating with the marketing efforts for any such financing;

•	facilitating the entrance into one or more indentures, guarantees or other agreements satisfactory to Buyer in connection with any such financing;

•	facilitating the consummation of any such financing;

•	executing and delivering, or using commercially reasonable efforts to obtain from our advisors or other persons, customary certificates, accounting comfort letters, legal opinions, hedging agreements, surveys or title insurance policies; and

•	facilitating the entrance into other documents and instruments relating to guarantees and other matters ancillary to any such financing as may be reasonably requested by Buyer.

However, the merger is not subject to a financing condition and equity commitments for the full amount of the merger consideration plus funds sufficient to pay all related fees and expenses required to be paid or funded as of or prior to the completion of the merger have been received by Buyer from the Investors pursuant to the equity commitment letter.

Conditions to the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement must have been approved by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have terminated or expired; and

•	approvals under any applicable insurance laws shall have been obtained and the waiting period under filings under any insurance laws shall have terminated or expired.

The obligation of Buyer and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representation and warranty with respect to the absence of any event, change, circumstance or effect that has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on us since December 31, 2006 must be true and correct in all respects;

•	our representations and warranties with respect to corporate authorization, capitalization and brokers’ and finders’ must be true and correct in all material respects;

•	all other representations and warranties made by us in the merger agreement, with the exception of those listed above, must be true and correct (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties), except where the failure to be so true and correct does not have and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us;

•	we must deliver to Buyer at the closing a certificate from our chief executive officer or our chief financial officer with respect to the satisfaction of the conditions relating to our representations and warranties;

•	we must have performed or complied in all material respects with all agreements and covenants required to be performed by us under the merger agreement at or prior to the closing date and Buyer shall have received a certificate of our chief executive officer or our chief financial officer certifying to such effect; and

•	we must deliver a certificate to Buyer certifying that, as of the closing date of the merger, we are not and have not been at any time during the five-year period ending on such date a real property holding corporation as defined under Section 897(c)(2) of the Code.

Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	Buyer’s and Merger Sub’s representation and warranty with respect to financing must be true and correct in all respects;

•	Buyer’s and Merger Sub’s representation and warranty with respect to corporate authorization must be true and correct in all material respects;

•	all other representations and warranties made by Buyer and Merger Sub in the merger agreement, with the exception of those listed above, must be true and correct, without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties, except where the failure to be so true and correct does not and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the merger agreement;

•	Buyer must deliver to us at the closing a certificate from an executive officer of Buyer with respect to the satisfaction of the conditions relating to their representations and warranties; and

•	Buyer and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed by them under the merger agreement at or prior to the closing date and we must receive a certificate of an executive officer of Buyer to such effect.

No Financing Condition; Equity Commitment Letter

The merger is not subject to a financing condition. Equity commitments for the full amount of the merger consideration plus funds sufficient to pay all related fees and expenses required to be paid or funded as of or prior to the completion of the merger have been received by Buyer from each of the Investors pursuant to the equity commitment letter. Under the terms of the equity commitment letter, each of the Investors has committed to Buyer, severally and not jointly, in the amount set forth therein, to fund, or to cause to be funded, the aggregate funds necessary to complete the transactions contemplated by the merger agreement. The obligations of each Investor to Buyer to fund, or to cause to be funded, its equity commitment are subject to the prior satisfaction or waiver of the conditions to Buyer’s and Merger Sub’s obligations to effect the merger, as set forth solely in Sections 7.1 and 7.2 of the merger agreement, and the contemporaneous completion of the merger. The Investors’ obligation to fund the equity commitment, but not any obligation to pay amounts owed in connection with any breach or failure of Buyer or Merger Sub to comply with any payment obligations under the merger agreement, as described below, terminates upon the termination of the merger agreement.

The Investors have agreed pursuant to the equity commitment letter to pay amounts owed in connection with any breach or failure of Buyer or Merger Sub to comply with any payment obligations under the merger agreement following termination of the merger agreement, whether or not any such amounts may have arisen prior to termination of the merger agreement, in an amount with respect to each Investor equal to the product of the liability cap and such Investor’s percentage of the equity commitment. This obligation will survive any termination of the merger agreement for a period of not less than six months.

Each Investor may assign all or a portion of its obligation to fund its equity commitment to one or more of its affiliates or affiliated funds or any co-investor permitted under the terms of the merger agreement, so long as the Investors, their affiliates and any affiliated funds continue to own at least 55% of the equity securities of Buyer prior to and as of the closing of the merger. Any such assignment will not relieve an Investor from its obligation to fund the equity commitment pursuant to the terms of the equity commitment letter. In addition, no such assignment by an Investor will become effective if it would or would reasonably be expected to adversely affect the obligation to pay amounts owed in connection with any breach or failure of Buyer or Merger Sub to comply with the payment obligations under the merger agreement, or prevent, materially delay or materially impair the completion of the merger or the other transactions contemplated by the merger agreement. Each Investor’s liability to the Company or otherwise under the equity commitment letter is capped at an amount equal to the product of the liability cap and such Investor’s percentage of the equity commitment.

Calling of Stockholder Meeting

Subject to the terms and conditions set forth in the merger agreement, the Company is required to duly call, give notice of, convene and hold a meeting of our stockholders to vote upon the adoption of the merger agreement. Our board of directors has unanimously resolved to recommend that our stockholders approve the adoption of the merger agreement. However, under specified circumstances our board of directors may, at any time prior to the adoption of the merger agreement by our stockholders, withdraw or change its recommendation and/or (b) terminate the merger agreement. See ‘‘— Recommendation Withdrawal; Special Company Termination Rights’’ beginning on page 67 for a complete discussion of these rights.

Solicitation of Other Offers

Solicitation of Other Offers during the ‘‘Go-Shop’’ Period.    Under the terms of the merger agreement, the Company had the right to actively solicit and engage in discussions and negotiations with respect to competing proposals from, and provide non-public information to, third parties through 11:59 p.m., New York time, on August 5, 2007. At any time during the go-shop period, subject to the payment of a termination fee (as described in ‘‘— Termination of the Merger Agreement’’ and ‘‘— Termination Fees and Expenses’’ beginning on page 68 and 69, respectively), our board of directors was permitted to terminate the merger agreement to accept a superior proposal, without any obligation to notify or offer Buyer a right to match the proposal. The Company did not receive any competing proposals during the go-shop period.

No Solicitation of Other Offers during the ‘‘No-Shop’’ Period.    Under the terms of the merger agreement, after 11:59 p.m., New York time, on August 5, 2007, the Company has agreed not to, and to cause our representatives not to:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers, provide any non-public information or data to any third party that may initiate a takeover proposal, or knowingly make any other efforts or attempts that constitute or would reasonably be expected to lead to, any takeover proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, any takeover proposal;

•	enter into any merger agreement, letter of intent or other agreement providing for or relating to a takeover proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to complete the transactions contemplated by the merger agreement; or

•	agree or publicly propose to do any of the foregoing.

However, if at any time during the no-shop period, we receive a bona fide written takeover proposal from any party with whom we were in contact during the go-shop period or an unsolicited takeover proposal from any third party, we are permitted to engage in discussions or negotiations with, or provide any non-public information to, any such party if our board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that the takeover proposal constitutes, or could reasonably be expected to lead to, a superior proposal and the failure to provide non-public information to or engage in discussions or negotiations with, such third party would be inconsistent with our directors’ fiduciary duties under applicable law.

During the no-shop period, we are required under the terms of the merger agreement to promptly (within two business days) notify Buyer in the event we receive a takeover proposal, including the material terms and conditions thereof, and will keep Buyer reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, we will promptly (within two business days) notify Buyer orally and in writing if we determine to begin providing information or to engage in negotiations concerning a takeover proposal.

Confidentiality Obligations

Under the terms of the merger agreement, we may not, and may not allow our representatives to, disclose any non-public information to any person in connection with a takeover proposal without entering into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreements entered into with Buyer or its affiliates; provided that no such agreement will be required to prohibit or restrict any third party from submitting, amending, discussing, negotiating, entering into and consummating a takeover proposal with the Company or any of its advisors. Also, we are required to promptly or substantially contemporaneously, depending on the circumstances, provide to Buyer any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to Buyer.

Takeover Proposal and Superior Proposal

A ‘‘takeover proposal’’ means any inquiry, proposal or offer from any person or group of persons other than Buyer or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, or 15% or more of any class or series of our securities (or any of our subsidiaries whose business constitutes 15% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole), any tender offer or exchange offer that if completed would result in any person or group of persons beneficially owning 15% or more of any class or series of our capital stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of our subsidiaries whose business constitutes 15% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole.

A ‘‘superior proposal’’ means a bona fide written takeover proposal (as defined above, except that all references to ‘‘15%’’ in the definition of ‘‘takeover proposal’’ shall be deemed to be references to ‘‘more than 50%’’) that our board of directors determines in good faith, after consulting with its financial advisor and outside counsel, taking into account, among other things, all legal, financial and other aspects of the takeover proposal and the third party making such proposal, is more favorable to our stockholders than the transactions contemplated by the merger agreement, including any written proposal by and binding upon Buyer to amend the merger agreement prior to such determination by our board of directors, as amended from time to time.

Recommendation Withdrawal; Special Company Termination Rights

Subject to the terms and conditions set forth in the merger agreement, the Company is required to duly call, give notice of, convene and hold a meeting of our stockholders to vote upon the adoption of the merger agreement. Our board of directors has unanimously resolved to recommend that our stockholders approve the adoption of the merger agreement. However, our board of directors may, at any time prior to the adoption of the merger agreement by our stockholders, (a) withdraw (or modify or qualify in a manner adverse to Buyer in any material respect), or publicly propose to withdraw, its recommendation that our stockholders approve the adoption of the merger agreement or knowingly take any other action or knowingly make any other public statement that is knowingly inconsistent in any material respect with such recommendation, which we refer to in this proxy statement as a recommendation withdrawal, and/or (b) terminate the merger agreement, in either case, if our board of directors determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, except that our board of directors may not take any such action (1) not in connection with a takeover proposal, unless the taking of such action is based on one or more events, changes, circumstances or effects relating to the Company or any of its subsidiaries that occurs on or after June 11, 2007, the date of the merger agreement, and (2) in connection with a takeover proposal, unless our board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that such takeover proposal constitutes a superior proposal and, if such determination is made during the no-shop period, the Company:

•	has given written notice to Buyer at least three business days in advance of its intention to effect a recommendation withdrawal or terminate the merger agreement and has provided Buyer with a copy of the relevant proposed transaction agreements with the party making the takeover proposal; and

•	negotiates in good faith during such three business day period with Buyer (to the extent Buyer desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement so that such takeover proposal ceases, in the judgment of our board of directors to constitute a superior proposal.

For a detailed discussion of the termination rights of the parties under the merger agreement and the fees and expenses associated therewith , see ‘‘— Termination of the Merger Agreement’’ and ‘‘— Termination Fees and Expenses’’ beginning on page 68 and 69, respectively.

Termination of the Merger Agreement

The Company and Buyer each have certain termination rights under the terms of the merger agreement. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the Company and Buyer;

•	by either the Company or Buyer if:

–	the merger is not completed on or before December 15, 2007, except that this right will not be available to any party whose material breach of the merger agreement primarily contributes to the failure to complete the merger by such date;

–	there is any final and non-appealable order, judgment, decree or ruling prohibiting the merger; or

–	our stockholders fail to approve the adoption of the merger agreement at the special meeting or at any adjournment or postponement thereof at which the merger agreement is voted on.

•	by Buyer if:

–	the Company has breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement and the breach or failure to perform (a) has not been cured or is incapable of being cured by us prior to the earlier of December 15, 2007, and 30 days following written notice to us by Buyer or Merger Sub and (b) would cause certain conditions to closing to not be satisfied; or

–	our board of directors (or any committee thereof):

(a)	effects a recommendation withdrawal;

(b)	recommends to our stockholders a takeover proposal other than the merger; or

(c)	fails to call the special meeting in breach of the obligations to do so under the merger agreement.

•	by the Company if:

–	Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement and the breach or failure to perform (a) has not been cured or is incapable of being cured by it prior to the earlier of December 15, 2007, and 30 days following written notice to Buyer by us and (b) would cause certain conditions to closing to not be satisfied; or

–	prior to obtaining the requisite stockholder approval, our board of directors effects a recommendation withdrawal or determines in good faith (after consultation with our outside counsel) that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law (whether or not in connection with a superior proposal), subject to certain limitations described in ‘‘Recommendation Withdrawal; Special Company Termination Rights’’ beginning on page 67.

Termination Fees and Expenses

Termination Fees and Expenses Payable by the Company

The Company will be required to pay a termination fee of $11,463,424 to Buyer if the merger agreement is terminated under certain circumstances, and we could have been obligated to pay Buyer a termination fee of $7,164,640, if a termination had occurred during the go-shop period. These circumstances include:

•	the merger agreement is terminated by Buyer if our board of directors (a) has effected a recommendation withdrawal, (b) recommends to our stockholders a takeover proposal other than the merger or (c) fails to call the special meeting in breach of the obligations to do so under the merger agreement, in which event the termination fee shall be paid promptly (within two business days) following such termination;

•	the merger agreement is terminated by us prior to obtaining the requisite stockholder approval as a result of our board of directors (a) effecting a recommendation withdrawal or (b) determining in good faith (after consultation with our outside counsel) that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law (whether or not in connection with a superior proposal), subject to certain limitations described in ‘‘Recommendation Withdrawal; Special Company Termination Rights’’ beginning on page 67;

•	the merger agreement is terminated by Buyer or us if the merger has not been completed by December 15, 2007 other than as a result of a breach by Buyer of its obligations under the merger agreement and (a) prior to the termination of the merger agreement, a takeover proposal has been publicly announced or made known and not withdrawn and (b) we or any of our subsidiaries enters into a definitive agreement with respect to, or consummates, any takeover proposal within 12 months after such termination, in which event the termination fee shall be paid on the date of consummation of such takeover proposal within such 12-month period or thereafter if such takeover proposal was entered into within such 12-month period;

•	the merger agreement is terminated by Buyer or us if we fail to obtain the requisite stockholder approval for the merger (or after we fail to obtain the requisite stockholder approval for the merger, we terminate the merger agreement for another reason), and (a) prior to the special meeting, a takeover proposal has been publicly announced or made known and not withdrawn, and (b) we or any of our subsidiaries enters into a definitive agreement with respect to or consummates, as applicable, any takeover proposal within 12 months after such termination, in which event the termination fee shall be paid on the date of such execution or consummation within such 12-month period, as applicable; or

•	the merger agreement is terminated by Buyer as a result of our breach or failure to perform any of our representations, warranties, covenants or agreements under the terms of the merger agreement, and (a) prior to the breach, a takeover proposal has been publicly announced or publicly made known and not withdrawn and (b) we or any of our subsidiaries enters into a definitive agreement with respect to, or consummates, any takeover proposal within 12 months after such termination, in which event the termination fee shall be paid on the date of consummation of such takeover proposal within such 12-month period or thereafter if such takeover proposal was entered into within such 12-month period.

For purposes of this discussion, the term ‘‘takeover proposal’’ has the meaning assigned to such term in ‘‘— Solicitation of Other Offers — Takeover Proposal and Superior Proposal’’, except that all references to 15% therein are deemed to be references to ‘‘more than 50%’’.

In addition, we will be required to reimburse Buyer promptly (within two business days) following receipt of an invoice therefor, for an amount not to exceed $3,582,320 for transaction fees and expenses incurred by Buyer and its affiliates if the merger agreement is terminated after the expiration of the go-shop period (a) by Buyer for any reason permitted under the merger agreement other than the failure to obtain the necessary regulatory approvals for the merger, including the approval of the insurance regulatory authorities of the applicable jurisdictions or (b) by us if we fail to obtain the requisite stockholder approval for the merger, or if we fail to obtain the requisite stockholder approval for the merger and we terminate the merger agreement for another reason. The merger agreement provides that Buyer and Merger Sub are entitled to an injunction or injunctions to prevent breaches by the Company of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Our and our affiliates’ liability for monetary damages to Buyer for breaches under the merger agreement and related agreements, including any termination fee and any expense reimbursement, are limited to the liability cap.

Termination Fee and Expenses Payable by Buyer

Buyer will be required to pay us promptly (within two business days) following termination of the merger agreement, a reverse termination fee of $11,463,424 and to reimburse us promptly (within two business days) following receipt of an invoice therefor, for an amount not to exceed $3,582,320 for transaction fees and expenses incurred by the Company and its affiliates, if the merger agreement is terminated because Buyer and Merger Sub fail to fund the merger consideration following satisfaction or waiver of the conditions to Buyer’s and Merger Sub’s obligations to effect the merger as set forth in the merger agreement or fails to receive the necessary regulatory approvals for the merger. The merger agreement provides that, except with respect to breaches of certain confidentiality provisions for which injunctive relief may be available, our right to receive the reverse termination fee and the expense reimbursement is the sole and exclusive remedy available to us and our subsidiaries against Buyer and Merger Sub with respect to the merger agreement and the transactions contemplated thereby, and Buyer’s and Merger Sub’s liability to us for breaches under the merger agreement and related agreements is limited to the liability cap.

Under the terms of the equity commitment letter, each of the Investors has agreed, severally and not jointly, to pay its proportionate share (based on its respective percentage of the equity commitment) of the reverse termination fee and expense reimbursement owed to us if Buyer and Merger Sub fail to do so, subject to its respective share of the liability cap.

Indemnification and Insurance

The merger agreement provides that the surviving corporation will, to the greatest extent permitted by law, indemnify and hold harmless, and advance reasonable expenses to, present and former officers, directors and employees of the Company and any of its subsidiaries against any and all costs or expenses, including reasonable attorney’s fees and expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with actual or threatened claim, action, suit, proceeding or investigation whether civil, criminal, administrative, regulatory or investigative arising out of any circumstances, developments or matters in existence or acts or omissions occurring or alleged to occur, prior to the merger.

The merger agreement provides that, for a period of six years following the merger, the surviving corporation will either (a) maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or (b) provide substitute policies or purchase a ‘‘tail policy’’, in either case of at least the same coverage and amounts and containing terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger; provided, however that in no event will the surviving corporation be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company for such insurance prior to the date of the merger agreement.

Employee Benefits

Under the terms of the merger agreement, for a period of one year following the effective time of the merger, the surviving corporation has agreed to provide our employees with compensation, including base salary and incentive compensation opportunities, but excluding equity-based incentive arrangements, and employee benefits that are substantially comparable in the aggregate to those received by such employees immediately prior to the execution of the merger agreement. Employees of the Company, in such capacity, are not third party beneficiaries under the merger agreement and may not rely on the agreements therein or any descriptions thereof.

With respect to benefit plans, the surviving corporation has agreed to recognize service with us prior to the merger for purposes of eligibility to participate, vesting and level of benefits, with the exception of benefits accrual, and waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor benefit plan. However, with respect to post-retirement health plan coverage, the surviving corporation will only provide credit for the periods of an employee’s employment with the surviving corporation or its subsidiaries for purposes of determining eligibility.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time, except that after our stockholders have approved the adoption of the merger agreement, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be in a writing signed by the Company, Buyer and Merger Sub.

At any time before the completion of the merger, the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Additional Agreements

The merger agreement contains additional agreements among the Company, Buyer and Merger Sub relating to, among other things:

•	Buyer’s reasonable access during normal business hours to all of our and our subsidiaries’ properties, books, records, contracts, commitments and personnel;

•	delivery by us to Buyer of a copy of each material report, schedule and other document filed, furnished, or received pursuant to the requirements of federal or state securities laws or a governmental entity, other than routine filings, correspondence, reports, circulars or invoices, and all information as Buyer may reasonably request;

•	our agreement to give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the merger; and

•	our agreement to consult with Buyer (and Buyer’s agreement to consult with us) regarding any public announcements with respect to the merger and the merger agreement.

THE VOTING AGREEMENTS

The following summary, which includes the material terms of the voting agreements by and among Buyer and Merger Sub, on the one hand, and each of the Significant Stockholders, on the other hand, each dated as of June 11, 2007, is subject to, and is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Annex B to this proxy statement and is incorporated herein by reference.

In order to induce Buyer and Merger Sub to enter into the merger agreement, the Significant Stockholders, which collectively own approximately 45% of the outstanding shares of our common stock as of June 11, 2007, have separately entered into voting agreements with Buyer and Merger Sub pursuant to which each such Significant Stockholder has agreed to attend the special meeting and cause its shares of common stock to be voted as follows:

•	in favor of the adoption of the merger agreement and approval of the merger;

•	against any takeover proposal or any proposal in opposition to approval of the merger or in competition with or materially inconsistent with the merger;

•	against any other proposal with respect to an action or an agreement that in any manner would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the merger or the completion of the other transactions contemplated by the merger agreement; and

•	against any amendment to the certificate of incorporation or by-laws of the Company that in any manner would reasonably be expected to materially impede, interfere with, delay, postpone or adversely effect the merger or the completion of the other transactions contemplated by the merger agreement, except as contemplated by the merger agreement or otherwise agreed to in writing by Buyer or Merger Sub.

The voting agreements shall terminate on the earlier of:

•	the termination of the merger agreement in accordance with its terms;

•	a written agreement between Buyer or Merger Sub and any individual Significant Stockholder; and

•	the consummation of the transactions contemplated by the merger agreement.

However, if the merger agreement is terminated as a result of the Company effecting a recommendation withdrawal not related to the receipt of a superior proposal, the voting provisions will continue in force for 90 days following the termination of the voting agreements, which we refer to in this proxy statement as the extended termination period.

Prior to the termination of the merger agreement, these stockholders have agreed to not transfer their shares of common stock to third parties or deposit them into a voting trust. However, during the extended termination period, these stockholders are permitted to sell shares of our common stock in a public offering or other distribution pursuant to a registration statement under the Securities Act of 1933, as amended, or in a public sale on NASDAQ or another automatic quotation system or national securities exchange, provided that any such stockholder may not, in one or a series of such transfers, transfer all or substantially all of its shares of our common stock to a single person or group of affiliated persons, other than to an underwriter, agent, broker or other market intermediary in connection with or in facilitation of a transfer to unaffiliated persons.

MARKET PRICE OF COMMON STOCK

Our common stock trades on NASDAQ under the symbol ‘‘JRVR’’. The following table sets forth the range of the daily high and low sales prices as reported by NASDAQ for the quarterly periods, as applicable, from August 9, 2005, the date we first became publicly traded, through the date indicated below.

	High	Low
YEAR ENDED DECEMBER 31, 2005
First Quarter	$—	$—
Second Quarter	—	—
Third Quarter	21.43	15.35
Fourth Quarter	20.68	16.25
YEAR ENDED DECEMBER 31, 2006
First Quarter	$27.07	$19.25
Second Quarter	28.45	23.50
Third Quarter	30.75	23.63
Fourth Quarter	34.48	27.59
YEAR ENDED DECEMBER 31, 2007
First Quarter	$33.42	$27.30
Second Quarter	35.31	30.68
Third Quarter (through September 15, 2007)	33.95	30.43

The closing sale price of our common stock on NASDAQ on June 8, 2007, the last trading day prior to the announcement of the merger agreement, was $35.18 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our common stock as of September 15, 2007 for: (a) each director; (b) the chief executive officer, the chief financial officer and the three most highly compensated executive officers; (c) the directors and executive officers as a group; and (d) each stockholder known by the Company to be the beneficial owner of more than 5% of our voting securities.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In the table below, options and warrants that are exercisable or will become exercisable into shares of our common stock within 60 days of September 15, 2007, if any, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, where applicable, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise stated, the business address for each person below is 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Trident II, L.P. and related parties (1) c/o Maples & Calder Ugland House, Box 309 South Church Street Georgetown, Grand Cayman Cayman Islands	2,874,282	19.0%
HRWCP 1, L.P. and related parties (2) 5405 2 Morgan Hill Road South Woodstock, VT 05071	2,503,062	16.5%
JRG Seven, LLC and related parties (3) c/o Holtz Rubenstein Remnick LLP 1430 Broadway, 17th Floor New York, NY 10018	1,754,533	11.6%
Beck, Mack and Oliver LLC (4) 360 Madison Avenue New York, NY 10017	1,001,950	6.6%
Federated Investors, Inc. (5) Federated Investors Tower Pittsburgh, PA 15222	827,700	5.5%
J. Adam Abram (6)	1,223,835	7.7%
Matthew Bronfman (3)	1,754,533	11.6%
Alan N. Colner (7)	109,104	*
Gregg T. Davis (8)	25,400	*
Joel L. Fleishman (9)	23,889	*
Michael P. Kehoe (10)	318,407	2.1%
Dallas W. Luby (11)	47,392	*
C. Kenneth Mitchell (12)	119,313	*
Michael T. Oakes (13)	237,844	1.6%
John T. Sinnott (14)	22,392	*
A. Wellford Tabor	—	—
Richard W. Wright (15)	75,266	*
James L. Zech (16)	2,416,423	16.0%
Nicolas D. Zerbib (17)	—	—
Directors and executive officers as a group (15 persons)	6,470,257	39.4%

*	Less than one percent.
(1)	Based solely on the Form 13G/A filed by Trident II, L.P. on February 6, 2007 as of December 31, 2006, includes (i) 2,763,082 shares of common stock held by Trident II, L.P. (Trident II); (ii) 32,791 shares of common stock held by Marsh & McLennan Capital Professionals Fund, L.P. (Trident PF); and (iii) 75,379 shares of common stock held by Marsh & McLennan Employees’ Securities Company, L.P. (Trident ESC and, together with Trident II and Trident PF, the Trident II Funds). Also includes 3,030 shares of common stock held by Stone Point Capital LLC (Stone Point). The sole general partner of Trident II is Trident Capital II, L.P. (Trident II GP) and the general partners of Trident II GP are four single member limited liability companies, each of which is owned by a member of Stone Point (Charles Davis, Meryl Hartzband, James Carey and David Wermuth). Each of these single member limited liability companies disclaims beneficial ownership of securities that are, or may be deemed to be, beneficially owned by Trident II or Trident II GP. The sole general partner of Trident PF is Stone Point GP Ltd., a company controlled by the members of Stone Point. Although Trident

ESC is not managed or controlled by Stone Point or any of its members, Trident ESC has entered into an agreement with Trident II and Trident PF, pursuant to which Trident ESC has agreed to dispose of its investment in our company in coordination with Trident II and Trident PF. Trident II disclaims beneficial ownership of securities that are, or may be deemed to be, beneficially owned by Trident ESC and Trident PF. The manager of Trident II and Trident PF is Stone Point, and the members of Stone Point are Charles Davis, Meryl Hartzband, James Carey, David Wermuth and Nicolas Zerbib. Each of Stone Point, Charles Davis, Meryl Hartzband, James Carey, David Wermuth and Nicolas Zerbib disclaims beneficial ownership of any securities that are, or may be deemed to be, beneficially owned by Trident II, Trident ESC and Trident PF.
(2)	Based solely on the Form 13G/A filed by HRWCP 1, L.P. on January 18, 2007 as of December 31, 2006, includes 276,753 shares of common stock held by High Ridge Capital Partners II, L.P., 1,883,590 shares of common stock held by HRWCP 1, L.P., 129,960 shares of common stock held by Mr. Zech and 86,639 shares of common stock held by Liberty Street Partners L.P. The general partner of HRWCP 1, L.P. is High Ridge GP Holdings, LLC. Steven J. Tynan and Mr. Zech are the managers of High Ridge GP Holdings, LLC. Long Trail Ventures owns 100% of the equity interest in High Ridge GP Holdings, LLC. Liberty Street Partners, L.P. and Mr. Zech own 100% of the equity interest in Long Trail Ventures, LLC. The general partner of Liberty Street Partners, L.P. is Liberty Street Corp. Mr. Tynan owns an equity interest in Liberty Street Corp. High Ridge GP II, LLC is the general partner of High Ridge Capital Partners II, L.P. Messrs. Tynan and Zech are the managers of High Ridge GP II, LLC. Also includes options to purchase 11,120 shares of common stock held by Mr. Zech. Also includes an additional 115,000 shares of common stock for which Mr. Zech shares voting and investment power held by four private investment funds for which Northaven Management, Inc. (Northaven) acts as the investment manager. Mr. Zech is an executive employee of Northaven and has a profit participation interest in Northaven.
(3)	Based solely on the Form 13G/A filed by JRG Seven, LLC on February 13, 2007 as of December 31, 2006, includes 87,854 shares of common stock held by Bronfman Associates III, 1,632,688 shares of common stock held by JRG Seven, LLC, 14,371 shares of common stock held by Mr. Bronfman and 6,500 shares of common stock held by Matthew Bronfman Long Term Trust. Also includes options to purchase 11,120 shares of common stock held by Mr. Bronfman and 2,000 shares of common stock held by Mr. Bronfman’s wife. Mr. Bronfman is the indirect majority owner of Bronfman Associates III and the manager of JRG Seven, LLC.
(4)	Based solely on the Form 13G filed on January 26, 2006 by Beck, Mack & Oliver LLC (Beck) as of December 31, 2005, includes 1,001,950 shares of common stock, of which Beck has sole voting power with respect to 923,550 shares and sole dispositive power with respect to 1,001,950 shares of common stock.
(5)	Based solely on the Form 13G filed on February 13, 2007 by Federated Investors, Inc. (Federated) as of December 31, 2006, includes 827,700 shares of common stock, of which Federated has sole voting and dispositive power.
(6)	Includes 375,858 shares of common stock, warrants to purchase 87,500 shares of common stock and options to purchase 591,451 shares of common stock held by Mr. Abram. Also includes 127,009 shares of common stock held by Abram Investments, LLC. Also includes 42,017 shares of common stock held by Mr. Abram’s mother, Jane M. Abram, for which Mr. Abram holds power of attorney.
(7)	Includes 97,984 shares of common stock and options to purchase 11,120 shares of common stock.
(8)	Includes 14,150 shares of common stock and options to purchase 11,250 shares of common stock.
(9)	Includes 12,769 shares of common stock held by the Joel L. Fleishman Revocable Trust. Also includes options to purchase 11,120 shares of common stock held by Mr. Fleishman.

(10)	Includes 64,777 shares of common stock and options to purchase 253,630 shares of common stock.
(11)	Includes 25,000 shares of common stock and options to purchase 11,120 shares of common stock held by Mr. Luby. Also includes 11,272 shares of common stock held by Mayfair I, LLC. Mr. Luby is the manager of Mayfair I, LLC.
(12)	Includes 24,918 shares of common stock, warrants to purchase 26,250 shares of common stock and options to purchase 68,145 shares of common stock.
(13)	Includes 146,469 shares of common stock and options to purchase 91,375 shares of common stock.
(14)	Includes 11,272 shares of common stock held jointly by Mr. Sinnott and his wife and options to purchase 11,120 shares of common stock held by Mr. Sinnott.
(15)	Includes 57,146 shares of common stock and options to purchase 11,120 shares of common stock held by Mr. Wright. Also includes 7,000 shares of common stock held by a charitable trust for which Mr. Wright is co-trustee, has sole investment power and has sole dispositive power.
(16)	Based solely on the Form 13G/A filed by HRWCP 1, L.P. on January 18, 2007 as of December 31, 2006, includes 276,753 shares of common stock held by High Ridge Capital Partners II, L.P.; 1,883,590 shares of common stock held by HRWCP 1, L.P.; and 115,000 shares of common stock held by four private investment funds for which Northaven acts as the investment manager. Mr. Zech is an executive employee of Northaven and has a profit participation interest in Northaven. Also includes 129,960 shares of common stock and options to purchase 11,120 shares of common stock held by Mr. Zech. See footnote (2).
(17)	Mr. Zerbib is a Principal of Stone Point, the manager of Trident II and Trident PF. Mr. Zerbib disclaims beneficial ownership of all stock that is, or may be deemed to be, beneficially owned by the Trident II Funds. See footnote (1).

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement.

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Any stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the proposal to approve the adoption of the merger agreement. A vote in favor of the proposal to approve the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted ‘‘FOR’’ the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous demand for appraisal.

All demands for appraisal should be addressed to James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). The demand should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each of our stockholders who have properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders. Accordingly, it is the obligation of our stockholder to initiate all necessary action to perfect their appraisal rights in respect to shares of our common stock within the time prescribed by Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2008 annual meeting of stockholders. For a stockholder proposal to be included in the proxy statement and proxy card for the next annual meeting of stockholders, it must be received by our secretary at our principal executive offices no later than December 14, 2007. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2008 annual meeting, we must receive timely notice of the nomination or business in writing not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever comes first. The notice must set forth as to each matter proposed to be brought before the meeting:

•	A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting (for a director candidate to be recommended, this should include the name, age and address of the candidate as well as a summary of the candidate’s qualifications to be director of the Company, including the candidate’s educational background, occupation, employment history and related experience; and the candidate’s written consent to be named as a director if selected by the nominating and corporate governance committee and nominated by our board of directors);

•	The stockholder’s name, record address, number of shares owned beneficially or of record, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership;

•	A description of any arrangements or understandings between the stockholder and any other person or persons, including their names, in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and

•	A representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

In each case, notice must be sent to: Secretary, James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

To reduce the expense of delivering duplicate proxy materials, the Company and some brokers may take advantage of the SEC’s ‘‘householding’’ rules. These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, promptly upon written request addressed to: Secretary, James River Group, Inc., 300 Meadowmont Village Circle, Suite 333, Chapel Hill, North Carolina 27517.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the ‘‘Investors Relations’’ section of our website at http://www.james-river-group.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The SEC allows us to ‘‘incorporate by reference’’ into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 9, 2007;

•	Quarterly reports on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 1, 2007, and for the quarter ended June 30, 2007, filed with the SEC on August 6, 2007;

•	Annual proxy statement on Schedule 14A for the 2007 annual meeting of stockholders, filed with the SEC on April 13, 2007;

•	Additional definitive proxy solicitation materials on Schedule 14A, filed with the SEC on June 11, 2007; and

•	Current reports on Form 8-K, filed with the SEC on May 1, 2007, May 17, 2007, June 11, 2007, June 12, 2007, August 6, 2007, August 21, 2007 and September 20, 2007.

If you have questions about the merger after reading this proxy, or if you would like additional copies of the proxy statement or a new proxy card, please call Michael T. Oakes, our Chief Financial Officer, at (919) 883-4171.

This proxy does not constitute the solicitation of a proxy in any jurisdiction to or from any person to who or from whom it is unlawful to make such proxy solicitation in that jurisdiction. We have authorized no one to give you any information or to make any representation about the proposed merger or us that differs from or adds to the information contained in this document or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

This proxy statement is dated October 2, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 11, 2007

AMONG

FRANKLIN HOLDINGS (BERMUDA), LTD.,

FRANKLIN ACQUISITION CORP.

AND

JAMES RIVER GROUP, INC.

A-i

 (Continued)

A-ii

 (Continued)

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2007 (this ‘‘Agreement’’), is among FRANKLIN HOLDINGS (BERMUDA), LTD., a Bermuda company (‘‘Parent’’), FRANKLIN ACQUISITION CORP., a Delaware corporation and a direct, wholly-owned subsidia.y of Parent (‘‘ Merger Sub’’), and JAMES RIVER GROUP, INC., a Delaware corporation (the ‘‘Company’’ and, collectively with Parent and Merger Sub, the ‘‘parties’’).

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the merger (the ‘‘Merger’’) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the ‘‘DGCL’’), upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and subject to the conditions set forth herein and (iii) resolved, subject to Section 6.3(d), to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub are entering into voting agreements with certain stockholders of the Company, dated as of the date hereof (the ‘‘Voting Agreements’’), pursuant to which such stockholders have agreed, upon the terms and subject to the conditions set forth in their respective Voting Agreements, to vote their respective Shares in favor of adoption of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of D. E. Shaw Composite Fund, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C. (together, the ‘‘Investors’’) have provided equity commitments pursuant to a letter agreement dated the date hereof, by and among the Investors, the Parent and the Company (together, the ‘‘Equity Commitments’’), in the form set forth on Section 1.1 of the Parent Disclosure Schedule, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and the shareholders of Parent, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and Parent, as the sole stockholder of Merger Sub, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the DGCL, upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend adoption of this Agreement by Parent, as the sole stockholder of Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS

Section 1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue under the name ‘‘James River Group, Inc.’’ as the surviving corporation of the Merger under the DGCL(the ‘‘Surviving Corporation’’).

Section 1.2    Closing; Effective Time.    Subject to the provisions of Article VII, the closing of the Merger (the ‘‘Closing’’) will take place at 10:00 a.m., New York time, as soon as practicable, but in no event later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York. The date on which the Closing actually occurs is hereinafter referred to as the ‘‘Closing Date’’. Prior to the Closing, Parent shall prepare in consultation with the Company, and on the Closing Date the parties shall cause the Merger to be consummated by filing, a certificate of merger (the ‘‘Certificate of Merger’’) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being the ‘‘Effective Time’’) and the parties hereto shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 1.3    Effects of the Merger.    The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4    Certificate of Incorporation; Bylaws.    At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall by virtue of the Merger be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be James River Group, Inc. and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted and (b) the bylaws of the Surviving Corporation shall by virtue of the Merger be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to James River Group, Inc.; provided that the advancement of expenses, exculpation and indemnification provisions contained in the Constituent Documents of the Surviving Corporation in effect from and after the Effective Time, until the sixth (6th) year anniversary of the Effective Time, shall not (i) be any less favorable in any respect than those contained in the Company’s Constituent Documents as of the date hereof and (ii) contain any provision inconsistent with the provisions of Section 6.9(a).

Section 1.5    Directors and Officers of Surviving Corporation.    The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.

Section 1.6    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)	Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

(b)	Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the ‘‘Company Common Stock’’, and each, a ‘‘Share’’) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Appraisal Shares) shall be converted into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 2.2 hereof) equal to $34.50 in cash, without interest (the ‘‘Merger Consideration’’). At the Effective Time, each holder of a certificate theretofore representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificates in accordance with Section 2.1(b), without interest.

(c)	Each Share held in the treasury of the Company, or otherwise owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of such Persons, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

Section 1.7    Treatment of Options, Warrants and Notes.

(a)	As of the Effective Time, except as otherwise agreed to by Parent and a holder of an Option with respect to such holder’s Options, each Option, whether vested or unvested, will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (i) the product of (A) the number of Shares subject to such Option and (B) the Merger Consideration, minus (ii) the aggregate exercise price of such Option, without interest and less any required withholding Taxes as specified in Section 2.2 hereof. All payments with respect to canceled Options shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) promptly after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 2.1. Prior to the Effective Time, as reasonably directed by Parent, the Company shall take any and all actions necessary to effectuate this Section 1.7(a); provided, however, that no action taken by the Company or any holder of Options shall be required to be irrevocable until immediately prior to the Effective Time.

(b)	As of the Effective Time, except as otherwise agreed to by Parent and a holder of a Warrant with respect to such holder’s Warrants, each Warrant will either be (i) converted into the right to receive, upon exercise of such Warrant, the Merger Consideration the holder of such Warrant would have been entitled to receive upon consummation of the Merger if such holder had been, immediately prior to the Merger, the holder of the number of Shares then issuable upon exercise in full of the Warrant, or (ii) if agreed to by the Company and the Warrant holder with respect to such holder’s Warrant, canceled and extinguished, and the holder thereof will be entitled to receive, following exercise or cancellation, as the case may be, an amount in cash equal to the excess (if any) of (A) the product of (x) the number of Shares subject to such Warrant and (y) the Merger Consideration, minus (B) the aggregate exercise price of such Warrant, without interest and less any required withholding Taxes as specified in Section 2.2 hereof. All payments with respect to canceled Warrants shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 2.1. Prior to the Effective Time, the Company shall take any and all actions reasonably necessary to effectuate this Section 1.7(b), including providing holders of Warrants with notice of their rights with respect to any such Warrants as provided herein; provided , that no action taken by the Company or any holder of Warrants shall be required to be irrevocable until immediately prior to the Effective Time.

(c)	As of the Effective Time, the outstanding principal amount and accrued and unpaid interest then owing under each Note will be prepaid in full. All such prepayments will be made concurrently with the Effective Time, either (i) pursuant to the terms of the Note, by wire transfer of immediately available funds to an account designated by the Company to the borrower or by certified bank check delivered to the Company or (ii) if agreed to by the Company and the borrower with respect to such borrower’s Note, which agreement the Company will use commercially reasonable efforts to obtain, by the surrender from the Merger Consideration otherwise payable to the borrower the outstanding amount of principal and interest with respect to any Note. Prior to the Effective Time, the Company shall take any and all actions reasonably necessary to effectuate this Section 1.7(c), including providing borrowers under the Notes with notice of their rights and obligations with respect to any such Notes; provided, however, that no action taken by the Company or any holder of Notes shall be required to be irrevocable until immediately prior to the Effective Time.

Section 1.8    Adjustment of Merger Consideration.    If, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.

Section 1.9    Appraisal Shares.

(a)	Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the ‘‘Appraisal Shares’’) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Appraisal Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration without any interest thereon.

(b)	The Company will give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct and participate at its expense in all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights or approve any withdrawal of any such demands.

ARTICLE II
PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING

Section 2.1    Payment and Exchange of Certificates.

(a)	Following the date of this Agreement and in any event not less than three (3) Business Days prior to the mailing of the Proxy Statement to the stockholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the ‘‘Paying Agent’’). At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit in trust with, the Paying Agent, the aggregate consideration to which stockholders, holders of Options and holders of Warrants become entitled pursuant to Article I. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500,000,000 (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise).

(b)	Promptly and in any event no later than three (3) Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to Article I into the right to receive the Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a ‘‘Certificate’’) or non-certificated shares represented by book-entry (‘‘Book-Entry Shares’’) in order to receive payment of the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof), and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender to the Paying Agent of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall promptly pay to the holder of the Shares represented by the Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to each Share represented by such Certificate or Book-Entry Share, less any required Tax withholdings in accordance with Section 2.2 below, and the Certificate shall be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares. If payment is to be made to a Person holding a Certificate other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that all Taxes have been paid or are not applicable. After the Effective Time, a Certificate or Book-Entry Share shall represent only the right to receive the Merger Consideration in respect of the Shares represented by such Certificate or Book-Entry Share, without any interest thereon.

(c)	If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d)	At any time which is more than one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article II (including interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon; provided, that such Persons shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, Parent, Merger Sub, any of their respective Affiliates or the Paying Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.

(e)	From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Shares represented thereby.

Section 2.2    Withholding Rights.    Each of Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, awards granted under the Company Incentive Plans, Warrants or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state or local Law or the Laws of any other domestic or foreign jurisdiction, and shall be required to withhold from the consideration otherwise payable to any employee or former employee the amount of principal and interest outstanding with respect to any Note which is not otherwise prepaid by the employee or former employee who is the borrower thereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority by Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent on or prior to the execution of this Agreement (the ‘‘Company Disclosure Schedule’’) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent), or (ii) as disclosed in the Company SEC Documents filed or furnished and publicly available on EDGAR on or after March 9, 2007 and prior to the date hereof (other than disclosures in the sections titled ‘‘Risk Factors’’ and ‘‘Forward-Looking Statements’’ of such Company SEC Documents), the Company represents and warrants to Parent and Merger Sub as of the date hereof (except to the extent such representation and warranty is made only as of a specific date, in which event such representation and warranty is made as of such specific date) as follows:

Section 3.1    Corporate Existence and Power.    The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware and the Company and the Company Subsidiaries have all corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the ‘‘Company Permits’’), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of the Constituent Documents of the Company and each Company Subsidiary as currently in effect. The Company is not in violation in any material respect of the provisions of its Constituent Documents, nor is any of the Company Subsidiaries in violation in any material respect of the provisions of its Constituent Documents.

Section 3.2    Corporate Authorization.

(a)	The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (except that consummation of the Merger is subject to adoption of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock voting together as a single class (the ‘‘Requisite Stockholder Vote’’)).

(b)	The Board of Directors of the Company at a meeting duly held on or prior to the date hereof unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved, subject to Section 6.3, to (A) recommend that the stockholders of the Company approve the adoption of this Agreement (this clause (A), the ‘‘Board Recommendation’’), and (B) direct that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting, and (iv) took all necessary steps so that the provisions of Section 203 of the DGCL and any ‘‘moratorium’’, ‘‘control share acquisition’’, ‘‘business combination’’, ‘‘fair price’’ or other form of anti-takeover Laws or regulations (collectively, ‘‘Takeover Laws’’) of any jurisdiction that may purport to be applicable to this Agreement do not apply to the execution and delivery of this Agreement and the transactions contemplated hereby. True, correct and complete copies of all resolutions of the Board of Directors of the Company reflecting such actions will be provided to Parent within two (2) Business Days of the date of this Agreement.

(c)	This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The adoption of this Agreement by the Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement or approve the transactions contemplated by this Agreement.

Section 3.3    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent or approval by, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) compliance with any applicable requirements of the Nasdaq, (v) approvals or filings under all applicable statutes, regulations and rules regulating the business of insurance, whether domestic or foreign, and all applicable orders and decrees of Governmental Entities regulating the business of insurance (collectively, ‘‘Insurance Laws’’) as set forth in Section 3.3 of the Company Disclosure Schedule (collectively, but excluding any such filings included on Section 3.3 of the Company Disclosure Schedule that are required to be made following the consummation of the Merger, the ‘‘Company Approvals’’), and (vi) any other consents, approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.4    Non-Contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company or any other Constituent Documents of any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section3.3, violate or conflict with or result in any breach of any provision of any applicable Law, Order or Company Permit, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any Material Contract or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except for such violations, conflicts and breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.5    Capitalization.

(a)	The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, $.01 par value (‘‘Company Preferred Stock’’). As of June 7, 2007, (i) 15,138,708 shares of Company Common Stock were issued and outstanding; and (ii) no shares of Company Preferred Stock were issued and outstanding. As of

June 7, 2007, (i) Options to purchase an aggregate of 2,134,787 shares of Company Common Stock (of which options to purchase an aggregate of 1,573,537 shares of Company Common Stock were exercisable) were issued and outstanding and (ii) warrants (the ‘‘Warrants’’) to purchase an aggregate of 149,625 shares of Company Common Stock were issued and outstanding. No other equity awards are outstanding under the Company Incentive Plans. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. No Company Subsidiary or controlled Affiliate of a Company Subsidiary owns any shares of Company Common Stock.

(b)	Except as set forth in this Section3.5, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue or pay cash valued by reference to, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the ‘‘Company Securities’’). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 3.6    Subsidiaries.

(a)	Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each such Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Significant Subsidiaries (as defined in Regulation S-X under the Exchange Act) of the Company and their respective jurisdictions of formation are identified as such in the Company SEC Documents.

(b)	All of the outstanding capital stock of, or other voting securities or ownership interests in, each Company Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary or (ii) options or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Company Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the ‘‘Company Subsidiary Securities’’). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.7    Subsidiaries and Insurance Matters.    The Company conducts all of its insurance operations through the Company Subsidiaries. Section 3.7 of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Subsidiary. None of the Company Subsidiaries is ‘‘commercially domiciled’’ in any other jurisdiction. Each of the Company Subsidiaries is, where required under applicable Insurance Law, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other jurisdiction where it is required to be so authorized to write each line of business reported as being written in its most recent Company SAP Statement, except, in each case, where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All of the Company Permits of Company Subsidiaries conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any Company Subsidiary is subject before a Governmental Entity that is pending or, to the knowledge of the Company, threatened relating to the revocation, failure to renew, limitation, suspension or restriction of any such Company Permits, except where the failures to be in full force and effect in accordance with their terms, revocations, failures to renew, limitations, suspensions or restrictions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the date hereof a list of all market conduct examinations pending as of the date hereof by an insurance regulatory Governmental Entity relating to any Company Subsidiary.

Section 3.8    SEC Filings, etc.

(a)	The Company has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since May 3, 2005 (the documents referred to in this Section 3.8(a) collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof, the ‘‘Company SEC Documents’’).

(b)	As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c)	As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents.

(d)	Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)	Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since May 3, 2005, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002.

(f)	The Company maintains ‘‘disclosure controls and procedures’’ (as defined in Rule 13a-15(e) of the Exchange Act) required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are sufficient to ensure that material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the Company’s management to allow the principal executive officer and the principal financial officer of the Company, or individuals performing similar functions, to make timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to its independent auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent prior to the date hereof any such disclosure made by management to the Company’s independent auditors and the audit committee of the Board of Directors of the Company within the twelve (12) month period preceding the date of this Agreement.

Section 3.9    Financial Statements.    The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 3.10    Company SAP Statements. As used herein, the term ‘‘Company SAP Statements’’ means the statutory statements of each of the Company Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation for the year ended December 31, 2006 and the quarterly period ended March 31, 2007 and any such annual and quarterly statutory statements filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation subsequent to the date hereof. Each of the Company Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects, the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Company Subsidiaries for the respective periods then ended. No material deficiency has been asserted with respect to any Company SAP Statements filed prior to the date hereof by the applicable insurance Company Subsidiary’s domiciliary state regulator. The annual statutory balance sheets and income statements included in the Company SAP Statements as of the date hereof have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation.

Section 3.11    Proxy Statement.    The Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub or any of their representatives specifically for inclusion therein.

Section 3.12    Absence of Certain Changes.    Except as contemplated by this Agreement or as set forth in Section 3.12 of the Company Disclosure Schedule, since December 31, 2006, (a) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business, (b) there has not been any event, change, circumstance or effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (c) through the date of this Agreement, neither the Company nor any Company Subsidiary has taken (or agreed to take) any action (or failed to take any action) that, if taken (or failed to be taken)

during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1(b), (c), (d), (g), (h), (i), (k), (o) or (q) after taking into account Section 5.1 of the Company Disclosure Schedule.

Section 3.13    No Undisclosed Material Liabilities.    There are no liabilities or obligations of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and the Company Subsidiaries other than:

(a)	liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet of December 31, 2006 included in the Company SEC Documents filed prior to the date hereof,

(b)	insurance claims or related litigation or arbitration arising in the ordinary course of business,

(c)	liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company,

(d)	liabilities or obligations that were incurred after December 31, 2006 in the ordinary course of business, and

(e)	those arising or incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement.

Section 3.14    Compliance with Laws.

(a)	The business and operations of the Company and the Company Subsidiaries have been since December 31, 2003, and are being, conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Notwithstanding the generality of the foregoing, each insurance Company Subsidiary, and as of the date hereof and to the knowledge of the Company, each of its agents, is and has been since December 31, 2003, marketing or selling insurance products in compliance with Insurance Laws applicable to the business of such insurance Company Subsidiary and in the respective jurisdictions in which such products have been marketed or sold, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)	There is no pending or, to the knowledge of the Company, threatened proceeding to which the Company or a Company Subsidiary is subject before any Governmental Entity regarding whether any of the Company Subsidiaries has violated, nor to the knowledge of the Company, any pending or threatened investigation by any Governmental Entity with respect to possible violations of, any applicable Insurance Laws, except for such violations or possible violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The insurance Company Subsidiaries have filed all material reports required to be filed with any insurance regulatory authority, except for such failures to file that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as required by Insurance Laws of general applicability and the Company Permits maintained by the Company Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Subsidiaries to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders specifically with respect to the Company or any Company Subsidiary, which (A) limit the ability of the Company or any of the Company Subsidiaries to issue insurance policies, (B) require any investments of the Company or any of the Company Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of the Company or any of the Company Subsidiaries, (D) in any manner impose any requirements on the Company or any of the Company Subsidiaries in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under applicable Laws or (E) in any manner relate to the ability of the

Company or any of the Company Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of the Company Subsidiaries in any material respect, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)	Other than Insurance Laws, the Company and each Company Subsidiary has been since December 31, 2003 in compliance with, and to the knowledge of the Company is not under investigation with respect to, any such applicable Laws, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)	Other than Company Benefit Plans with respect to which Section 3.21 (and not this Section 3.14(d)) applies, the Company and each of the Company Subsidiaries is in compliance in all material respects with the provisions of ERISA in the operation of each of their respective businesses and there have been no non-exempt ‘‘prohibited transactions,’’ as described in Section 4975 of the Code and Title 1, Part 4 of Subtitle B of ERISA, in the operation of their respective businesses. None of the Company nor any Company Subsidiary is a fiduciary, as defined in Section 3(21) of ERISA, with respect to any employee benefit plan other than the Employee Benefit Plans.

Section 3.15    Litigation.    There is no action, suit, investigation, claim, complaint, demand, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of the Company Subsidiaries or, to the knowledge of the Company, pending or threatened against any present or former officer, director or employee of the Company or any of the Company Subsidiaries or other Person in connection with which the Company or any Company Subsidiary has an indemnification obligation, before any Governmental Entity (other than insurance claims litigation arising in the ordinary course of business), that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Order is outstanding against the Company or any Company Subsidiary, except for Orders that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16    Insurance Matters.

(a)	As of the date of this Agreement, to the knowledge of the Company, all material reinsurance treaties or agreements to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any existing rights, obligations or liabilities (the ‘‘Company Reinsurance Agreements’’) are in full force and effect in all material respects in accordance with their terms. No Company Reinsurance Agreement is in default as to any provision thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Since the commencement of the term of any such agreement, through the Business Day immediately prior to the date of this Agreement, where the Company is a cedent, the Company has not received any written notice to the effect that the financial condition of any party to any such agreement is impaired in any material respect with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.

(b)	With respect to any Company Reinsurance Agreement for which the Company or any Company Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2004, (i) there has been no separate written or oral agreement between any of the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed, or amended on or after January 1, 2004, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance departments for each of the Company and the Company Subsidiaries in all material respects, (iii) each of the Company and the Company Subsidiaries complies and has complied from and after January 1, 2004 in all material respects with all of the requirements set forth in SSAP No. 62 and (iv) each of the Company and the Company Subsidiaries has and has had from and after January 1, 2004 appropriate controls in place to monitor the use of reinsurance and comply with to the provisions of SSAP No. 62.

(c)	Prior to the date hereof, the Company has made available to Parent a true and complete copy of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2006, with respect to the Company or any Company Subsidiary and all material attachments, addenda, supplements and modifications thereto (the ‘‘Company Actuarial Analyses’’). To the knowledge of the Company, any information and data furnished by the Company or any Company Subsidiary to independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. To the knowledge of the Company, each Company Actuarial Analysis was based upon an inventory accurate in all material respects of policies in force for the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time (except as may be noted therein).

(d)	Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, no material claim or material assessment is pending or, to the knowledge of the Company, threatened against any Company Subsidiary which is unique to such Company Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

Section 3.17    [Intentionally Omitted.]

Section 3.18    Title to Properties; Absence of Liens.

(a)	Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary (the ‘‘Owned Real Property’’), and includes the address of such Owned Real Property. The Company or a Company Subsidiary has good and marketable title to the Owned Real Property, in each case free and clear of all Encumbrances.

(b)	Section 3.18(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased to or by the Company or any Company Subsidiary providing for an annual rent of more than $100,000 (collectively, the ‘‘Leased Real Property’’). The Company or one of the Company Subsidiaries has a valid leasehold interest in all Leased Real Property leased by the Company or any Company Subsidiary free and clear of all Liens except Permitted Liens.

(c)	(i) Each lease or sublease for the Leased Real Property is in full force and effect; and (ii) to the knowledge of the Company, there exists no default by the Company or any of the Company Subsidiaries under any Lease and no circumstance exists which, with or without the giving of notice, the passage of time or both, would constitute or result in such a default, except in each case for such unenforceability, ineffectiveness, breaches or defaults that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 3.19    Opinion of Financial Advisor.    The Board of Directors of the Company and a special committee of the Board of Directors (the ‘‘Special Committee’’) have received an opinion from the Company Financial Advisor dated as of the date of this Agreement and addressed to the Special Committee and the Board of Directors of the Company to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders. An executed copy of such opinion will be made available to Parent for informational purposes only within three (3) Business Days after the date of this Agreement.

Section 3.20    Taxes.    Except as set forth in Section 3.20 of the Company Disclosure Schedule:

(a)	All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any Company Subsidiary have been duly filed when due in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)	The Company and each Company Subsidiary has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with SAP and GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c)	The federal income Tax Returns of the Company and the Company Subsidiaries through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d)	There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax, or Tax Asset.

(e)	During the five (5) year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)	The Company and each Company Subsidiary have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. The Company and each Company Subsidiary have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or any other third party, as required under any Law.

(g)	Neither the Company nor any Company Subsidiary is liable for Taxes of any Person (other than the Company and the Company Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify such Person.

(h)	Neither the Company nor any Company Subsidiary has entered into any transaction that is a ‘‘listed transaction’’ as defined in Treasury Regulation §1.6011-4(b)(2).

Section 3.21    Employee Benefit Plans and Related Matters; ERISA.

(a)	Section 3.21(a) of the Company Disclosure Schedule sets forth a complete and correct list of the material Company Benefit Plans (including but not limited to all Company Benefit Plans subject to ERISA or similar provisions of non-U.S. Law). With respect to each such Company Benefit Plan, the Company has provided or made available to Parent a complete and correct copy of such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication), (vii) any actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan, (viii) all material current employee handbooks and manuals, (ix) material statements or other material communications regarding withdrawal or other multiemployer plan liabilities (or similar liabilities pertaining to any non-U.S. employee benefit plan sponsored by the Company or any Company Subsidiary, if any) and (x) all material amendments and modifications to any such Company Benefit Plan or related document. None of the Company or any Company Subsidiary has communicated to any current or former employee thereof any intention or commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b)	Section 3.21(b) of the Company Disclosure Schedule sets forth a list of all Notes evidencing outstanding loans by the Company and any Company Subsidiary to employees or former employees. Under the terms of the Notes, the full amount of the principal and accrued interest on such Notes must be prepaid by the employees or former employees who are the borrowers thereunder concurrently with the sale of the borrower’s Shares.

(c)	Each Company Benefit Plan intended to be qualified under Section401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS, and there are no existing circumstances or any events that could reasonably be expected to adversely affect the qualified status of any such plan. All amendments and actions required to bring each Company Benefit Plan into conformity in all material respects with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken. Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and with applicable Law.

(d)	Neither the Company nor any Company Subsidiary, nor any of their ERISA Affiliates contributes to, sponsor or maintain or has in the past sponsored, maintained, contributed to or had any liability in respect of any pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any similar provisions of non-U.S. Law.

(e)	There are no pending claims by or on behalf of any of the Company Benefit Plans, by any employee or otherwise involving any such plan or the assets of any plan (other than routine claims for benefits). There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Benefit Plan before any Governmental Entity.

(f)	No Company Benefit Plan is a ‘‘multiemployer plan’’ within the meaning of Section 4001(a)(3) of ERISA or is a ‘‘multiple employer plan’’ within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any Company Subsidiary has at any time during the last six (6) years contributed to or been obligated to contribute to any such plan.

(g)	No event has occurred and no condition exists that would, either directly or by reason of the Company’s or any Company Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of the Company Subsidiaries to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations.

(h)	All contributions or other amounts payable by the Company or the Company Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(i)	No payments required to be made under any Company Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any another event) requires any action by or in respect of, or filing with any Governmental Entity or would result in any violation of Law.

(j)	No employee or former employee of the Company or any Company Subsidiary is or may become entitled to post-employment benefits of any kind by reason of his or her employment, including, death or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any plan qualified under Section 401(a) of the Code. Each Company Benefit Plan may be amended or terminated after the Closing Date without material cost other than for claims incurred prior to such amendment or termination.

(k)	Except as set forth on Section 3.21(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or director of the Company or any of Company Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in Section1.7 hereof, (ii) except as expressly provided in Section1.7 hereof, result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any ‘‘disqualified individual’’ (as such term is defined in Treasury Regulation Section 1.280G.1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an ‘‘excess parachute payment’’ (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive an additional payment (including any tax gross up or other payment) from the Company or any Company Subsidiary or any other person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

(l)	Each Company Benefit Plan that is a ‘‘nonqualified deferred compensation plan’’ (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and the Treasury regulations and IRS guidance thereunder and no payments required to be made during 2007 or as a result of the consummation of the transactions contemplated by this Agreement are subject to any additional tax under Section 409A(a)(1)(B) of the Code. Each Option has been granted with an exercise price no lower than ‘‘fair market value’’ (within the meaning of Sections 409A and 422 of the Code) as of the grant date of such option.

(m)	Any person providing services to the Company or any of the Company Subsidiaries who has not been classified as an employee is not eligible to participate in any Company Benefit Plan and is not entitled to receive any benefits or other compensation under or pursuant to any Company Benefit Plan in respect of such non-employee service, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(n)	Except as set forth on Section 3.21(n) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any plan, contract or commitment, whether legally binding or not, or has announced (orally or in writing) an intention to create any additional employee benefit or compensation plans, policies or arrangements, or except as may be required by applicable Law, to modify, suspend or terminate any Company Benefit Plan.

(o)	Section 3.21(o) of the Company Disclosure Schedule lists each employee benefit plan subject to ERISA as to which the Company or any Company Subsidiary is a fiduciary, as defined in Section 3(21) of ERISA.

Section 3.22    Employees, Labor Matters.    Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, and, to the knowledge of the Company, as of the date of this Agreement, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or any Company Subsidiary. Since January 1, 2004, there has not occurred or, to the knowledge of the Company, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any Company Subsidiary. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have properly classified all individuals (including agents, independent contractors and leased employees) under applicable Law and have complied in all material respects with all Laws pertaining to the employment or termination of employment of their respective employees and agents, including but not limited to all such Laws relating to wages, hours, commissions, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, prohibited discrimination, immigration control, employee classification, payment and withholding of taxes, continuation coverage with respect to group health plans or under employment contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.23    Environmental Matters.

(a)	Except as relates to any insurance product of the Company or any Company Subsidiary, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i)	neither the Company nor any Company Subsidiary has received any written notice, notification, demand, request for information, citation, summons or order, no complaint has been filed, no penalty has been assessed, no action, written claim, suit or proceeding is pending or, to the knowledge of the Company, is threatened against the Company or any Company Subsidiary, and to the knowledge of the Company, no investigation of the Company is pending or threatened in any case by or from any Governmental Entity or other Person relating to or arising out of any Environmental Law;

(ii)	the Company and the Company Subsidiaries are, and during applicable statutes of limitation have been, in compliance with all Environmental Laws and all Environmental Permits;

(iii)	other than with respect to policies written in connection with the insurance business, the Company has not incurred any liability arising under any Environmental Law;

(iv)	there has been no report of any environmental investigation, study, audit, test, review or other environmental analysis conducted by or in the possession of the Company that pertains to the current or prior business of the Company or any Company Subsidiary (other than with respect to policies written in connection with the insurance business) or any property or facility now or previously owned or leased by the Company or any Company Subsidiary that has not been made available to Parent prior to the date hereof; and

(v)	to the knowledge of the Company, no Hazardous Substances are located and no Releases of Hazardous Substances have occurred at, on, above or under any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary that are likely to result in any cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

(b)	For purposes of this Section 3.23, the terms ‘‘Company’’ and ‘‘Company Subsidiary’’ shall include any entity that is, in whole or in part, a predecessor-in-interest of the Company or of any Company Subsidiary.

Section 3.24    Intellectual Property.

(a)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and/or each Company Subsidiary owns, or is licensed or otherwise possesses sufficient rights to use Intellectual Property used in the business of the Company and the Company Subsidiaries as currently conducted within the United States and (ii) to the knowledge of the Company, all United States patents and registered trademarks, trade names, service marks and copyrights owned by the Company and/or the Company Subsidiaries are valid and subsisting.

(b)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i)	no written claims with respect to (A) the United States patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any Company Subsidiary (the ‘‘Company Intellectual Property Rights’’) or (B) any trade secret owned by the Company or any

Company Subsidiary, or (C) to the knowledge of the Company, any United States patents, trademarks, service marks or copyrights licensed to the Company or any Company Subsidiary that are material to the business and operations thereof (other than any readily available commercially available software), are currently pending or are threatened in writing by any Person;

(ii)	to the knowledge of the Company, the Company Intellectual Property Rights do not infringe or misappropriate the Intellectual Property of any Person within the United States; and

(iii)	to the knowledge of the Company, neither the Company nor any Company Subsidiary owns or licenses any foreign Intellectual Property that is material to the business of the Company or such Company Subsidiary.

Section 3.25    Material Contracts.

(a)	The Company has delivered or made available to Parent true and complete copies of all material contracts of the Company and each Company Subsidiary that as of the date hereof (collectively, the ‘‘Material Contracts’’):

(i)	are required to be filed as exhibits to the Company SEC Documents or the Company SAP Statements, other than any agreements or arrangements with any directors or executive officers of the Company relating to indemnification or advancement of expenses;

(ii)	contain covenants that limit in any material respect the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict in any material respect the ability of the Surviving Corporation) to compete in any material line of business of the Company or any of its Subsidiaries, except for any such contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of thirty (30) days or less;

(iii)	relate to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

(iv)	involve any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract;

(v)	relate to (A) indebtedness for borrowed money or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $1,000,000;

(vi)	were entered into after December 31, 2006, involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $3,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business); or

(vii)	involve any directors, executive officers or 5% stockholders of the Company that cannot be canceled by the Company within thirty (30) days notice without liability, penalty or premium, other than any agreements or arrangements with any directors or executive officers of the Company relating to indemnification or advancement of expenses.

(b)	Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contracts, and, to the knowledge of the Company, no event has occurred that, with the passage of time and/or the giving of notice, would constitute a default thereunder by any party thereto, except for such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)	Neither the Company nor any Company Subsidiary provides insurance contracts or otherwise provides services for consideration to the United States Government or any agency thereof.

Section 3.26    Brokers and Finders’ Fees.    Except for the Company Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.27    Affiliate Transactions.    Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by Parent to the Company on or prior to the execution of this Agreement (the ‘‘Parent Disclosure Schedule’’) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof (except to the extent such representation and warranty is made only as of a specific date, in which event such representation and warranty is made as of such specific date) as follows:

Section 4.1    Corporate Existence and Power.    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 4.2    Corporate Authorization.    Each of Parent and Merger Sub have all necessary company or corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary company or corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3    Governmental Authorization.    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no consent or approval by, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) approvals or filings under Insurance Laws as set forth in Section

4.3 of the Parent Disclosure Schedule (collectively, but excluding any such filings included on Section 4.3 of the Parent Disclosure Schedule that are required to be made following the consummation of the Merger, the ‘‘Parent Approvals’’ and, together with the Company Approvals, the ‘‘Transaction Approvals’’) and (v) any other consents, approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.4    Non-Contravention.    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby will not (i) violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or the articles of incorporation or bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3, violate or conflict with or result in any breach of any provision of any applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such violations, conflicts and breaches referred to in clause (ii) and for such Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Affect on Parent or Merger Sub, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.5    Capitalization of Merger Sub and Parent; Interim Operations of Merger Sub and Parent.    The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value of $0.01 per share, all of which are issued and outstanding and owned by Parent. All of the issued and outstanding shares of capital stock of Merger Sub have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and nonassessable and free of preemptive or other similar rights. As of the date hereof, all of the equity interests in Parent are owned by one or more of the Investors, and as of the Effective Time, all of the Equity Interests in Parent will be owned by one or more of the Investors or their permitted assignees under the Equity Commitments, and, if applicable, one or more Co-Investors. Each of Merger Sub and Parent has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement and the Equity Commitments.

Section 4.6    Proxy Statement.    None of the information supplied or to be supplied by Parent or Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or any document required to be filed or furnished by the Company, Parent or Merger Sub or any of their respective Affiliates with or to the SEC in connection with the transactions contemplated by this Agreement, will, at the date mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7    Litigation.    There is no action, suit, investigation, claim, complaint, demand, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of Parent, threatened against, Parent or Merger Sub, before any Governmental Entity, or any Order to which Parent or Merger Sub is subject, that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 4.8    Brokers and Finders’ Fees.    Except for Wachovia Capital Markets, LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.9    Financing; Capital Structure.

(a)	Parent and Merger Sub have available to them, or, prior to and as of the Effective Time will have available to them, funds from the Equity Commitments, which constitute all funds necessary for the payment to the Paying Agent of the aggregate amounts payable pursuant to Article II and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including those contemplated by the Transaction Approvals, and to pay all related fees and expenses, in the case of fees and expenses as required to be paid or funded as of or prior to the Effective Time.

(b)	Prior to the date of this Agreement, the Investors have delivered to the Company true and complete executed copies of the Equity Commitments. None of the Equity Commitments has been restated, amended or modified or any provision thereof waived, and the respective commitments contained in the Equity Commitments have not been withdrawn or rescinded in any respect. Each of the Equity Commitments is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, for so long as it remains in full force and effect. There are no conditions precedent or other contingencies related to the funding by the Investors of the full amount of the Equity Commitments to Parent other than as expressly set forth therein.

Section 4.10    Interested Stockholder.    At the time immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates is, with respect to the Company, an ‘‘interested stockholder’’ as such term is defined in Section 203(c)(5) of the DGCL.

Section 4.11    Ownership of Shares.    None of Parent, Merger Sub, the Investors or their respective controlled Affiliates owns, directly or indirectly, beneficially or of record, any Shares, and none of Parent, Merger Sub, the Investors or their respective controlled Affiliates holds any rights to acquire any beneficial or record ownership of the Shares, except, in each case, with respect to the right under certain circumstances to exercise voting rights of certain Shares under the Voting Agreements.

ARTICLE V
CONDUCT OF BUSINESS BY THE COMPANY

Section 5.1    Conduct of Business by the Company Pending the Merger.    From the date of this Agreement until the Effective Time, (i) unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (ii) except as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as otherwise expressly provided for in or contemplated by this Agreement or (iv) as required by applicable Law or by a Governmental Entity, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice, including using its commercially reasonable efforts to preserve intact its business organization, and goodwill and relationships with customers, third party payors (including Governmental Entities, insurance carriers and other intermediaries), Company Producers and others having material business dealings with it and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, (w) unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (x) except as set forth in Section 5.1 of the Company Disclosure Schedule, (y) as otherwise expressly provided for in or contemplated by this Agreement or (z) as required by applicable Law or by a Governmental Entity, from the date hereof until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to:

(a)	adopt or propose any change in its charter, code of regulations or other comparable organizational documents;

(b)	(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for (A) dividends or distributions by wholly-owned Company Subsidiaries to the Company or another wholly-owned Company

Subsidiary or (B) regular quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.15 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to the Company Common Stock), with usual record and payment dates, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(c)	issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any Company Subsidiary, other than (i) issuances of shares of Company Common Stock upon the exercise of Company Stock Options, or Warrants in accordance with their terms in effect as of the date hereof, or (ii) issuances by a wholly-owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly-owned Company Subsidiary;

(d)	merge or consolidate with any other Person or acquire any material assets or make a material investment in (whether through the acquisition of stock or otherwise) any other Person, other than (i) acquisitions of inventory, equipment or software in the ordinary course of business consistent with past practice or (ii) ordinary course investment portfolio transactions in accordance with the Company’s investment guidelines in effect on the date hereof;

(e)	sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or product lines or businesses (including capital stock or other equity interests of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments set forth in Section 5.1 of the Company Disclosure Schedule, (ii) in an amount not in excess of $250,000 individually or $1,000,000 in the aggregate or (iii) ordinary course investment portfolio transactions in accordance with the Company’s investment guidelines in effect on the date hereof.

(f)	(i) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $2,500,000 in the aggregate during any twelve (12) month period, other than by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or ordinary course investment portfolio transactions in accordance with the Company’s investment guidelines in effect on the date hereof, (ii) create, incur, guarantee or assume any Indebtedness, (iii) make or commit to make any capital expenditure other than capital expenditures approved by the Board of Directors of the Company prior to the date hereof or within the Company’s capital budget for fiscal 2007 previously provided to Parent or (iv) cancel any debts or waive any claims or rights of substantial value, except for cancellations made or waivers granted with respect to claims in the ordinary course of business consistent with past practice that, in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole;

(g)	amend or otherwise modify benefits under any Company Benefit Plan (other than immaterial amendments or modifications), accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof (except as expressly provided in Section 1.7 hereof), fail to make any required contribution to any Company Benefit Plan, merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, change the sponsor of any Company Benefit Plan, or terminate or establish any Company Benefit Plan, except to the limited extent necessary to comply with Section 409A of the Code without any material increase in liability on the part of, or cost to, the Company or any Company Subsidiary or to the extent required by an existing agreement, Company Benefit Plan or Law;

(h)	grant any increase in the compensation, bonus or benefits of directors, officers, employees, consultants, representatives or agents of the Company or any Company Subsidiary, other than immaterial increases in the compensation and benefits of persons who are not directors, executive officers or employees who earn more than $150,000 in annual base salary in the ordinary course of business consistent with past practice;

(i)	enter into or materially amend or modify any severance, consulting, retention, collective bargaining, change of control or employment agreement, plan, program or arrangement;

(j)	settle or compromise any material claims or audits in an amount in excess of $750,000 individually or $2,000,000 in the aggregate (except that if a reserve has been established on the balance sheet of the Company as of December 31, 2006 for an amount less than the settlement or compromise amount, the Company may settle any such claims or audits in an amount up to $750,000 individually or $2,000,000 in the aggregate in excess of such reserve amount), or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claims or audits that would restrict in any material respect the operations of the business after the Effective Time, in each case other than with respect to insurance claims in the ordinary course of business;

(k)	(i) make or rescind any material election, whether express or deemed, relating to Taxes, (ii) settle or compromise any claim relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes, or (v) except as required by Law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended December 31, 2006;

(l)	other than in the ordinary course of business, (i) modify or amend in any material respect or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Company or any Company Subsidiary, or (iii) modify, amend or enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;

(m)	enter into or renew or extend any agreements or arrangements that limit or restrict in any material respect the Company or any Company Subsidiary or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict in any material respect Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any material line of business or in any geographic area;

(n)	terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or the Company Subsidiaries as insureds or their respective properties which is not replaced by a comparable amount of insurance coverage;

(o)	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(p)	other than a renewal transaction with any reinsurer upon the expiration of any current reinsurance agreement, enter into any new reinsurance transaction as assuming or ceding insurer, which does not contain arms’-length cancellation, termination and commutation provisions;

(q)	alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, methods, guidelines or policies (including compliance policies), except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, SAP or any Governmental Entity or applicable Law; or

(r)	agree or commit to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1    SEC Filings.    The Company shall prepare and file a preliminary proxy statement to be used in connection with the Company Stockholders Meeting (the ‘‘Proxy Statement’’) with the SEC as promptly as reasonably practicable following the date of this Agreement. The Company shall notify Parent promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information with respect to the Proxy Statement and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement or any such response and shall give due consideration to inclusion in the Proxy Statement or any such response comments reasonably proposed by Parent. The Company and Parent shall use commercially reasonable efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement as reasonably promptly as practicable after receipt thereof. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing. The Company will advise Parent promptly after it receives notice that the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement. To the extent permitted by Law, the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Company Stockholders Meeting there shall occur any event (including discovery of any fact, circumstance or event by any party hereto) that should be set forth in an amendment or supplement to the Proxy Statement, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. Parent shall cooperate reasonably with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including supplying information for inclusion or incorporation by reference in the Proxy Statement in a timely manner provided the Company has given Parent reasonable advance notice thereof. Parent and Merger Sub shall, and shall cause their respective Affiliates to, file or furnish with or to the SEC any document required by the Exchange Act in connection with the transactions contemplated by this Agreement to be so filed or furnished.

Section 6.2    Company Stockholders Meeting; Board Recommendation.    As promptly as practicable after the SEC has cleared the Proxy Statement, the Company, acting through its Board of Directors, and in accordance with applicable Law and the rules and regulations of Nasdaq, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders (including any postponement or adjournment thereof) for the purpose of obtaining the Requisite Stockholder Vote (the ‘‘Company Stockholders Meeting’’), and (ii) subject to Section 6.3(d), include in the Proxy Statement the Board Recommendation. Except in accordance with Section 6.3(d), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall (A) withdraw (or modify or qualify in a manner adverse to Parent in any material respect), or publicly propose to withdraw the Board Recommendation (it being understood that the Board of Directors may take no position with respect to a Takeover Proposal that takes the form of a tender offer until the close of business as of the tenth Business Day after the commencement of such tender offer pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), (B) fail to include the Board Recommendation in the Proxy Statement or (C) knowingly take any other action or knowingly make any other public statement that is knowingly inconsistent in any material respect with such Board Recommendation (any action described in these clauses (A), (B) or (C) being referred to as a ‘‘Recommendation Withdrawal’’) (it being understood and hereby agreed that action taken by the Company or the Board of Directors or any committee thereof or any of their respective

Representatives (x) as permitted under Section 6.3(a) or (y) in connection with the notice specified in clause (A) of Section 6.3(d), will not be deemed to be or constitute a Recommendation Withdrawal). Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement.

Section 6.3    No Solicitation.

(a)	Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York time, on August 5, 2007 (the ‘‘Go-Shop Period End Date’’), the Company and its Representatives shall have the right (in consultation with or acting through the Board of Directors of the Company or any committee thereof), directly or indirectly, to: (i) initiate, solicit or encourage the submission of Takeover Proposals from one or more Persons, including (A) by way of contacting third parties and (B) providing access to non-public information pursuant to the prior execution of a Qualifying Confidentiality Agreement with any such Person; provided, that the Company shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to any such Person or its Representatives which was not previously provided to Parent; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal.

(b)	Subject to Sections 6.3(c) and 6.3(d), following the Go-Shop Period End Date until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers, provide any non-public information or data to any Person relating to or in connection with a potential Takeover Proposal, or knowingly make any other efforts or attempts that constitute, or would reasonably be expected to lead to, any Takeover Proposal, or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, a Takeover Proposal, (iii) enter into any merger agreement, letter of intent or other agreement providing for or relating to a Takeover Proposal, (iv) enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (v) agree or publicly propose to do any of the foregoing. Subject to Section 6.3(c), on the Go-Shop Period End Date, the Company shall immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 6.3(b) conducted theretofore by the Company or its Representatives with respect to any Takeover Proposal, whether or not any discussions, negotiations or other activities permitted pursuant to Section 6.3(a) prior to the Go-Shop Period End Date were ongoing. Subject to Section 6.3(c), with respect to parties with whom discussions or negotiations have been terminated on or prior to the Go-Shop Period End Date, the Company shall use commercially reasonable efforts to require such parties to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any confidential information previously furnished by the Company.

(c)	Notwithstanding anything to the contrary in Section 6.3(b), if at any time following the Go-Shop Period End Date and prior to obtaining the Requisite Stockholder Vote, (i) the Company receives a bona fide written Takeover Proposal from any third party with which the Company was in contact after the date of this Agreement and prior to the Go-Shop Period End Date, or an unsolicited Takeover Proposal from any other third party, and (ii) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) that (A) such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (B) the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions: (x) furnish information to the Person making such Takeover Proposal, provided, that (A) prior to so furnishing such information, the Company has received from such Person a Qualifying Confidentiality Agreement, and (B) all such information has previously been provided to Parent and Merger Sub or is provided to Parent and Merger Sub prior to or substantially contemporaneously with the time it is provided to the Person making such Takeover Proposal or such Person’s Representatives, and (y) engage or participate in any discussions or negotiations with such Person with respect to the Takeover Proposal. The Company shall promptly (and in any event within two (2) Business Days) advise Parent orally and in writing of the receipt following the Go-Shop Period End Date of (i) any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal and the material terms of such proposal, including the identity of the Person(s) making such proposal, and, if applicable, providing copies of any documents or correspondence evidencing such proposal, and (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information not reasonably expected to be related to a Takeover Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status and any material developments, discussions and negotiations concerning such Takeover Proposal (including any material change to the terms thereof). Without limiting the foregoing, following the Go-Shop Period End Date, the Company will promptly (within two (2) Business Days) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Takeover Proposal.

(d)	Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Stockholder Vote, the Board of Directors of the Company may (i) effect a Recommendation Withdrawal and/or (ii) terminate this Agreement pursuant to Section 8.1, in each case of clause (i) and/or (ii), if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Board of Directors of the Company may not take any such action (x) not in connection with a Takeover Proposal unless the taking of such action is based on one or more events, changes, circumstances or effects relating to the Company or any of the Company Subsidiaries that occurs on or after the date of this Agreement and (y) in connection with a Takeover Proposal unless the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel), that such Takeover Proposal constitutes a Superior Proposal and, if such determination is made following the Go-Shop Period End Date:

(A)	the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the ‘‘Notice Period’’) of its intention to effect a Recommendation Withdrawal or terminate this Agreement in response to such Superior Proposal, which notice shall specify the terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal; and

(B)	prior to effecting such Recommendation Withdrawal or terminating the Agreement, during the Notice Period, the Board of Directors of the Company shall, and shall use its commercially reasonable efforts to cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent so desires to negotiate) to make adjustments in the terms and conditions of this Agreement so that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to a Superior Proposal following the Go-Shop Period End Date, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(d) with respect to such new written notice. Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any agreement (other than a Qualifying Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been or is concurrently terminated by its terms pursuant to Section 8.1, and if required pursuant to Section 8.3, the Company has concurrently paid to Parent the Company Termination Fee.

(e)	The Company agrees that any violations of the restrictions set forth in Section 6.3(b) by any Representative of the Company or any Company Subsidiary, shall be deemed to be a breach of Section 6.3(b) by the Company.

(f)	The Company shall not take any action to exempt any Person from the restrictions on ‘‘business combinations’’ contained in Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply, in each case, unless such actions are taken simultaneously with a termination of this Agreement in accordance with its terms.

(g)	Nothing contained in this Section 6.3 shall prohibit the Company from (i) complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any required disclosure to the Company’s stockholders if, after consultation with its outside counsel, the Company determines that failure to disclose such information would reasonably be expected to violate its obligations under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.3; provided that any Recommendation Withdrawal may only be made in accordance with Section 6.3(d).

(h)	For purposes of this Agreement:

‘‘Takeover Proposal’’ means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole);

‘‘Superior Proposal’’ means a bona fide Takeover Proposal (except that references to 15% will be deemed to be references to ‘‘more than 50%’’) made in writing that is on terms that the Board of Directors of the Company determines in good faith (after consulting with its financial advisor and outside counsel), taking into account, among other things, all legal, financial and other aspects of the Takeover Proposal and the third party making the Takeover Proposal, is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (including any written proposal by and binding upon Parent to amend this Agreement prior to such determination by the Board of Directors of the Company), as amended from time to time.

Section 6.4    Access to Information.    The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, general or limited partners (if applicable), managing members (if applicable), Affiliates, accountants, counsel, financial advisors, consultants, Financing sources, prospective Co-Investors and other professional advisors or representatives (collectively, ‘‘Representatives’’) of Parent reasonable access during normal business hours to all of the Company’s and the Company Subsidiaries’ properties, books, records, contracts, commitments and personnel, and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each material report, schedule and other document filed, furnished, or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity (other than routine filings, correspondence, reports, circulars or invoices), and (b) all information as Parent may reasonably request; provided    that the Company may restrict the foregoing access to those Persons (other than Persons who are ‘‘Representatives’’ under the Confidentiality Agreement, including those

Persons referenced in the proviso in the second-to-last sentence of this Section 6.4(a)) who have entered into or are bound by a confidentiality agreement with the Company and to the extent required by applicable Law, and further such access shall be subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person (provided that the Company shall use commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement). The Company shall also, with respect to each fiscal month ending after the date of this Agreement, furnish to Parent any ‘‘flash’’ or ‘‘management reports’’ relating to the financial and operating performance of the Company and the Company Subsidiaries, and any unaudited monthly financial statements, in each case to the extent made available to management of the Company, promptly following their availability (it being understood and agreed that the Company shall not be required to prepare any such reports solely for the purpose of complying with the foregoing). In conducting any inspection of any properties of the Company and the Company Subsidiaries, Parent and its Representatives shall not (i) interfere with the business of the Company or any Company Subsidiary conducted at such property, or (ii) damage any property or any portion thereof. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement, provided that (x) any requirement under the Confidentiality Agreement to obtain approval for the disclosure of Evaluation Material (as defined in the Confidentiality Agreement) to potential Financing sources or prospective Co-Investors shall be waived during the period beginning on the date of this Agreement and ending on any termination of this Agreement, (y) such Persons shall constitute ‘‘Representatives’’ for all purposes of the Confidentiality Agreement and (z) such Persons shall be entitled to use Evaluation Material solely for purposes of evaluating whether to provide Financing or make a co-investment as a Co-Investor in connection with a Potential Transaction (as defined in the Confidentiality Agreement). No investigation pursuant to this Section 6.4 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.5    Commercially Reasonable Efforts.

(a)	Subject to the other terms and conditions of this Agreement, each of the Company, Parent and Merger Sub will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as practicable after the date of this Agreement and in any event within thirty (30) days of the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (B) appropriate filings required by the Transaction Approvals and (C) all other necessary filings with any other Governmental Entity with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to such requirements and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable.

(b)	To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other approval of a Governmental Entity, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the ‘‘DOJ’’), the Federal Trade Commission (the ‘‘FTC’’) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) unless prohibited by a Governmental Entity or other Person, give the other party and its legal counsel the opportunity to attend and participate in such meetings and conferences.

(c)	If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company and Parent shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated by this Agreement on the terms set forth in this Agreement.

(d)	Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other material obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or to incur any material liability or other material obligation; provided, however, that Parent and Merger Sub shall give the Company the opportunity to make such payments.

Section 6.6    Employee Matters.

(a)	Until the first anniversary of the Effective Time, the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company Subsidiaries who continue as employees of the Company, the Company Subsidiaries or the Surviving Corporation during such period, compensation (including base salary and incentive compensation opportunities) and employee benefits that are substantially comparable in the aggregate to those provided by the Company or the applicable Company Subsidiary to such employees immediately before the date of this Agreement (but excluding for all purposes, in each case, any equity-based or long-term incentive plans or arrangements). The provisions of this Section 6.6 shall not create in any current or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Parent, the Company or any of their respective Subsidiaries or any right to any specific terms or conditions of employment. Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any Company Subsidiary, or to restrict the right of Parent or the Surviving Corporation to terminate any such employee.

(b)	The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that an employee of the Company or any Company Subsidiary is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such employee participated, (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Effective Time with the Company and the Company Subsidiaries for purposes of eligibility to participate, vesting and level of benefits (but not for any other purpose) to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan (including vacation) in which such employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service, and provided further, that (x) the Surviving Corporation shall not be obligated to provide credit for years of service for benefit accrual purposes under any defined benefit pension plan maintained by the Surviving Corporation or its Subsidiaries prior to the date on which the employee actually becomes a participant in such plan, and (y) with respect to any health plan of the Surviving Corporation or one of its Subsidiaries which provides post-retirement coverage, the Surviving Corporation will provide credit only for periods of an employee’s employment with Surviving Corporation or its Subsidiaries for purposes of determining eligibility.

(c)	With respect to matters described in this Section 6.6, the Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other material communication materials to its employees or former employees. Prior to the Effective Time, subject to applicable Law, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing reasonable notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.6, provided that such notices or other communication materials are reasonably approved in advance by the Company.

(d)	Notwithstanding the foregoing provisions of this Section 6.6, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, or (ii) shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 with respect to employees of the Company and the Company Subsidiaries are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (x) in any other Person, including any current or former employees of the Company or any Company Subsidiary, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (y) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates or continued participation in any Company Benefit Plan.

Section 6.7    Expenses.    Subject to Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, ‘‘Expenses’’ includes all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually and reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filings of the Notification and Report Form required by the HSR Act, the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of the Requisite Stockholder Vote and all other matters related to the transactions contemplated hereby; provided that it shall not include any costs and expenses incurred by Parent, Merger Sub, the Investors or any of their respective Affiliates in connection with negotiating, securing or implementing the Equity Commitments.

Section 6.8    Transfer Taxes.    The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement, and the Company and Parent shall be liable for the payment of any such Taxes, fees and similar items.

Section 6.9    Directors’ and Officers’ Indemnification and Insurance.

(a)	From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to the greatest extent permitted by Law (including to the greatest extent authorized or permitted by any amendments to or replacements of the DGCL adopted on or after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify and hold harmless (and advance reasonable expenses as incurred to the greatest extent permitted by Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) the present and former (and any individuals who may become prior to the Effective Time) officers, directors and employees of the Company and the Company Subsidiaries (collectively, the ‘‘Indemnified Parties’’) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to have occurred, prior to or at the Effective Time, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time.

(b)	For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a ‘‘tail policy,’’ in either case of at least the same coverage and amounts containing terms, conditions, retentions and limits of liability that are not less advantageous in the aggregate than such policy with respect to circumstances, developments or matters in existence, or acts or omissions occurring or alleged to have occurred, prior to or at the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one (1) policy year annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof (which annual premium the Company represents and warrants is set forth on Section 6.9(b) of the Company Disclosure Schedule) in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation purchases a ‘‘tail policy’’ and the coverage thereunder costs more than 250% of such last annual premium (the cost of such tail measured for these purposes by reference to 1/6th the premium paid therefor), the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 250% of such last annual premium (the cost of such tail measured for these purposes by reference to 1/6th the premium paid therefor).

(c)	If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made prior to any such transaction being consummated so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.9.

(d)	From and after the Effective Time, until the sixth (6th) year anniversary thereof, the Parent and the Surviving Corporation agree not to, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.9(d) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation’s Constituent Documents.

(e)	The provisions of this Section 6.9 and the proviso to Section 1.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company or any of the Company Subsidiaries, or under any applicable contracts, insurance policies or Laws.

Section 6.10    Public Announcements.    The Company and Parent agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case, the party required to make the release or announcement shall give the other parties as much advance written notice as is reasonably practicable under the circumstances, to the extent legally permissible (including, without limitation, sending such disclosure in writing if reasonably practicable), it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in accordance with Section 6.3.

Section 6.11    Notification.

(a)	During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 on the Closing Date impossible or reasonably unlikely. No such notification shall be given any effect for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.2 has been satisfied. Delivery of notification pursuant to this Section 6.11(a) shall not limit or otherwise affect the remedies available to Parent or Merger Sub hereunder.

(b)	During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, Parent and Merger Sub shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.3 on the Closing Date impossible or reasonably unlikely. No such notification shall be given any effect for purposes of (i) determining the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.3 has been satisfied. Delivery of notification pursuant to this Section 6.11(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

Section 6.12    Cooperation.

(a)	Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors (including legal and accounting) of the Company and the Company Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with the placement, directly or indirectly by Parent, of trust preferred securities or debt financing in the U.S. and/or in Bermuda (collectively, the ‘‘Financing’’), including (i) furnishing Parent and Merger Sub and their Financing sources as promptly as practicable with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent, (ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing,

(iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing (including the execution and delivery of one or more customary representation letters in connection therewith), (iv) reasonably cooperating with the marketing efforts for any of the Financing, including providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective Financing sources and rating agencies, (v) facilitating the entrance into one or more indentures, guarantees or other agreements satisfactory to Parent in connection with the Financing, (vi) facilitating the consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Financing by the Surviving Corporation immediately following the Effective Time, (vii) executing and delivering (or using commercially reasonable efforts to obtain from advisors), and causing the Company Subsidiaries to execute and deliver (or use commercially reasonable efforts to obtain from advisors or such other Persons, including officers), customary certificates (including a certificate of the chief financial officer of the Surviving Corporation with respect to solvency matters), accounting comfort letters, legal opinions (which may be reasoned if circumstances required), hedging agreements (which shall have no liability to the Company in the event the Merger is not consummated), surveys or title insurance policies (to the extent in possession of, or otherwise reasonably obtainable by, the Company or the Company Subsidiaries), and (viii) facilitating the entrance into other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing. The Company will reasonably consider consenting to the use of its and the Company Subsidiaries’ logos in connection with the Financing; provided that (x) such logos are used solely in a manner that is not intended to and does not (1) harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary and (2) violate applicable Law and (y) any document proposing to contain any such logo is provided to the Company a reasonable time prior to its proposed use. Notwithstanding anything in this Agreement to the contrary, Parent hereby confirms that (x) the Financing is not a condition to the Closing and (y) the obtaining or failure to obtain, in whole or in part, the Financing shall not limit, restrict or modify any of the obligations of the Investors under the Equity Commitments, without the prior written consent of the Company. Further, Parent acknowledges and agrees that the Board of Directors of the Company or any committee thereof shall not be required to take or fail to take or cause to be taken or fail to be taken any action in connection with the Financing.

(b)	Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers and employees of the Company and the Company Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent in connection with (i) the preparation and delivery of presentations to A.M. Best in connection with the proposed Merger and related transactions and Parent’s business plan for the Surviving Corporation and its Affiliates subsequent to the Closing and (ii) the formation and licensing in Bermuda or such other jurisdictions as Parent may determine in connection with such business plan of one or more reinsurance companies that will become Affiliates of the Surviving Corporation subsequent to the Closing. Notwithstanding anything in this Agreement to the contrary, Parent hereby confirms that the receipt of any actual or indicative rating from A.M. Best or other rating agency or licenses or approvals in Bermuda or other jurisdictions are not a condition to the Closing.

(c)	Notwithstanding anything in this Section 6.12 to the contrary: (i) neither the Company nor any Company Subsidiary shall be required to enter into any indentures, guarantees or other agreements or instruments or provide or cause to be provided certificates, accounting comfort letters, hedging agreements, surveys, title insurance policies or any other documents and instruments relating to guarantees and other matters ancillary to the Financing prior to the Effective Time, (ii) no obligation of the Company or any Company Subsidiary under any agreements or documents referenced in clause (i) above shall be effective until the Effective Time; (iii) none of the Company or any Company Subsidiary or any of its or their respective

Affiliates shall be required to pay any commitment or other similar fee, provide any indemnification or incur any other liability or expense in connection with the Financing prior to the Effective Time, except for any expenses promptly reimbursed by Parent, (iv) neither the Company nor any Company Subsidiary shall be required to cooperate with respect to any request that, in the reasonable good faith judgment of the Company, would reasonably be expected to affect adversely in any respect the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their securities, and (v) neither the Company nor any of the Company Subsidiaries shall be required to cooperate with respect to any request that unreasonably interferes with the business and operations of the Company and the Company Subsidiaries.

Section 6.13    State Takeover Laws.    If any Takeover Law is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.14    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, in which case Parent and the Company shall use commercially reasonable efforts to enter into a mutually reasonably acceptable joint defense agreement. The Company shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, or as otherwise required by applicable Law.

Section 6.15    Section 16(b) of the Exchange Act.    The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Stockholder Approval. The Company shall have obtained the Requisite Stockholder Vote.

(b)	Regulatory Approval.

(i)	The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(ii)	The Transaction Approvals shall have been obtained or the waiting periods applicable thereto shall have terminated or expired.

(c)	No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such temporary restraining order, injunction or other order, including taking such action as is required to comply with Section 6.5, and to appeal as promptly as possible any injunction or other order that may be entered.

Section 7.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a)	Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 3.12(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of the Company set forth in Section 3.2, 3.5(a) and 3.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date); (iii) except for the representations and warranties of the Company set forth in Section 3.2, 3.5(a), Section 3.12(b) and 3.26, each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to ‘‘materiality’’ or Material Adverse Effect on the Company, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and (iv) Parent shall have received at the Closing a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b)	Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c)	FIRPTA Certificate. The Company shall have delivered to Parent a certificate, issued by the Company pursuant to Section 1.1445-2(c) of the Treasury Regulations, certifying that the Company is not and has not been at any time during the five (5) year period ending on the Closing Date a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

Section 7.3    Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)	Representations and Warranties. (i) The representation and warranty set forth in Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representation and warranty set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date); (iii) except for the representations and warranties set forth in Section 4.2 and Section 4.9, each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to ‘‘materiality’’ or Material Adverse Effect on Parent and Merger Sub, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), except where the failure of such representations and warranties to be true and correct as so made does not and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; and (iv) the Company shall have received a certificate of an executive officer of Parent to such effect.

(b)	Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Vote (with any termination by Parent also being an effective termination by Merger Sub):

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company, if:

(i)	the Merger shall not have been consummated on or before December 15, 2007 (the ‘‘Outside Date’’); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement primarily contributes to the failure of the Merger to be consummated by such date;

(ii)	any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(iii)	the Requisite Stockholder Vote shall not have been obtained at the Company Stockholders Meeting.

(c)	by Parent, if:

(i)	the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by the Company prior to the earlier of (x) the Outside Date and (y) thirty (30) days following written notice to the Company by Parent or Merger Sub of such breach, and (B) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); or

(ii)	the Board of Directors of the Company or any committee thereof shall have (A) effected a Recommendation Withdrawal, (B) recommended to the stockholders of the Company a Takeover Proposal or (C) failed to have called a Company Stockholders Meeting in breach in any material respect of its obligations under this Agreement to do so.

(d)	by the Company:

(i)	if Parent shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by Parent prior to the earlier of (x) the Outside Date and (y) thirty (30) days following written notice to Parent by the Company of such breach and (B) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); or

(ii)	prior to obtaining the Requisite Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 6.3(d).

Section 8.2    Effect of Termination, etc.

(a)	In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Section 3.26, Section 4.8, this Section 8.2, Section 8.3 and Article IX, each of which shall remain in full force and effect; provided, however, that nothing herein shall relieve the Company, Parent or Merger Sub from liabilities for damages incurred or suffered by Parent, Merger Sub or the Company, as the case may be, as a result of any willful or intentional breach of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, subject to Sections 8.3(f) and 8.3(g), respectively.

(b)	Notwithstanding anything in this Agreement to the contrary, in no event shall any Excluded Person (as defined in the Equity Commitments) or the Investors have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except as specifically provided in the Equity Commitments.

Section 8.3    Fees and Expenses.

(a)	In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay the Company Termination Fee as directed in writing by Parent, at the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or promptly (but in any event within two (2) Business Days) following termination of this Agreement in the case of a termination pursuant to Section 8.1(c)(ii).

(b)	In the event that this Agreement is terminated by:

(i)	Parent or the Company pursuant to Section 8.1(b)(i), provided (x) the transaction contemplated by this Agreement has not been consummated by the Outside Date other than as a result of actions taken by Parent, or Parent’s failure to take action, and such action or failure to take action was a breach of Parent’s obligations under this Agreement, and (y) at any time prior to the termination, a Takeover Proposal has been publicly announced or publicly made known and not withdrawn, and (z) if within twelve (12) months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, any Takeover Proposal (whether or not the same as that originally announced or made known), then on the date of consummation of such Takeover Proposal within such twelve (12) month period or thereafter if such Takeover Proposal was entered into within such twelve (12) month period, the Company shall pay the Company Termination Fee as directed in writing to Parent;

(ii)	Parent or the Company pursuant to Section 8.1(b)(iii) (or, after the Company Stockholders Meeting has been held and a vote on the adoption of this Agreement has been taken and there has been a failure by the Company to obtain the Requisite Stockholder Vote, and this Agreement thereby becomes terminable for this reason, the Company terminates this Agreement for another reason), provided (x) prior to the Company Stockholders Meeting, a Takeover Proposal has been publicly announced or publicly made known and not withdrawn, and (y) if within twelve (12) months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to or consummates, as applicable, any Takeover Proposal (whether or not the same as that originally announced or made known), then on the date of such execution or consummation within such twelve (12) month period, as applicable, the Company shall pay the Company Termination Fee as directed in writing to Parent; or

(iii)	by Parent pursuant to Section 8.1(c)(i), provided (x) prior to the breach giving rise to the right of termination, a Takeover Proposal has been publicly announced or publicly made known and not withdrawn, and (y) if within twelve (12) months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, any Takeover Proposal (whether or not the same as that originally announced or made known), then on the date of consummation of such Takeover Proposal within such twelve (12) month period or thereafter if such Takeover Proposal was entered into within such twelve (12) month period, the Company shall pay the Company Termination Fee as directed in writing to Parent.

For purposes of this Section 8.3(b), the term ‘‘Takeover Proposal’’ shall have the meaning assigned to such term in Section 6.3(h), except that all references to 15% therein shall be deemed to be references to ‘‘more than 50%’’. ‘‘Company Termination Fee’’ shall mean $11,463,424 in cash, except (i) in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) prior to the Go-Shop Period End Date in order to enter into a definitive agreement with respect to a Takeover Proposal, or (ii) in the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii)(A) or Section 8.1(c)(ii)(B) in a circumstance in which the event giving rise to the right of termination occurs prior to the Go-Shop Period End Date, in either case contemplated by the preceding clause (i) or (ii), the Company Termination Fee shall mean $7,164,640 in cash.

(c)	In the event that this Agreement is terminated after the Go-Shop Period End Date by (i) Parent, on the one hand, for any reason permitted under this Agreement other than the failure to obtain Transaction Approvals, or (ii) the Company, on the other hand, pursuant to Section 8.1(b)(iii) (or, after the Company Stockholders Meeting has been held and a vote on the adoption of this Agreement has been taken and there has been a failure by the Company to obtain the Requisite Stockholder Vote, and this Agreement thereby becomes terminable for this reason, the Company terminates this Agreement for another reason), then the Company shall pay promptly (but in any event within two (2) Business Days) following receipt of an invoice therefor all of Parent’s Expenses (‘‘Parent Expenses’’) as directed by Parent in writing, which amount shall not be greater than $3,582,320; provided, however, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b)(ii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(c); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b)(ii).

(d)	In the event that all conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than the receipt of Transaction Approvals and those conditions that by their terms are to be satisfied at the Closing and are capable of being so satisfied) and this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or by the Company pursuant to Section 8.1(d)(i), in either case, as a result of Parent’s or Merger Sub’s failure to (i) fund (or cause to be funded) the aggregate Merger Consideration pursuant to Article II of this Agreement or (ii) receive the Transaction Approvals, then Parent shall (A) pay the Parent Termination Fee promptly (but in any event within two (2) Business Days) following such termination by Parent or the Company, as the case may be, as directed in writing to the Company and (B) pay promptly (but in any event within two (2) Business Days) following receipt of an invoice therefor all of the Company’s Expenses (‘‘Company Expenses’’) as directed by the Company in writing, which amount shall not be greater than $3,582,320. ‘‘Parent Termination Fee’’ shall mean $11,463,424 in cash.

(e)	Any amount that becomes payable by the Company or Parent pursuant to Section 8.3(a), 8.3(b), 8.3(c) or 8.3(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment. The parties hereto agree and understand that in no event shall the Company or Parent be required to pay the Company Termination Fee and Parent Expenses or the Parent Termination Fee and Company Expenses, respectively, on more than one occasion. The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 8.3 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 8.3, within the time periods specified in this Section 8.3, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(f)	Notwithstanding anything to the contrary in this Agreement, in no event, whether or not this Agreement shall have been terminated, shall the Company be entitled to monetary damages in excess of $15,045,744 in the aggregate, inclusive of the Parent Termination Fee and Company Expenses, for all losses and damages arising from or in connection with breaches of this Agreement by Parent, Merger Sub or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement or the Equity Commitments, other than any interest payable solely pursuant to Section 8.3(e) and any costs and expenses in connection with a collection action payable solely pursuant to Section 8.3(e) or the Equity Commitment Letter.

(g)	Notwithstanding anything to the contrary in this Agreement, in no event, whether or not this Agreement shall have been terminated, shall Parent and Merger Sub be entitled to monetary damages in excess of $15,045,744 in the aggregate, inclusive of the Company Termination Fee and Parent Expenses, for all losses and damages arising from or in connection with breaches of this Agreement by the Company, the Company Subsidiaries or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement or the Voting Agreements, other than any interest payable solely pursuant to Section 8.3(e) and any costs and expenses in connection with a collection action payable solely pursuant to Section 8.3(e) or the Voting Agreements.

Section 8.4    Procedure for Termination.    A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by its Board of Directors or, to the extent permitted by Law, the duly authorized designee of its Board of Directors, and in the case of the Company, to the extent permitted by Law, action by the Board of Directors of the Company. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Franklin Holdings (Bermuda), Ltd.
Clarendon House
2 Church Street
Hamilton HM 11 Bermuda
Attention: Charles Collis, Esq.
Telephone: 441-295-1422
Fax: 441-292-4270

Franklin Acquisition Corp.
c/o D. E. Shaw & Co.
Tower 45, 39th Floor
120 West 45th Street,
New York, NY 10036
Attention: Andrew Lindholm, Esq.
Telephone: 212-478-0000
Fax: 212-478-0100

with a copy to (which shall not constitute notice):

D. E. Shaw & Co.
Tower 45, 39th Floor
120 West 45th Street,
New York, NY 10036
Attention: Andrew Lindholm, Esq.
Telephone: 212-478-0000
Fax: 212-478-0100

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Andrew L. Sommer, Esq.
Telephone: 212-909-6000
Fax: 212-909-6836

If to the Company, to:

James River Group, Inc.
300 Meadowmont Village Circle
Suite 333
Chapel Hill, North Carolina
Attention: J. Adam Abram, Chief Executive Officer
Telephone: 919-883-4171
Fax: 919-883-4177

with a copy to (which shall not constitute notice):

Nicolas D. Zerbib, Chairman of the Special Committee
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, Connecticut 06830
Telephone: 203-862-2900
Fax: 203-625-8357

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Kenneth L. Henderson, Esq.
Telephone: 212-541-2275
Fax: 212-541-4630

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: David J. Friedman, Esq.
                    Todd E. Freed, Esq.
Telephone: 212-735-3000
Fax: 212-735-2000

Section 9.3    Interpretation.

(a)	When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words ‘‘include’’, ‘‘includes’’ or ‘‘including’’ are used in this Agreement, they shall be deemed to be followed by the words ‘‘without limitation.’’ The words ‘‘hereby,’’ ‘‘herein,’’ ‘‘hereof,’’ ‘‘hereunder’’ and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Except as otherwise expressly provided herein, all references to ‘‘dollars’’ or ‘‘$’’ shall be deemed references to the lawful money of the United States of America. Whenever the last day permitted for any action under this Agreement falls on a day other than a Business Day, the performing party shall be permitted to undertake such action on the next Business Day. No summary of this Agreement, the Equity Commitments or the Voting Agreements prepared by or on behalf of any party shall affect the meaning or interpretation of any such agreement.

(b)	The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.4    Counterparts; Effectiveness.    This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto has received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.5    Entire Agreement; No Third Party Beneficiaries.

(a)	This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement, the Equity Commitments and the Voting Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and thereto with respect to the subject matter hereof and thereof.

(b)	This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except, solely from and after the Effective Time (i) as provided in Section 6.9, (ii) for the right of the Company’s stockholders to receive the Merger Consideration pursuant to Section 1.6(b), (iii) for the right of the Option holders to receive the consideration to which they are entitled pursuant to Section 1.7(a), and (iv) for the right of the Warrant holders to receive the consideration to which they are entitled pursuant to Section 1.7(b), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.9(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that (i) Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation and (ii) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Parent without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement, in which event all references herein to Parent shall be deemed references to such Affiliate of Parent, except that all representations and warranties made herein with respect to Parent as of the date of this Agreement shall be deemed representations and warranties made with respect to such Affiliate of Parent as of the date of such designation; provided that any such assignment by Parent or Merger Sub (or any subsequent assignee) shall not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void ab initio.

Section 9.8    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Requisite Stockholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company’s stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.9    Extension; Waiver.    At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10    Governing Law And Venue; Waiver Of Jury Trial.

(a)	All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)	In any action or proceeding between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)	EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any Company Subsidiary were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in compliance with Article VIII, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches by the Company of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, which other remedy is subject to Section 8.3(g), exclusively in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware), and any state appellate court therefrom within the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal appellate court of the United States of America sitting in Delaware). Solely for purposes of specific enforcement under this Section 9.11, the limitations on liability set forth in Section 8.3(g) of this Agreement were not intended to serve as a measure of actual damage suffered hereunder. The parties acknowledge and agree that neither the Company nor any Company Subsidiary nor any other Person shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement other than the confidentiality provisions of Section 6.4, and the Company’s sole and exclusive remedy with respect to any such breach of this Agreement other than a breach of the confidentiality provisions of Section 6.4 shall be, if and only to the extent applicable, the monetary damages set forth in Section 8.3(d), subject to Section 8.3(f); provided that the foregoing shall not prevent, impede, restrict or delay the ability of the Company to enforce the Limited Indemnity (as defined in the Equity Commitments).

Section 9.12    Definitions.    As used in this Agreement:

An ‘‘Affiliate’’ of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where ‘‘control’’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

‘‘Agreement’’ has the meaning set forth in the preamble hereto.

‘‘Appraisal Shares’’ has the meaning set forth in Section 1.9(a).

‘‘beneficially own’’ has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

‘‘Board of Directors’’ means the Board of Directors of any specified Person.

‘‘Board Recommendation’’ has the meaning set forth in Section 3.2(b).

‘‘Book-Entry Shares’’ has the meaning set forth in Section 2.1(b).

‘‘Business Day’’ means any day on which banks are not required or authorized to close in the City of New York.

‘‘Certificate’’ has the meaning set forth in Section 2.1(b).

‘‘Certificate of Merger’’ has the meaning set forth in Section 1.2.

‘‘Closing’’ has the meaning set forth in Section 1.2.

‘‘Closing Date’’ has the meaning set forth in Section 1.2.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended from time to time.

‘‘Co-Investors’’ means the Persons set forth on or identified in accordance with Section 9.12 of the Parent Disclosure Schedule.

‘‘Company’’ has the meaning set forth in the preamble hereto.

‘‘Company Actuarial Analyses’’ has the meaning set forth in Section 3.16(c).

‘‘Company Approvals’’ has the meaning set forth in Section 3.3.

‘‘Company Benefit Plans’’ means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including any ‘‘employee benefit plan,’’ as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former officer, employee or director of the Company or any Company Subsidiary has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any Company Subsidiary or which the Company or any Company Subsidiary has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any Company Subsidiary could incur any direct or indirect liability under the Code or ERISA or any similar non-U.S. Law, whether contingent or otherwise.

‘‘Company Common Stock’’ has the meaning set forth in Section 1.6(b).

‘‘Company Disclosure Schedule’’ has the meaning set forth in Article III.

‘‘Company Expenses’’ has the meaning set forth in Section 8.3(d).

‘‘Company Financial Advisor’’ means J.P. Morgan Securities Inc.

‘‘Company Incentive Plans’’ means the Company’s 2003 and 2005 Incentive Plans.

‘‘Company Intellectual Property Rights’’ has the meaning set forth in Section 3.24(b)(i).

‘‘Company Permits’’ has the meaning set forth in Section 3.1.

‘‘Company Preferred Stock’’ has the meaning set forth in Section 3.5(a).

‘‘Company Reinsurance Agreements’’ has the meaning set forth in Section 3.16(a).

‘‘Company SAP Statements’’ has the meaning set forth in Section 3.10.

‘‘Company SEC Documents’’ has the meaning set forth in Section 3.8(a).

‘‘Company Securities’’ has the meaning set forth in Section 3.5(b).

‘‘Company Stockholders Meeting’’ has the meaning set forth in Section 6.2.

‘‘Company Subsidiary’’ means any Subsidiary of the Company.

‘‘Company Subsidiary Securities’’ has the meaning set forth in Section 3.6(b).

‘‘Company Termination Fee’’ has the meaning set forth in Section 8.3(b).

‘‘Confidentiality Agreement’’ means the confidentiality letter agreement, dated as of April 18, 2007, between the Company, on the one hand, and D. E. Shaw Composite Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C., on the other hand.

‘‘Constituent Documents’’ means, with respect to any entity, the articles or certificate of incorporation, bylaws or code of regulations of such entity, or any similar charter or other governing documents of such entity.

‘‘DGCL’’ has the meaning set forth in the recitals.

‘‘DOJ’’ has the meaning set forth in Section 6.5(b).

‘‘Effective Time’’ has the meaning set forth in Section 1.2.

‘‘Encumbrance’’ means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset, other than Permitted Liens.

‘‘Environmental Law’’ means any applicable, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety from exposure to Hazardous Substances, natural resources or the environment, including laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

‘‘Environmental Permits’’ means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

‘‘Equity Commitments’’ has the meaning set forth in the recitals hereto.

‘‘ERISA’’ means the Employee Retirement Income Security Act of 1974, as amended.

‘‘ERISA Affiliate’’ of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

‘‘Exchange Act’’ means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

‘‘Expenses’’ has the meaning set forth in Section 6.7.

‘‘Financing’’ has the meaning set forth in Section 6.12(a).

‘‘FTC’’ has the meaning set forth in Section 6.5(b).

‘‘GAAP’’ means United States generally accepted accounting principles.

‘‘Go-Shop Period End Date’’ has the meaning set forth in Section 6.3(a).

‘‘Governmental Entity’’ means any nation or government, any state, agency, stock exchange, commission, or other political subdivision thereof, any insurance regulatory authority, or any entity (including a court) of competent jurisdiction exercising executive, legislative, judicial or administration functions of the government.

‘‘Hazardous Substances’’ means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation or polychlorinated biphenyls, or is petroleum, oil or petroleum wastes, radon gas or microbial contamination, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a ‘‘hazardous waste,’’ ‘‘hazardous substance,’’ or ‘‘toxic substance’’, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law.

‘‘HSR Act’’ means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

‘‘Indemnified Parties’’ has the meaning set forth in Section 6.9(a).

‘‘Insurance Laws’’ has the meaning set forth in Section 3.3.

‘‘Intellectual Property’’ means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, software and computer programs, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and rights, trade secrets and all similar intellectual property rights.

‘‘Investors’’ has the meaning set forth in the recitals hereto.

‘‘IRS’’ means the Internal Revenue Service.

‘‘knowledge’’ means (i) with respect to Parent, the actual knowledge of the individuals named on Section 9.12 of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals named on Section 9.12 of the Company Disclosure Schedule.

‘‘Law’’ means rule, regulation, statute, Insurance Law, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws or securities laws and laws of foreign jurisdictions.

‘‘Leased Real Property’’ has the meaning set forth in Section 3.18(b).

‘‘Liens’’ means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.

‘‘Material Adverse Effect’’ means, as to the Company, or Parent and Merger Sub, as the case may be, any event, change, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be considered in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur: (A) changes or fluctuations in the economy or financial markets generally in the United States or Bermuda or changes or fluctuations that are the result of acts of war, armed hostilities or terrorism; (B) changes that are the result of factors generally affecting the property-casualty insurance and/or workers compensation industry and the geographic areas in which the Company and the Company Subsidiaries operate; (C) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its customers, employees, agents, suppliers or regulators caused by the pendency or the announcement of the transactions contemplated by this Agreement; (D) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board, SAP in any state where the Company Subsidiaries operate, or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (E) the suspension of trading in securities on the New York Stock Exchange or Nasdaq or a decline in the price, or a decline or increase in the trading volume, of the Company Common Stock on Nasdaq, provided that the exception in this clause (E) shall not preclude a determination that any event, change, circumstance or effect underlying such decline or increase, as the case may be, has resulted in, or contributed to, a Material Adverse Effect on the Company; (F) the entry into or announcement of the execution of this Agreement or compliance by the Company with the terms of this Agreement; (G) any failure by the Company to meet any estimates or projections of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause (G) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect on the Company; (H)(i) any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their businesses or securities if the transactions contemplated by this Agreement or any other event, change, circumstance or effect otherwise set forth in clauses (A), (H)(ii) and (I) herein has contributed to, or underlies, such change or announcement, in each case in any material respect, or (ii) any failure of any Affiliate of Parent or Merger Sub to obtain a specified credit rating or A.M. Best rating in connection with the transactions contemplated by this Agreement; or (I) any actions taken, or the failure to take any action, which Parent has requested in writing or to which Parent has consented in writing; provided that, with respect to clauses (A) and (B), any such event, change, circumstance or effect does not disproportionately adversely affect the Company and the Company Subsidiaries compared to other companies of similar size operating in the property-casualty insurance and/or workers compensation insurance industry in similar geographic areas and product markets in which the Company and the Company Subsidiaries operate.

‘‘Material Contracts’’ has the meaning set forth in Section 3.25.

‘‘Merger’’ has the meaning set forth in the recitals hereto.

‘‘Merger Consideration’’ has the meaning set forth in Section 1.6(b).

‘‘Merger Sub’’ has the meaning set forth in the preamble hereto.

‘‘Nasdaq’’ means The NASDAQ National Market.

‘‘Notice Period’’ has the meaning set forth in Section 6.3(d)(A).

‘‘Note’’ means any outstanding promissory note executed in favor of the Company by an employee of the Company or any Company Subsidiary.

‘‘Option’’ means the right to receive shares of Company Common Stock pursuant to the exercise of any stock options granted pursuant to the Company Incentive Plans.

‘‘Order’’ means any order, writ, injunction, judgment, decree, ruling, award or settlement issued by a Governmental Entity, whether civil, criminal or administrative, applicable to the Company or any Company Subsidiary.

‘‘other party’’ means, with respect to the Company, Parent, and means, with respect to Parent, the Company, unless the context otherwise requires.

‘‘Outside Date’’ has the meaning set forth in Section 8.1(b)(i).

‘‘Owned Real Property’’ has the meaning set forth in Section 3.18(a).

‘‘Parent’’ has the meaning set forth in the preamble hereto.

‘‘Parent Approvals’’ has the meaning set forth in Section 4.3.

‘‘Parent Disclosure Schedule’’ has the meaning set forth in Article IV.

‘‘Parent Expenses’’ has the meaning set forth in Section 8.3(c).

‘‘Parent Termination Fee’’ has the meaning set forth in Section 8.3(d).

‘‘parties’’ has the meaning set forth in the preamble hereto.

‘‘Paying Agent’’ has the meaning set forth in Section 2.1(a).

‘‘Permitted Liens’’ means (i) any liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) encumbrances or liens that do not, individually or in the aggregate, materially impair the continued use, operation or value of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as presently conducted and (v) immaterial easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report.

‘‘Person’’ means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).

‘‘Proxy Statement’’ has the meaning set forth in Section 6.1.

‘‘Qualifying Confidentiality Agreement’’ means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, and to comply with a standstill provision, each of which provisions shall be no less restrictive in the aggregate to such Person than the provisions of the Confidentiality Agreement are to Parent, its Affiliates, and their respective personnel and Representatives; provided that no such executed agreement shall prohibit or restrict any third party from submitting, amending, discussing, negotiating, entering into and consummating a Takeover Proposal with the Company or any of its advisors; provided, further, that no such executed agreement shall prohibit compliance by the Company with Section 6.3(d).

‘‘Recommendation Withdrawal’’ has the meaning set forth in Section 6.2.

‘‘Release’’ means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, or emptying into the indoor or outdoor environment.

‘‘Representatives’’ has the meaning set forth in Section 6.4.

‘‘Requisite Stockholder Vote’’ has the meaning set forth in Section 3.2(a).

‘‘SAP’’ means statutory accounting principles prescribed or permitted by the applicable insurance Company Subsidiary’s domiciliary state regulator as in effect as of the date hereof.

‘‘SEC’’ means the Securities and Exchange Commission.

‘‘Securities Act’’ means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

‘‘Share’’ has the meaning set forth in Section 1.6(b).

‘‘Special Committee’’ has the meaning set forth in Section 3.19.

‘‘Subsidiary’’ when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

‘‘Superior Proposal’’ has the meaning set forth in Section 6.3(h).

‘‘Surviving Corporation’’ has the meaning set forth in Section 1.1.

‘‘Takeover Laws’’ has the meaning set forth in Section 3.2(b).

‘‘Takeover Proposal’’ has the meaning set forth in Section 6.3(h).

‘‘Tax’’ (and with the correlative meaning ‘‘Taxes’’) means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other taxing authority.

‘‘Tax Asset’’ means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

‘‘Tax Return’’ means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a Governmental Entity in respect of such report or return), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any Company Subsidiary.

‘‘Taxing Authority’’ means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

‘‘Transaction Approvals’’ has the meaning set forth in Section 4.3.

‘‘Voting Agreements’’ has the meaning set forth in the recitals hereto.

‘‘Warrants’’ has the meaning set forth in Section 3.5(a).

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FRANKLIN HOLDINGS (BERMUDA), LTD.

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Vice President
FRANKLIN ACQUISITION CORP.

By:	/s/ Bryan Martin
Name: Bryan Martin
Title: Vice President
JAMES RIVER GROUP, INC.

By:	/s/ Richard W. Wright
Name: Richard W. Wright
Title: Chairman

ANNEX B

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this ‘‘Agreement’’), dated as of June 11, 2007, is entered into by and among FRANKLIN HOLDINGS (BERMUDA), LTD., a Bermuda company (‘‘Parent’’), FRANKLIN ACQUISITION CORP., a Delaware corporation (‘‘Merger Sub’’) and each of the stockholders of JAMES RIVER GROUP, INC., a Delaware corporation (the ‘‘Company’’), listed on Annex A hereto (each a ‘‘Stockholder’’ and collectively, the ‘‘Stockholders’’). Capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as the same may be amended or amended and restated from time to time in accordance with its terms, provided that such amendment or amendment and restatement does not reduce the Merger Consideration to be paid to any of the Stockholders in connection with the Merger and does not provide for or otherwise result in disparate treatment of Company stockholders with regard to Merger Consideration, the ‘‘Merger Agreement’’), which provides, among other things, for a merger of Merger Sub with and into the Company, with the Company remaining as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the ‘‘Merger’’);

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of, and has the sole right to vote and dispose or cause to be voted and disposed of, the number of shares of Company Common Stock (such shares, together with any other capital stock of the Company having voting rights acquired by such Stockholder after the date hereof, whether acquired directly or indirectly, upon the exercise of Warrants or otherwise, being collectively referred to herein as the ‘‘Shares’’), set forth opposite such Stockholder’s name on Annex A hereto;

WHEREAS, obtaining the Requisite Stockholder Vote is a condition to the consummation of the Merger; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that each Stockholder agrees, and each Stockholder is willing to agree, severally and not jointly, to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1.    Voting of Shares.

1.1    Voting Agreement.    From and after the date hereof, and until the termination of this Agreement pursuant to Section 9, each Stockholder hereby unconditionally and irrevocably agrees to appear at the Company Stockholders Meeting, or otherwise cause all Shares it has the authority to vote at the Company Stockholders Meeting to be counted as present thereat for purposes of calculating a quorum under the Company’s bylaws, and to vote or cause to be voted (including by written consent if applicable) all of the Shares that such Stockholder has the right to so vote:

(a)	in favor of the adoption of the Merger Agreement and approval of the Merger;

(b)	against any Takeover Proposal or any proposal in opposition to approval of the Merger or in competition with or materially inconsistent with the Merger;

(c)	against any other proposal with respect to an action or an agreement that in any manner would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or the consummation of the other transactions contemplated by the Merger Agreement; and

(d)	against any amendment to the certificate of incorporation or bylaws of the Company that in any manner would be reasonably expected to materially impede, interfere with, delay, postpone or adversely effect the Merger or the consummation of the other transactions contemplated by the Merger Agreement, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent or Merger Sub.

Each Stockholder agrees that it will not knowingly enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violate this Section 1.1. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, in no event shall the Merger be consummated, notwithstanding any vote taken at the Company Stockholders Meeting, if the approvals of the Merger by the North Carolina Department of Insurance and the Ohio Department of Insurance required by Law have not been obtained or are not in full force and effect as of the Closing.

1.2    Irrevocable Proxy.    Each Stockholder constitutes and appoints each of Parent and Merger Sub, and each of their respective officers, each acting individually, from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 9 (at which point such constitution and appointment shall automatically be revoked and rescinded and of no force and effect) as such Stockholder’s attorney, agent and proxy (each such constitution and appointment, an ‘‘Irrevocable Proxy’’), with full power of substitution, to vote and otherwise act with respect to all of such Stockholder’s Shares at the Company Stockholders Meeting, and in any action by written consent of the stockholders of the Company in lieu of the Company Stockholders Meeting, on the matters and in the manner specified in Section 1.1, in each case subject to applicable Law. EACH SUCH PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SUCH STOCKHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to all of such Stockholder’s Shares that may have heretofore been appointed or granted, and agrees until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 9 that no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Stockholder with respect thereto on the matters covered by Section 1.1, other than a proxy solicited by the Proxy Statement to the extent necessary to permit the Stockholder to comply with Section 1.1. All authority herein conferred or agreed to be conferred by any Stockholder shall survive the death or incapacity of such Stockholder and any obligation of any Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. It is agreed that Parent and Merger Sub (and their respective officers on behalf of Parent or Merger Sub) will use the Irrevocable Proxy granted by any Stockholder only in accordance with applicable Law and only if such Stockholder fails to comply with Section 1.1 and that, to the extent Parent or Merger Sub (and their respective officers on behalf of Parent or Merger Sub) uses any such Irrevocable Proxy, it will only vote the Shares subject to such Irrevocable Proxy with respect to the matters specified in, and in accordance with the provisions of, Section 1.1. For the avoidance of doubt and subject to the foregoing sentence, the vote of Parent or Merger Sub (or any of their respective officers on behalf of Parent or Merger Sub) shall control in any conflict between the vote by Parent or Merger Sub (or any of their respective officers on behalf of Parent or Merger Sub) of such Stockholder’s Shares and any other vote by such Stockholder of its Shares.

2.    Representations and Warranties of Each Stockholder.

Each Stockholder represents and warrants to Parent and Merger Sub as of the date of this Agreement that:

2.1    Binding Agreement.    If a natural person, such Stockholder has the capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which it is a party. If not a natural person, (a) such Stockholder has all necessary corporate, limited liability company or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which it is a party and (b) the execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder have been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to other applicable Laws.

2.2    No Conflict.    The execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder do not, and the consummation by such Stockholder of the transactions contemplated hereby to which it is a party will not, violate or conflict with or result in any breach of any provision of the Constituent Documents of such Stockholder.

2.3    Ownership of Shares; No Brokerage. Such Stockholder is the ‘‘beneficial owner’’ (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) of, and has the sole power to vote and dispose or cause to be voted and disposed of, the Shares set forth opposite such Stockholder’s name on Annex A hereto, free and clear of any restriction on the right to vote such Shares, except as may exist by reason of this Agreement or pursuant to applicable Law. As of the date of this Agreement, the number of Shares set forth opposite such Stockholder’s name on Annex A hereto represents all of the shares of capital stock of the Company entitled to vote on the Merger beneficially owned by such Stockholder. Such Stockholder represents and warrants that there are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby pursuant to arrangements made by such Stockholder.

3.    Representations and Warranties of Parent and Merger Sub.

Each of Parent and Merger Sub represents and warrants to each Stockholder as of the date of this Agreement that:

3.1    Binding Agreement.    Each of Parent and Merger Sub has all necessary company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary company or corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Stockholders party hereto, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to other applicable Laws.

3.2    No Conflict.    The execution, delivery and performance by each of Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or Merger Sub.

4.    Transfer and Other Restrictions.

4.1    Certain Prohibited Transfers.    Each Stockholder agrees not to, except as expressly provided for in or contemplated by the Merger Agreement or this Agreement:

(a)	sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of (each of the foregoing, a ‘‘Transfer’’), any of its Shares or any interest contained therein; provided, however, that any Stockholder may Transfer any of its Shares or any interest contained therein (i) to any Affiliate of such Stockholder, provided that the effectiveness of any such Transfer shall be conditioned on the transferee agreeing in writing to be bound by the provisions of this Agreement, provided, further, that any such Transfer shall not relieve such Stockholder from any liability or obligations hereunder; or (ii) during the Extended Termination Period (as defined in Section 9), in a public offering or other distribution pursuant to a registration statement under the Securities Act or in a public sale on NASDAQ or another automatic quotation system or national securities exchange, provided any such Stockholder may not, in one or a series of such Transfers, Transfer all or substantially all of its Shares to a single Person or group of affiliated Persons (other than to an underwriter, agent or broker or other market intermediary in connection with or in facilitation of a Transfer to unaffiliated Persons), provided, further, that any such Transfer of Shares pursuant to (x) clause (i) shall not relieve such Stockholder from any liability for any breach of its obligations hereunder with respect to any such Shares prior to such Transfer or from any other liability of its obligations hereunder and (y) clause (ii) shall not relieve such Stockholder from any liability for any breach of its obligations hereunder with respect to such Shares prior to such Transfer.

(b)	deposit any of its Shares into a voting trust.

4.2    Additional Shares.    Without limiting any provisions of the Merger Agreement, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Stockholder’s Shares or (b) any Stockholder shall become the beneficial or record owner of any additional shares of capital stock of the Company having voting rights or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.1, in each case, such shares of capital stock or other securities shall constitute ‘‘Shares’’ hereunder and the terms of this Agreement shall apply to such shares of capital stock or other such securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (a), or such Stockholder becoming the beneficial or record owner thereof, as described in clause (b). Each Stockholder agrees, while this Agreement is in effect, to notify Parent and Merger Sub of the number of any new Shares or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1.1 acquired by such Stockholder, if any, after the date hereof.

4.3    Maintenance of Representations and Warranties.    Except as expressly provided for in or contemplated by the Merger Agreement or this Agreement (including, without limitation, clause (ii) of the proviso in Section 4.1(a)), no Stockholder shall take or agree to take any action that would reasonably be expected to result in any representation or warranty of such Stockholder contained in Section 2 being untrue or incorrect in any material respect if made immediately following such action or at the Closing. Except as expressly provided for in or contemplated by the Merger Agreement or this Agreement, neither of Parent or Merger Sub shall take or agree to take any action that would reasonably be expected to result in any representation or warranty of Parent or Merger Sub contained in Section 3 being untrue or incorrect in any material respect if made immediately following such action or at the Closing.

4.4    Extended Termination Period Transfers.    Notwithstanding anything in this Agreement to the contrary, none of the prohibitions, restrictions, limitations or obligations set forth in this Agreement that are applicable to a Stockholder or its Shares shall apply to any transferee or the Shares such transferee acquires if the Transfer was completed during the Extended Termination Period in accordance with clause (ii) of the proviso in Section 4.1(a).

5.    Stop Transfer.    Each Stockholder agrees with, and covenants to, Parent and Merger Sub that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares during the term of this Agreement, without the prior written consent of Parent or Merger Sub.

6.    No Solicitation; Fiduciary Duties.     During the term of this Agreement, each Stockholder agrees not to (whether directly or indirectly through its advisors, agents or other intermediaries) engage in any conduct that if conducted by the Company would be prohibited by Section 6.3(b) of the Merger Agreement. All agreements and understandings made herein shall be made solely in such Stockholder’s capacity as a stockholder of the Company and (if Stockholder is an officer or director of the Company) not in Stockholder’s capacity as a director or officer of the Company. Without limiting the generality of the foregoing, each Stockholder executes and delivers this Agreement and performs such Stockholder’s obligations hereunder solely in its capacity as the record and beneficial owner, as applicable, of its Shares and, subject to Sections 1, 4, 7 and 8 hereof, nothing herein shall prohibit or restrict such Stockholder from taking any action permitted to be taken by the Company or its Representatives in facilitation of the exercise of the Company’s or the Company’s Board of Directors’ or the Special Committee’s fiduciary duties pursuant to and in accordance with the terms of Section 6.3 of the Merger Agreement and such actions shall not be deemed to be a breach of this Agreement.

7.    Waiver of Appraisal Rights.    Each Stockholder hereby irrevocably waives any and all rights of appraisal pursuant to Section 262 of the DGCL (or otherwise) that such Stockholder may have the right to exercise solely with regard to the Merger.

8.    Specific Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Stockholders were not performed in accordance with their specific terms or were otherwise breached and that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent any breach by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, which other remedy is subject to the last sentence of Section 9. Solely for purposes of specific enforcement under this Section 8, the limitations on liability set forth in Section 8.3(g) of the Merger Agreement were not intended to serve as a measure of actual damage suffered hereunder. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise or any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

9.    Termination.    This Agreement shall terminate on the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, provided that in the event that the Merger Agreement is terminated (i) by Parent pursuant to Section 8.1(c)(ii)(A) thereof in connection with a Recommendation Withdrawal effected pursuant to Section 6.3(d) thereof other than in connection with a Takeover Proposal, or (ii) by the Company pursuant to Section 8.1(d)(ii) thereof other than in connection with a Takeover Proposal, this Agreement shall terminate 90 calendar days following the termination of the Merger Agreement (such 90 day period, the ‘‘Extended Termination Period’’), provided that the provisions of Section 6 shall not apply during the Extended Termination Period, (b) a written agreement between Parent or Merger Sub and any Stockholder to terminate this Agreement, provided that any such termination shall be effective only with respect to such Stockholder and (c) the Effective Time.

The termination of this Agreement in accordance with this Section 9shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination, subject to the limitations on liability set forth in Sections 8.3(f) and 8.3(g) of the Merger Agreement, as applicable.

10.    Survival.    The representations, warranties and agreements of the parties contained in this Agreement shall not survive any expiration or termination of this Agreement subject to the last sentence of Section 9, provided, however, that the representations, warranties and agreements contained in (a) subject to the Effective Time having occurred, the last sentence of Section 2.3 and (b) Sections 10 through 20 shall survive the expiration or termination of this Agreement and shall remain in full force and effect.

11.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile,

upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, to Merger Sub (in accordance with this Section 11) and to:

Franklin Holdings (Bermuda), Ltd.
Clarendon House
2 Church Street
Hamilton HM 11 Bermuda
Attention: Charles Collis, Esq.
Telephone: 441-295-1422
Fax:  441-292-4720

with a copy to (which shall not constitute notice):

D. E. Shaw & Co.
Tower 45, 39th Floor
120 West 45th Street,
New York, NY 10036
Attention: Andrew Lindholm, Esq.
Telephone: 212-478-0000
Fax: 212-478-0100

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Andrew L. Sommer, Esq.
Telephone: 212-909-6000
Fax: 212-909-6836

If to Merger Sub, to:

Franklin Acquisition Corp.
c/o D. E. Shaw & Co.
Tower 45, 39th Floor
120 West 45th Street,
New York, NY 10036
Attention: Andrew Lindholm, Esq.
Telephone: 212-478-0000
Fax: 212-478-0100

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Andrew L. Sommer, Esq.
Telephone: 212-909-6000
Fax: 212-909-6836

If to any Stockholder, to the address of such Stockholder set forth opposite such Stockholder’s name on Annex A hereto.

12.    Entire Agreement; No Partnership, Agency or Joint Venture.    This Agreement and Annex A hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This

Agreement is intended to create a contractual relationship between each Stockholder, on the one hand, and the Parent, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties hereto. Without limiting the generality of the foregoing sentence, each Stockholder (a) is entering into this Agreement solely on its own behalf and no Stockholder shall have any obligation to perform on behalf of any other Stockholder or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other Stockholder and (b) by entering into this Agreement does not intend to form a ‘‘group’’ for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. The Stockholders are not affiliated with any other holder of Company Common Stock entering into a voting agreement with Parent and Merger Sub in connection with the Merger Agreement and have acted independently regarding their decision to enter into this Agreement and regarding their investment in the Company. The parties acknowledge that this Agreement does not permit Parent or Merger Sub to direct or cause the direction of the management or policies of the Company as such terms are used in Section 3901.32(B) of the Ohio Revised Code, and nothing in this Agreement shall be construed to the contrary.

13.    Amendment; No Waiver.    This Agreement may not be modified, amended, altered or supplemented except by a written agreement among Parent and Merger Sub and any Stockholder, provided that any such modification, amendment, alteration or supplement shall be effective only with respect to such Stockholder. Neither any failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party, (b) no waiver that may be given by any party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

14.    Successors and Assigns; No Third Party Beneficiaries.    This Agreement shall not be assigned by operation of law or otherwise by any Stockholder without the prior written consent of Parent or Merger Sub. Each of Parent and Merger Sub may assign all or a portion of its rights and benefits under this Agreement to any permitted assignee of its rights, interests and obligations under the Merger Agreement. In each case, prior to any such assignment becoming effective, the assignee shall become a party to this Agreement by agreeing to be bound by the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns, including any corporate successor by merger or otherwise. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except as such rights may inure to a successor or permitted assignee under this Section 14.

15.    Counterparts.    This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

16.    Governing Law; Jurisdiction; Service of Process.    All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

17.    Waiver of Jury Trial.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

19.    Interpretation.    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words ‘‘include’’, ‘‘includes’’ or ‘‘including’’ are used in this Agreement, they shall be deemed to be followed by the words ‘‘without limitation.’’

20.    Expenses.    Each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of its representatives.

21.    Further Assurances.    Each Stockholder shall, upon the written request of Parent or Merger Sub, execute and deliver any additional documents as may reasonably be necessary or desirable to carry out the provisions hereof.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of Parent, Merger Sub and each Stockholder, as of the date first written above.

FRANKLIN HOLDINGS (BERMUDA), LTD.
By:
Name: Bryan Martin
Title: Vice President
FRANKLIN ACQUISITION CORP.
By:
Name: Bryan Martin
Title: Vice President
[STOCKHOLDER]
By:
Name:
Title:

Annex A

Stockholders

Stockholder	Shares of Company Common Stock as of June 11, 2007	Address
HRWCP 1 LP	1,883,590	5405 2 Morgan Hill Road
South Woodstock, VT 05071
Attention: Steven J. Tynan
Fax: (802) 457-4812

with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, N.C. 28246
Attention: Stephen M. Lynch
		Fax: (704) 373-3955
High Ridge Capital Partners II, L.P.	276,753	5405 2 Morgan Hill Road
South Woodstock, VT 05071
Attention: Steven J. Tynan
Fax: (802) 457-4812

with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, N.C. 28246
Attention: Stephen M. Lynch
		Fax: (704) 373-3955
Liberty Street Partners L.P.	86,639	5405 2 Morgan Hill Road
South Woodstock, VT 05071
Attention: Steven J. Tynan
Fax: (802) 457-4812

with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, N.C. 28246
Attention: Stephen M. Lynch
		Fax: (704) 373-3955
Bronfman Associates III	87,854	c/o Matthew Bronfman BHB Holdings, LLC 511 5th Ave. New York, NY 10017

Annex A

Stockholders

Stockholder	Shares of Company Common Stock as of June 11, 2007	Address
JRG Seven, LLC	1,632,688	c/o Matthew Bronfman BHB Holdings, LLC 511 5th Ave. New York, NY 10017
Matthew Bronfman Long Term Trust	6,500	c/o Matthew Bronfman BHB Holdings, LLC 511 5th Ave. New York, NY 10017
Trident II, L.P.	2,763,082	c/o Nicolas Zerbib 20 Horseneck Lane, 2nd Floor Greenwich, CT 06830
Marsh & McLennan Employees’
Securities Company, L.P.	75,379	c/o Nicolas Zerbib 20 Horseneck Lane, 2nd Floor Greenwich, CT 06830
Marsh & McLennan Capital
Professionals Fund, L.P.	32,791	c/o Nicolas Zerbib 20 Horseneck Lane, 2nd Floor Greenwich, CT 06830

ANNEX C

June 11, 2007

The Special Committee of the Board of Directors and
The Board of Directors
James River Group, Inc.
300 Meadowmont Village Circle, Suite 333
Chapel Hill, NC 27517

Members of the Special Committee of the Board of Directors and Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of common stock, par value $0.01 per share (the ‘‘Company Common Stock’’), of James River Group, Inc. (the ‘‘Company’’) of the consideration to be paid to such holders pursuant to the terms of the Agreement and Plan of Merger (the ‘‘Agreement’’), by and among the Company, Franklin Holdings (Bermuda), Ltd. (‘‘Parent’’), and Franklin Acquisition Corp. (‘‘Merger Subsidiary’’). Under the terms of the Agreement, among other matters, (x) the Company will merge (the ‘‘Merger’’) with Merger Subsidiary, with the Company surviving as a wholly-owned subsidiary of Parent, and (y) each outstanding share of Company Common Stock, other than (i) shares of Company Common Stock (a) held in treasury or (b) owned by Parent or Merger Subsidiary or any of their direct or indirect subsidiaries and (ii) Appraisal Shares (as defined in the Agreement), will be converted into the right to receive $34.50 per share in cash, without interest (the ‘‘Consideration’’). Parent and Merger Subsidiary were organized by affiliates of the D. E. Shaw Group.

In arriving at our opinion, we have (i) reviewed a draft dated June 10, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed (a) management reports, (b) Company financial data and (c) financial analyses and forecasts relating to the Company’s business that have been approved for use in connection with our opinion by management of the Company; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with the Special Committee of the Board of Directors of the Company, certain members of the management of the Company and representatives of the D. E. Shaw Group with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and Parent or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In giving our opinion, we have relied on

J.P. Morgan Securities Inc. • 277 Park Avenue, New York, NY 10172

financial analyses and forecasts as to the future results of operations and financial condition of the Company which have been approved for use in connection with our opinion by management of the Company. We have assumed, with the consent of the Company, that such financial analyses and forecasts have been reasonably prepared based on assumptions that best reflect management’s current judgment as to the appropriate ranges of performance metrics for the applicable periods. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ from the draft thereof furnished to us in any respects that would be material to our analysis. We have also assumed that the representations and warranties made by the Company, Parent and Merger Subsidiary in the Agreement are and will be true and correct in all respects that would be material to our analysis. We are not legal, regulatory, actuarial or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company that would be material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction, but have been so authorized in accordance with the Agreement to solicit such indications of interest for a prescribed period following the execution of the Agreement, subject to the terms, conditions and procedures set forth therein.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a portion of which will become payable upon our delivery of this opinion and a substantial portion of which will become payable only if the proposed Merger or, in certain instances, a specified alternative transaction, is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that neither we nor our affiliates have any other financial advisory or other commercial or investment banking relationship with the Company. We and our affiliates have longstanding business relationships with, and have performed in the past, and may continue to perform, financial advisory and commercial and investment banking services for the D. E. Shaw Group, Parent, Merger Subsidiary and their respective affiliates, all for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or affiliates of the D. E. Shaw Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us may from time to time invest in private equity funds managed or advised by the D. E. Shaw Group.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

C-2

This letter is provided to the Special Committee of the Board of Directors of the Company and the Board of Directors in connection with and for the purposes of their evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except (i) as permitted pursuant to the terms of the engagement letter, dated May 25, 2007, by and between J.P. Morgan Securities Inc. and the Company, and (ii) to Parent as required under the Agreement.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

J.P. Morgan Securities Inc.

C-3

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word ‘‘stockholder’’ means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words ‘‘stock’’ and ‘‘share’’ mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words ‘‘depository receipt’’ mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

SPECIAL MEETING OF STOCKHOLDERS

of

JAMES RIVER GROUP, INC.

NOVEMBER 6, 2007

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY — JAMES RIVER GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard W. Wright and J. Adam Abram, and each of them, with power of substitution, as proxies of the undersigned, to attend the Special Meeting of Stockholders of James River Group, Inc. (the ‘‘Company’’), to be held at the Courtyard by Marriott Chapel Hill Hotel, 100 Marriott Way, Chapel Hill, North Carolina 27517, on November 6, 2007 at 10:00 a.m., local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED ‘‘FOR’’ THE PROPOSAL TO APPROVE THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 11, 2007, AMONG JAMES RIVER GROUP, INC., FRANKLIN HOLDINGS (BERMUDA), LTD. AND FRANKLIN ACQUISITION CORP., AND ‘‘FOR’’ THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE ADOPTION OF THE MERGER AGREEMENT. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE SPECIAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS APPOINTED AS PROXIES.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

JAMES RIVER GROUP, INC.

ELECTRONIC VOTING INSTRUCTIONS
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 6, 2007.

Vote by Internet

•	Log on to the Internet and go to www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example.

Please do not write outside the designated areas.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

SPECIAL MEETING PROXY CARD

A.	Proposals — The Board of Directors recommends a vote FOR Proposal 1 and a vote FOR Proposal 2.

1.	Proposal to approve the adoption of the Agreement and Plan of Merger, dated as of June 11, 2007, among Franklin Holdings (Bermuda), Ltd., Franklin Acquisition Corp. and James River Group, Inc.:

FOR	AGAINST	ABSTAIN

2.	Proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the adoption of the Agreement and Plan of Merger:

FOR	AGAINST	ABSTAIN

Note: With respect to other matters that properly come before the Special Meeting, this proxy will be voted in the discretion of the named proxies.

B.   Non-Voting Items
Change of Address – Please print new address below.

C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as your name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature                               Date                  , 2007        Signature if held jointly                                  Date                   , 2007